UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HANMI FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

None

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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June 18, 2010
Dear Stockholder:
          You are cordially invited to attend the annual meeting of stockholders of Hanmi Financial Corporation to be held at the Wilshire Grand Hotel, located at 930 Wilshire Boulevard, Los Angeles, California on Wednesday, July 28, 2010, at 10:30 a.m. The formal meeting notice and our proxy statement for the meeting are attached.
          We are writing to seek your approval of several important proposals at this year’s annual meeting. In addition to the election of seven (7) directors and ratification of our independent registered public accounting firm, we are asking you to approve an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock from 200 million shares to 500 million shares, and the issuance of up to 200 million shares of common stock to Woori Finance Holdings Co. Ltd. (“Woori”).
          On May 25, 2010, we entered into a securities purchase agreement with Woori pursuant to which Woori has agreed to purchase $210 million (175 million shares) of our common stock at a purchase price of $1.20 per share. Woori has the option to purchase an additional $30 million (25 million shares) of our common stock at $1.20 per share for an aggregate investment not to exceed $240 million (200 million shares). We have also commenced a registered rights and best efforts offering for our stockholders and the public to raise up to an additional $120 million from the sale of common stock at a purchase price of $1.20 per share. These transactions are intended to permit us to significantly increase Hanmi Bank’s capital ratios.
          As previously disclosed and described in the attached proxy statement, on November 2, 2009, the Board of Directors of Hanmi Bank consented to the issuance of a Final Order from the California Department of Financial Institutions (the “Order”) and entered into a Written Agreement with the Federal Reserve Bank of San Francisco (the “Written Agreement”). Under the Order, Hanmi Bank is required to increase its capital and maintain certain regulatory capital ratios prior to certain dates specified in the Order. Hanmi Bank is required to increase its contributed equity capital by July 31, 2010 by not less than an additional $100 million. Hanmi Bank is also required to maintain specified ratios of tangible stockholder’s equity to total tangible assets.
          If we fail to obtain the approval of the amendment to our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock from 200 million shares to 500 million shares, or approval of the issuance of up to 200 million shares of our common stock to Woori, we will not be able to consummate the transactions with Woori and it is unlikely that we will be able to satisfy the Order or continue as a going concern.
          Our Board of Directors recommends that you vote “FOR” each of the proposals described in the proxy statement.
          We encourage you to carefully review the proxy statement and accompanying appendices, which provide information regarding the matters to be voted on at the annual meeting.
          Whether or not you plan to attend the annual meeting, it is important that your shares be represented at the annual meeting. You may vote your common shares via a toll-free telephone number or on the Internet or you may complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope. If you attend the meeting and prefer to vote in person, you may do so.

Sincerely, Joseph K. Rho Chairman of our Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 28, 2010
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 28, 2010
INFORMATION ABOUT THE ANNUAL MEETING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JULY 28, 2010
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE “FOR” ALL NOMINEES FOR ELECTION TO OUR BOARD.
BACKGROUND TO PROPOSALS 2 AND 3
INTERESTS OF CERTAIN PERSONS IN THE CAPITAL RAISING STOCKHOLDER PROPOSALS
DESCRIPTION OF THE SECURITIES PURCHASE AGREEMENT WITH WOORI AND THE STOCK OFFERINGS
SECURITIES PURCHASE AGREEMENT
REGISTERED RIGHTS AND BEST EFFORTS OFFERING
USE OF PROCEEDS
PRO FORMA FINANCIAL INFORMATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
PRO FORMA CONSOLIDATED REGULATORY RATIOS
PROPOSAL NO. 2 — INCREASE AUTHORIZED SHARES OF COMMON STOCK
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
PROPOSAL NO. 3
PROPOSAL NO. 4 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING IRM
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
AVAILABILITY OF FORM 10-K
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE

HANMI FINANCIAL CORPORATION
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010
(213) 382-2200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 28, 2010
TO OUR STOCKHOLDERS:
          NOTICE IS HEREBY GIVEN that the 2010 annual meeting of stockholders of Hanmi Financial Corporation (“Hanmi Financial” or “we”, “us” or “our”) will be held at the Wilshire Grand Hotel, located at 930 Wilshire Boulevard, Los Angeles, California on Wednesday, July 28, 2010 at 10:30 a.m., for the following purposes:
1.	To elect seven (7) directors to serve for terms expiring at the 2011 annual meeting of stockholders, or until their successors are elected and qualified;

2.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock, $0.001 par value, from 200,000,000 shares to 500,000,000 shares;

3.	To approve, for purposes of Nasdaq Rule 5635, the issuance of up to 200,000,000 shares of Hanmi Financial common stock to Woori Finance Holdings Co. Ltd.;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

5.	To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt Proposals 1 through 4; and

6.	To transact such other business as may properly come before the annual meeting and at any adjournments or postponements thereof.
          Only stockholders of record at the close of business on June 14, 2010 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement thereof.
          You are cordially invited to attend the annual meeting in person. Whether or not you plan to attend in person, please vote by signing, dating, and returning the enclosed proxy card or by telephone or internet. Any stockholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

By Order of our Board of Directors,
/s/ Joseph K. Rho
Joseph K. Rho
Chairman of our Board

Los Angeles, California
June 18, 2010

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 28, 2010
          The accompanying proxy is solicited by the Board of Directors of Hanmi Financial Corporation for use at our annual meeting of stockholders to be held on July 28, 2010 or at any adjournment or postponement thereof.
          At the annual meeting, our stockholders of record as of the close of business on June 14, 2010 will be asked to consider and vote upon several proposals, including proposals (i) to elect seven (7) nominees to our Board of Directors, (ii) to amend our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock from 200 million shares to 500 million shares, (iii) to approve the issuance of up to 200 million shares of common stock to Woori Finance Holdings Co. Ltd., (iv) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010 and (v) to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt each of the foregoing proposals.
          We have entered into a Securities Purchase Agreement dated May 25, 2010 with Woori Finance Holdings Co., Ltd. pursuant to which Woori has agreed to purchase $210 million (175 million shares) of our common stock at a purchase price of $1.20 per share. Woori has the option to purchase an additional $30 million (25 million shares) of our common stock at $1.20 per share for an aggregate investment not to exceed $240 million (200 million shares). We have also commenced a registered rights and best efforts offering for our stockholders and the public to raise up to an additional $120 million from the sale of common stock at a purchase price of $1.20 per share.
          After careful consideration and receipt of the recommendation of a special committee of our Board of Directors made up of a majority of our independent directors, our Board of Directors has unanimously approved the transactions contemplated by the securities purchase agreement with Woori. Our Board of Directors and the special committee believe that the terms of the securities purchase agreement are fair to, and in the best interest of, our company and our stockholders.
          The approval of the amendment to our Amended and Restated Certificate of Incorporation and of the issuance of our common stock to Woori are intended to permit us consummate the transactions with Woori and engage in the registered stock offerings to significantly increase Hanmi Bank’s capital ratios and to satisfy the requirements of an order and written agreement with state and federal bank regulators. If we fail to obtain approval of those proposals , we will not be able to consummate the transactions with Woori and it is unlikely that we will be able to satisfy our regulatory requirements or continue as a going concern.
          Our Board of Directors recommends that you vote “FOR” each of the proposals above.
          This proxy statement, the enclosed proxy card, and other enclosures are first being mailed to stockholders on or about June 18, 2010.
          Stockholders are urged to carefully review this proxy statement, including the accompanying appendices, which discuss each of the proposals in more detail.
The date of this proxy statement is June 18, 2010.

INFORMATION ABOUT THE ANNUAL MEETING
          Our Board of Directors is soliciting your proxy for use at the 2010 annual meeting of stockholders to be held at the Wilshire Plaza Hotel, located at 3515 Wilshire Boulevard, Los Angeles, California, on Wednesday July 28, 2010, at 10:30 a.m., and at any adjournments or postponements thereof.
               Questions and Answers about these Proxy Materials and the Annual Meeting:
Question:	Why am I receiving these materials?

You are receiving these materials because we are soliciting your vote at our annual meeting of stockholders. In addition, to the election of directors and ratification of our independent registered public accounting firm, we are asking you to approve two additional proposals that will permit us to significantly increase Hanmi Bank’s capital ratios and satisfy the requirements of the Order and Written Agreement with our state and federal bank regulators.

In order to obtain the requisite stockholder approvals of these matters, and to vote on the matters we would otherwise be submitting to our stockholders at an annual meeting, we are calling the annual meeting of our stockholders for July 28, 2010. Our Board of Directors is providing these proxy materials to you in connection with the annual meeting. As a stockholder of record of our common stock, you are invited to attend the annual meeting, and are entitled to and requested to vote on the proposals described in this document.

Question:	Who is entitled to vote and how many votes do I have?

All stockholders who were stockholders of record of our common stock at the close of business on June 14, 2010, and only those stockholders, will be entitled to vote at the annual meeting. You have one vote for each share of our common stock you owned at the close of business on the record date.

Question:	How many shares are eligible to be voted?

As of June 14, 2010, [•] shares of our common stock were outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the annual meeting.

Question:	What may I vote on at the annual meeting?

You may vote on the following matters:

• A proposal to elect seven (7) nominees to our Board of Directors (Proposal 1);

•  A proposal to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock to 500,000,000 (and, correspondingly, to increase the total number of authorized shares of all classes of stock from 210,000,000 to 510,000,000) (Proposal 2);

• A proposal to approve for purposes of Nasdaq Listing Rule 5635 the issuance of up to 200,000,000 shares of our common stock to Woori (Proposal 3);

• A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 4);

•  A proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt Proposals 1 through 4 (Proposal 5); and

• Such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

In this document, we refer to Proposals 2 and 3 collectively as the “Capital Raising Stockholder Proposals.” Both Proposal 2 and Proposal 3 must be approved by our stockholders for the transactions with Woori to be completed.

Question:	How does Our Board of Directors recommend that I vote on the proposals?

Our Board unanimously recommends that you vote “FOR” (i) the proposal to elect our seven (7) nominees to our Board of Directors, (ii) the proposal to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock to 500,000,000 shares, (iii) the proposal to approve for purposes of Rule 5635 of the Nasdaq Listing Rules the issuance of shares of up to 200,000,000 shares of common stock to Woori Finance Holding Co., Ltd., (iv) the proposal to ratify KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010 and (v) the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the foregoing proposals.

Question:	What is the required quorum at the annual meeting?

The required quorum for the transaction of business at the annual meeting is a majority of the shares of our common stock entitled to vote at the annual meeting. Shares voted on a matter are treated as being present for purposes of establishing a quorum.

Question:	Why is Hanmi Financial seeking stockholder approval for the amendment to its Certificate of Incorporation to increase the number of authorized shares of our common stock to 500,000,000?

Our Certificate of Incorporation currently authorizes the issuance of 200,000,000 shares of our common stock. As of June 14, 2010, the record date, [•] shares of our common stock were issued and outstanding. As a condition to closing the securities purchase agreement with Woori, and in order to issue the shares of common stock necessary to complete the stock offerings in the aggregate, the number of shares of our common stock authorized for issuance must be increased.

Under the securities purchase agreement, we have agreed to issue to Woori a minimum of 175,000,000 shares of common stock and a maximum of 200,000,000 shares of common stock. In addition, we may sell up to 100,000,000 shares of common stock in the registered rights and best efforts offering. We could issue up to 300,000,000 shares of our common stock in the aggregate in the stock offerings. The proposed authorized number of 500,000,000 is greater than the number of shares of our common stock that would be required to complete the stock offerings as currently contemplated. The additional shares authorized for issuance will provide us with the flexibility to issue additional shares from time to time, without stockholder approval, as our Board may determine, for future financings and capital raise transactions, acquisitions, strategic business relationships, stock-based incentives to employees, directors and consultants and for other purposes.

As of the date of this document, our Board has no agreement, arrangement or intention to issue any of the shares for which approval is sought, other than (i) the issuance and sale of shares pursuant to the stock offerings, (ii) warrants we may issue as compensation to our advisors in connection with the stock offerings and (iii) awards issuable upon the exercise of outstanding options, restricted stock grants and other awards under our current equity incentive plans.

Our Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law, rules of the Nasdaq or other applicable stock exchange requirements.

Question:	Why is Hanmi Financial seeking stockholder approval for the issuance of our common stock?

Because our common stock is listed on the Nasdaq Global Select Market, we are subject to Nasdaq rules and regulations. Nasdaq Listing Rule 5635 requires stockholder approval prior to:

(i)the issuance of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock or (ii) when the issuance of securities would result in a change in control.

The proposed issuance of common stock to Woori falls under both of these rules because the common stock to be issued to Woori will exceed 20% of both the voting power and number of shares of our common stock outstanding before the issuance, and the negotiated price per share of common stock will be below the greater of book value or market value of our common stock. In addition, Woori will own a majority of our common stock if the transactions contemplated by the securities purchase agreement with Woori are completed (taking into account the stock offerings) which will result in a change in control for Nasdaq purposes.

Question:	Must the stockholders approve both the Capital Raising Stockholder Proposals (Proposal 2 and Proposal 3) for the transaction with Woori to proceed?

Yes. Approval of both of the Capital Raising Stockholder Proposals is a condition to closing in our securities purchase agreement with Woori.

Question:	Why are you proposing a transaction with Woori?

We have been exploring a wide variety of strategic alternatives to enhance our capital ratios and satisfy the regulatory orders to which we are subject. After careful consideration and receipt of the recommendation of a special committee of our Board of Directors made up of a majority of our independent directors, our Board has unanimously approved the transactions contemplated by the securities purchase agreement with Woori. Our Board of Directors and the special committee believe that the terms of the securities purchase agreement are fair to, and in the best interest of, our company and our stockholders. See “Background to Proposals 2 and 3”.

Question:	What happens if the Capital Raising Stockholder Proposals are approved?

If the Capital Raising Stockholder Proposals are approved by our stockholders, we will have satisfied one of the conditions necessary to consummate the transactions contemplated by the securities purchase agreement with Woori. However, receiving approval of the Capital Raising Stockholder Proposals does not mean we will complete the transactions contemplated by the securities purchase agreement with Woori. There are many other conditions to closing the securities purchase agreement with Woori, including obtaining necessary regulatory approvals. See “Description of the Securities Purchase Agreement with Woori Finance and the Stock Offerings”.

If the Capital Raising Stockholder Proposals are approved and the transactions contemplated by the securities purchase agreement with Woori are completed, (i) Woori will become the majority owner of our outstanding shares of common stock, (ii) Woori will have the right to designate five (5) of our seven (7) directors at closing and (iii) there will be immediate and substantial dilution to the existing holders of common stock.

Question:	What happens if either of the Capital Raising Stockholder Proposals are not approved?

If the Capital Raising Stockholder Proposals are not approved by our stockholders, we will not be able to complete the transactions contemplated by the securities purchase agreement with Woori and we may not be able to continue as a going concern. Although we currently have enough authorized shares to complete the registered rights and best efforts offering as presently structured (exclusive of the sale of shares to Woori), we cannot provide any assurance regarding how many, if any, shares will be subscribed for in those offerings. In addition, even if those offerings are fully subscribed for, we believe that we will also need to complete the contemplated transaction with Woori to provide us with sufficient capital resources for us to continue as a going concern.

Question:	What vote is required to approve each the proposal at the annual meeting?

Directors are elected by a plurality of votes cast. The seven (7) nominees receiving the most votes will be elected as our directors.

Approval of the proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock to 500,000,000 (and, correspondingly, to increase the total number of authorized shares of all classes of stock from 210,000,000 to 510,000,000) requires approval of a majority of our outstanding shares of common stock.

Approval of the proposal to authorize the issuance of shares of up to 200,000,000 shares of common stock to Woori requires that the majority of shares represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum).

Approval of the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm requires the approval of a majority of shares represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum).

Approval of the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of shares represented and voting, whether or not a quorum exists.

Question:	What is the effect of broker-nonvotes and abstentions.

Abstentions and broker non-votes will be counted for purposes of determining a quorum. Unlike previous years, your broker, however, will not be entitled to vote on the election of Directors without your instruction. In addition, brokers will not be entitled to vote on the proposal to issue shares to Woori or to adjourn the meeting to solicit additional votes. Broker non-votes will have no effect on those proposals.

Your broker will be authorized to vote your shares on the proposal to increase the authorized shares of common stock and the ratification of our independent registered public accounting firm even if it does not receive instructions from you, and accordingly, broker non-votes will have no effect on those proposals. Abstentions will have no effect on the election of directors, but will have the effect of a vote AGAINST the proposal to increase the authorized shares of common stock, the proposal to approve the issuance of common stock to Woori, the ratification of our independent registered public accounting firm and the proposal to adjourn or postpone the annual meeting to solicit additional proxies.

Question:	How can I vote my shares?

If you hold your common stock in your own name and not through a broker or another nominee, you may vote your shares of common stock as follows, subject to compliance with the applicable cutoff times and deadlines described below in the “—Vote by Telephone,” “—Vote by Internet” and “—Vote by Proxy” paragraphs:

•	by using the toll-free telephone number (1 (800) 652-8683), which is also listed on the proxy card;

•	by using the Internet website www.investorvote.com/HAFC, which is also listed on the proxy card;

•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or

•	by attending the annual meeting and voting in person.
Whichever of these methods you select to transmit your instructions, the proxy holders will vote your common stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders in favor of our Board’s nominees and “FOR” Proposals 2 through 5.

If any matters other than the proposals contained in this Proxy Statement are properly brought up at the annual meeting, then the proxy holders, will have the authority to vote your shares on those matters as directed by our Board, or, if no direction is given, in accordance with their discretion and judgment. Our Board of Directors currently does not know of any matters to be raised at the annual meeting other than the proposals contained in this Proxy Statement.

Vote by Telephone. If you hold your common stock in your own name and not through your broker or another nominee, you can vote your shares of common stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., California time, on July 27, 2010. Easy-to-follow voice prompts allow you to vote your shares of common stock and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

Vote by Internet. If you hold your common stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., California time, on July 27, 2010. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail. You can vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Proxy cards sent by mail must be received by July 27, 2010.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Question:	Can I change or revoke my vote after I return my proxy card?

You may revoke a proxy at any time before the vote is taken at the annual meeting by filing with our Corporate Secretary a properly executed proxy of a later date by mail, telephone or Internet, or by attending the annual meeting and voting in person. Any such filing should be made to the attention of Judith Kim, Corporate Secretary, Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010. Attendance at the annual meeting will not by itself constitute revocation of a proxy.

Question:	How do I vote in person?

If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote the shares at the annual meeting.

Question:	Who should I call if I have questions or need assistance voting my shares?
                        Please call our proxy solicitor: D.F. King & Co. at (800) 829-6511. Banks and brokers should call (212) 269-5550.
Question:	How will proxies be solicited?

In addition to soliciting Proxies by mail, our officers, directors, and employees, without receiving any additional compensation, may solicit Proxies by telephone, fax, in person, or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. We will pay all reasonable expenses related to the solicitation of Proxies.

We have engaged D.F. King & Co. to assist with the solicitation of Proxies. D.F. King & Co. will be paid a retainer fee of $7,500 plus additional costs for solicitation services they provide. We estimate that we will spend approximately $11,500 in the aggregate for these services being provided by D.F. King & Co.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JULY 28, 2010
          This Proxy Statement, form of proxy and Annual Report on Form 10-K, as amended, for the 2010 annual meeting of stockholders are available on our website at www.hanmi.com by clicking on Investor Relations, then Corporate Governance, and then 2010 Proxy Information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          Statements in this document regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (which we refer to as the “PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Such statements include, but are not limited to, statements relating to our business and financial condition, pro forma financial information relating to the stock offerings, regulatory orders against us, consequences associated with votes on the proposals described herein and the conditions and ability to consummate the transactions with Woori or other investors in the stock offering.
          In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results could be quite different from those expressed or implied by the forward-looking statements. Do not unduly rely on forward-looking statements; they give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made and we do not undertake any obligation to update them to reflect changes that occur after that date except as required by law.
          Factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement include:
•	our ability to continue as a going concern;

•	failure to complete the transactions contemplated by the securities purchase agreement with Woori;

•	failure to raise capital from the stock offerings or to raise enough capital from the stock offerings to support our operations or meet our regulatory requirements;

•	with respect to our pro forma financial information, material differences in the amount of capital we raise from the stock offerings compared to the amounts reflected in such pro forma financial information;

•	failure to maintain adequate levels of capital to support our operations;

•	a significant number of customers failing to perform under their loans and other terms of credit agreements;

•	the effect of regulatory orders we have entered into and potential future supervisory actions against us or Hanmi Bank;

•	fluctuations in interest rates and a decline in the level of our interest rate spread;

•	failure to attract or retain deposits;

•	sources of liquidity available to us and to Hanmi Bank becoming limited or our potential inability to access sufficient sources of liquidity when needed or the requirement that we obtain government waivers to do so;

•	adverse changes in domestic or global financial markets, economic conditions or business conditions;

•	regulatory restrictions on Hanmi Bank’s ability to pay dividends to us and on our ability to make payments on our obligations;

•	significant reliance on loans secured by real estate and the associated vulnerability to downturns in the local real estate market, natural disasters and other variables impacting the value of real estate;

•	failure to attract or retain our key employees;

•	failure to maintain our status as a financial holding company;

•	adequacy of our allowance for loan losses;

•	credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses;

•	volatility and disruption in financial, credit and securities markets, and the price of our common stock;

•	deterioration in financial markets that may result in impairment charges relating to our securities portfolio;

•	competition in our primary market areas;

•	demographic changes in our primary market areas;

•	global hostilities, acts of war or terrorism, including but not limited to, conflict between North and South Korea;

•	significant government regulations, legislation and potential changes thereto; and

•	other risks we describe from time to time in the reports and statements we file with the SEC.
          For additional information concerning risks we face, see “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Interest Rate Risk Management” and “— Capital Resources and Liquidity.” identified in our Annual Report on Form 10-K for the year ended December 31, 2009, and the information set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, including under the headings “Forward Looking Statements” and “Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See “Where you Can Find More Information.”

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Board of Directors and Nominees
          Our Certificate of Incorporation and Bylaws provide for a Board of Directors consisting of no less than five (5) and no more than eleven (11) directors, the exact number within this range to be determined by our Board of Directors, with the current number fixed at seven (7). Subject to their earlier resignation or retirement, and except as described below, directors elected at the 2010 annual meeting will serve until the 2011 annual meeting of stockholders and until their successors are elected and qualified.
          Our Board of Directors has nominated I Joon Ahn, John A. Hall, Paul Seon-Hong Kim, Joon Hyung Lee, Joseph K. Rho, William Stolte and Jay S. Yoo for election to our Board of Directors. The nominees receiving the most votes will be elected. The nominees have indicated their willingness to serve. Each proxy will be voted for the election of such nominees unless instructions are given on the proxy to withhold authority to vote for them. In the event a nominee is unable to serve, your proxy will be voted for an alternative nominee as determined by our Board of Directors.
          None of the directors, nominees for directors, or executive officers was selected pursuant to any arrangement or understanding, other than with the directors and executive officers of Hanmi Financial acting within their capacity as such. There are no family relationships among our directors or executive officers. As of the date hereof, no directorships are held (or have been held within the last five years) by any director with a company that has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.
          The following tables set forth information with respect to our nominees for director and our executive officers. In addition, as further described under Proposal 3, if the transactions with Woori are consummated, Woori will have the ability to nominate five (5) of our seven (7) directors at the closing of that transaction and up to five (5) of our existing directors designated by us may resign.
          In addition to each director’s professional experience and specific qualifications outlined in the table below, we believe each member of our Board of Directors has other key attributes that are important to an effective Board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on our Board and its Committees. All our director nominees have previously been elected by our stockholders except for Messrs. Hall, Kim, Stolte and Yoo. Mr. Hall was identified to us by an attorney and former general counsel of the California Department of Financial Institutions. Mr. Kim was identified to us by one of our existing directors. Mr. Stolte was identified to us by a federal bank regulator. Mr. Yoo was identified to us by an executive search firm specializing in chief executive, board of directors and senior level management assignments, and he joined our Board of Directors upon becoming our CEO.
          The following tables set forth information with respect to our directors and executive officers as of the record date as well as information concerning the reasons for selecting our director nominees to our Board:

Name and Position	Age	Principal Occupation for Past Five Years and 10 Year Legal Proceedings
I Joon Ahn, Director	70	Principal Occupation:	Retired; President, Ace’s Fashion Company, a garment manufacturing company (1973 to 2001); Founder of Hanmi Bank and Hanmi Financial; former Chairman of our Boards, Hanmi Financial and Hanmi Bank; former member of the Korean American Chamber of Commerce and the Southern California International Trade Federation. Our Board selected Mr. Ahn as a nominee because our Board believes that Mr. Ahn plays a critical role in connection to the Korean-American community. Mr. Ahn has founded and served on a number of important Korean-American organizations inclusive of the Korean-American Garment Association, the Southern California Korean Federation, the Korean-American Chamber of Commerce and the Southern California International Trade Federation. Additionally, Mr. Ahn is a founding member of Hanmi Bank.

		Director Since:	1982

Name and Position	Age	Principal Occupation for Past Five Years and 10 Year Legal Proceedings
John A. Hall, Director	60	Principal Occupation:	Retired; National Bank Examiner, Office of the Comptroller of the Currency (“OCC”), a division of the U.S. Treasury Department (1974 to 2005). Our Board selected Mr. Hall as a nominee because our Board believes that Mr. Hall’s experience as a bank regulatory examiner, both in credit and operations, is valuable to Hanmi Bank. In his role with the OCC, he served as an examiner in charge of various larger banking institutions and most recently served in the credit position for the Wells Fargo Large Bank Team. Our Board believes that Mr. Hall’s experience as a bank regulatory examiner has provided him with financial expertise that is valuable in his role as Audit Committee Chairman and assisting Hanmi Bank in complying with applicable regulations.

		Director Since:	February 2009

Paul Seon-Hong Kim, Director	65	Principal Occupation:	Retired; Chief Executive Officer, Uniti Financial Corporation and Uniti Bank (2007 to 2008); President and Chief Executive Officer, Center Financial Corporation and Center Bank (1998 to 2007); served in various capacities, including Chief Marketing Officer, Chief Credit Officer, and Chief Financial Officer, Hanmi Financial and Hanmi Bank (1986 to 1998). Our Board selected Mr. Kim as a nominee because our Board believes that Mr. Kim’s many years of experience and long distinguished background in the banking industry gives him a valuable understanding of the Korean-American banking community that Hanmi Bank serves.

		Director Since:	February 2009

Joon Hyung Lee, Director	66	Principal Occupation:	President, Root-3 Corporation, a property management, real estate investment, and development company (1983 to present); former Chairman of our Boards, Hanmi Financial and Hanmi Bank; former President of Byucksan America, Inc.; former President of Uniko Trading Co.; former Vice President of Nait Corporation; former Assistant Professor of Business Administration at Sung Kyun Kwan University in Korea; Master of Business Administration from New York University. Our Board selected Mr. Lee as a nominee because our Board believes that Mr. Lee’s knowledge and connections to the real estate development and investment markets are important for Hanmi Bank and make him a valuable asset to Hanmi Bank, particularly in the area of asset/liability management. In addition to his property management experience, Mr. Lee has a general contractor’s license, a real estate broker’s license as well as international trading experience. Mr. Lee’s longevity with Hanmi Bank also assists Hanmi Bank in setting its strategic direction.

		Director Since:	1989

Name and Position	Age	Principal Occupation for Past Five Years and 10 Year Legal Proceedings
William Stolte, Director	63	Principal Occupation:	Retired; Senior Executive Vice President, Union Bank of California in San Francisco (2000 to 2008); Director, Deloitte & Touche, LLP (1995 to 2000); Partner, The Secura Group (1992 to 1995); served in various capacities, including Deputy Comptroller of the Currency, Chief National Bank Examiner, Deputy Director Multinational & Regional Bank Supervision, National Bank Examiner, Office of the Comptroller of the Currency (1968-1992) In selecting Mr. Stolte as a nominee for election, our Board considered Mr. Stolte’s banking experience both as an examiner as well as a consultant to the banking industry and his ability to assist our Board in addressing the challenges confronting Hanmi Bank.

		Director Since:	April 2009

Joseph K. Rho, Chairman of our Board	69	Principal Occupation:	Principal, J & S Investment (2002 to present); former Partner, Korea Plaza LP (1987 to 2002); former and current Chairman of our Boards, Hanmi Financial and Hanmi Bank; former Chief of Parish for St. Agnes Cathedral; former Board Member of Finance Counsel of the Los Angeles Archdiocese; former Trustee of John of God Hospital; and former President and Owner of Joseph K. Rho Insurance Agency. In selecting Mr. Rho as a nominee for election and appointment as Chairman of Hanmi Financial and Hanmi Bank, our Board considered, in particular the importance of the Chairman’s role to ensure the effective functioning of our Board of Directors. Mr. Rho, who has been a director since 1984, had been instrumental this past year in the transition that has taken place in Board composition with the addition of the new professional directors. Our Board believes that Mr. Rho is an effective coordinator of multiple Hanmi Bank constituencies, including shareholders, customers, officers, employees, community and regulators. In appointing Mr. Rho as Chairman, our Board considered that Mr. Rho is the largest individual shareholder and as such, can speak to building long-term shareholder value and provides valuable insight into the concerns of shareholders and investors.

		Director Since:	1984

Jay S. Yoo, Director	63	Principal Occupation:	President and Chief Executive Officer, Hanmi Financial (June 2008 to present); President and Chief Executive Officer, Woori America Bank, a subsidiary of Woori Bank (2001 to 2007); former Chairman of the Board of Woori America Bank. Our Board selected Mr. Yoo as a nominee because our Board believes that Mr. Yoo’s understanding of the Korean-American community, his years of banking experience as well as his past regulatory experience with the banking institutions in both New York and Seoul, Korea are valuable assets to Hanmi Bank. Additionally, our Board felt that it is important to have the Chief Executive Officer of Hanmi Financial serve as a director in order to effectively execute our Board’s direction.

		Director Since:	June 2008

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE “FOR”
ALL NOMINEES FOR ELECTION TO OUR BOARD.
Executive Officers

Name and Position	Age	Principal Occupation for Past Five Years and 10 Year Legal Proceedings
Jay S. Yoo, President and Chief Executive Officer	63	Current Position:	President and Chief Executive Officer, Hanmi Financial and Hanmi Bank (June 2008 to present) Chairman, President, and Chief Executive Officer, Woori America Bank, a subsidiary of Woori Bank (2001 to 2007)

		Previous Positions	Chairman, President, and Chief Executive Officer, Woori America Bank, a subsidiary of Woori Bank (2001 to 2007)

Brian E. Cho, Executive Vice President and Chief Financial Officer	50	Current Position:	Executive Vice President and Chief Financial Officer, Hanmi Financial and Hanmi Bank (December 2007 to present)

		Previous Positions	Executive Vice President and Chief Financial Officer, Wilshire Bancorp, Inc. (1992 to 2007)

Jung Hak Son, Senior Vice President and Chief Credit Officer	51	Current Position:	Senior Vice President and Chief Credit Officer, Hanmi Bank (October 2009 to present)
		Previous Positions	Senior Vice President and District Leader of various districts, Hanmi Bank (2006 — 2009)
Persons Chosen to Become Directors in Connection with the Issuance of Common Stock to Woori
          If the securities purchase with Woori closes pursuant to its terms, Woori will be able to nominate five (5) of our seven (7) directors, one of whom shall be the Chief Executive Officer/President of Hanmi Financial. In conjunction therewith, up to five (5) of our directors designated by us may resign to accommodate Woori’s contractual rights. The directors identified by Woori shall serve until our next annual meeting of stockholders and until their successors are elected and qualified. So long as Woori holds more than 50% of our outstanding common stock on a fully-diluted basis, it shall have the right to nominate two-thirds of our Board members (rounded to the nearest whole number). We have agreed to recommend to our stockholders the election of the Woori nominees. Woori must provide us with the identity of the nominees no less than 20 days prior to the closing date of the securities purchase agreement. In addition, the appointment of the Woori nominees is subject to non-disapproval requirements of the Order and the notice requirements of the Written Agreement.
          For additional information about the issuance of common stock to Woori and the appointment of the Woori nominees to our Board, see “Description of the Securities Purchase Agreement with Woori Finance and the Stock Offerings”. In the event the closing of the securities purchase agreement with Woori does not occur, the Woori nominees will not be appointed to our Board of Directors. While we anticipate that the transaction with Woori will occur sometime after the annual meeting, we cannot provide any assurance that such transaction will be consummated.

BACKGROUND TO PROPOSALS 2 AND 3
Historical Background
          Since the fall of 2008, our Board of Directors and management have explored a wide range of alternative strategies to maintain our capital ratios at levels sufficient to support our operations and risk profile and above those required to be considered “well-capitalized” for regulatory purposes. In light of our credit quality and loan loss challenges, liquidity pressures and reported operating losses resulting from the deterioration in our loan portfolio, disruptions in the credit and real estate markets and the weakened economy, including in particular the regional economic conditions in California, our capital ratios have deteriorated significantly.
          Memorandum of Understanding
          On October 8, 2008, Hanmi Bank entered into an informal supervisory agreement (a memorandum of understanding) with the Federal Reserve Bank of San Francisco (FRB) and the California Department of Financial Institutions (DFI) to address certain issues raised in Hanmi Bank’s then most recent regulatory examination. Under the terms of the memorandum of understanding, Hanmi Bank was required to address: (i) Board and senior management maintenance and succession planning; (ii) Board oversight and education; (iii) Board assessment and enhancement; (iv) loan policies and procedures; (v) allowance for loan losses policies and procedures; (vi) liquidity and funds management policies; (vii) strategic planning; and (viii) capital maintenance. In addition, the memorandum of understanding included a requirement that Hanmi Bank maintain a minimum Tier 1 leverage ratio and tangible stockholder’s equity to total tangible assets ratio of not less than 8.0 percent.
          KBW, Leading and IWL
          We engaged Keefe, Bruyette & Woods, Inc. on September 29, 2008 to act as our financial adviser to explore various alternatives to enhance our capital position. Upon their engagement, and with KBW’s assistance, our Board and management discussed alternative strategies, including private and public capital raises and general corporate finance issues. Our Board instructed management and KBW to comprehensively review and explore these potential strategies. Thereafter, our Board regularly met with management and KBW to receive updates and to discuss strategies. We decided to adopt a capital raise strategy which contemplated the filing of a universal shelf registration statement with the Securities and Exchange Commission and the subsequent offering of equity and/or debt securities to the public. Shortly prior to the filing of our shelf registration statement, the United States Department of the Treasury announced the terms of the TARP Capital Purchase Program (the “CPP”) under the Emergency Economic Stabilization Act of 2008.
          Our Board of Directors determined it to be in the best interests of our stockholders to seek additional capital through participation in the CPP. During the early part of 2009, when it became apparent that we would not receive the requisite approvals for participation in the CPP in a timely fashion, we withdrew our application for participation in the CPP and re-engaged KBW to assist us. Upon the advice of KBW, and based on public market conditions, we began to explore the possibility of engaging in a private placement of equity securities anchored by a lead investor. In the late spring of 2009, and after contacting multiple potential lead investors, KBW identified IWL Partners LLC, a Korean private equity fund (“IWL”), as a potential lead investor for our private placement.
          On May 28, 2009, we entered into a non-binding term sheet with Leading Investment & Securities Co., Ltd., a Korean securities broker-dealer and IWL, an affiliate of Leading, which outlined the proposed terms of a purchase by Leading and IWL of newly issued shares of our common stock. Pursuant to the terms set forth in the Term Sheet, Leading would acquire, in two separate installments, an aggregate of 14.9% of our outstanding common stock through the purchase of newly issued common stock. The term sheet also contemplated a larger equity capital infusion from IWL through the purchase of common stock in an amount equal to the difference between $100 million less the aggregate amount invested by Leading. The term sheet provided for an exclusivity period with IWL and Leading which expired on July 31, 2009.
          On June 12, 2009, we entered into a securities purchase agreement with Leading, providing for the sale of 8,040,882 unregistered shares of our common stock to Leading at a purchase price of $1.37 per share, in two separate installments, with the first installment to provide Leading with ownership of 9.9% of our outstanding common stock and the second installment to provide Leading with aggregate ownership of 14.9% of our outstanding common stock. KBW acted as our placement agent in connection with this transaction.
          On July 3, 2009, we entered into a first amendment to the securities purchase agreement with Leading to, among other things, extend the termination date in the securities purchase agreement to September 30, 2009 and to specify the terms for funding an escrow account relating to the initial acquisition of our common stock by Leading.
          On August 5, 2009, we amended the term sheet with Leading and IWL to extend the exclusivity period from July 31, 2009 to September 30, 2009.
          Pursuant to the terms of the Leading securities purchase agreement, on September 4, 2009 Leading completed the first installment purchase of our common stock under its securities purchase agreement by acquiring 5,070,423 shares of our common stock at a purchase price of $1.37 per share.
          On September 14, 2009, we entered into a non-binding amended and restated term sheet with Leading and IWL which provided for exclusivity for Leading and IWL through September 30, 2009 and which outlined the terms and conditions of the proposed investments by Leading and IWL in newly issued shares of our common stock, including the previously consummated purchase of 5,070,423 shares of our common stock at a purchase price of $1.37 per share. The amended and restated term sheet also contemplated a larger equity capital infusion from IWL, its affiliates or one or more-co-investors introduced by IWL through the purchase of common stock in an amount equal to the difference between $100 million less the aggregate amount invested by Leading.
          On September 28, 2009, we entered into a second amendment to the securities purchase agreement with Leading to, among other things, extend the termination date in the securities purchase agreement to November 30, 2009 and to provide for the terms of the funding of the purchase price for the second installment of the Leading investment. On September 28, 2009, we, Leading and IWL also entered into a first amendment to the Amended and Restated Term Sheet to extend the exclusive dealing undertaking in the term sheet from September 30, 2009 to November 30, 2009.
          Without further regulatory progress with Leading and IWL on the second installment of the Leading investment and the larger capital infusion, the exclusive dealing undertaking in the Amended and Restated Term Sheet expired on November 30, 2009 and the termination date in the securities purchase agreement was reached. We and KBW agreed to mutually terminate our relationship on January 28, 2010 following a determination that no further progress was being made in identifying additional sources of capital.
          Regulatory Order and Written Agreement
          On November 2, 2009, the members of the Board of Directors of Hanmi Bank consented to the issuance of the Order. On the same date, we and Hanmi Bank entered into the Written Agreement with the Federal Reserve Bank of San Francisco. The Order and the Written Agreement contain substantially similar provisions.
          The Order and the Written Agreement require the Board of Directors of Hanmi Bank to prepare and submit written plans to the DFI and the FRB that address the following items: (i) strengthening Board oversight of the management and operation of Hanmi Bank; (ii) strengthening credit risk management practices; (iii) improving credit administration policies and procedures; (iv) improving Hanmi Bank’s position with respect to problem assets; (v) maintaining adequate reserves for loan and lease losses; (vi) improving the capital position of Hanmi Bank and, with respect to the Written Agreement, of Hanmi Financial; (vii) improving Hanmi Bank’s earnings through a strategic plan and a budget for 2010; (viii) improving Hanmi Bank’s liquidity position and funds management practices; and (ix) contingency funding. In addition, the Order and the Written Agreement place restrictions on Hanmi Bank’s lending to borrowers who have adversely classified loans with Hanmi Bank and requires Hanmi Bank to charge off or collect certain problem loans. The Order and the Written Agreement also require Hanmi Bank to review and revise its allowance for loan and lease losses consistent with relevant supervisory guidance. Hanmi Bank is also prohibited from paying dividends, incurring, increasing or guaranteeing any debt, or making certain changes to its business without prior approval from the DFI, and Hanmi Bank and Hanmi Financial must obtain approval from the FRB prior to declaring and paying dividends. The Order and Written Agreement also require that Hanmi Financial and Hanmi Bank notify, and obtain the non-disapproval of the applicable regulator prior to adding any individual as a Board member or senior executive officer.

          Under the Order, Hanmi Bank is also required to increase its capital and maintain certain capital ratios prior to certain dates specified in the Order. By July 31, 2010, Hanmi Bank is required to increase its contributed equity capital by not less than an additional $100 million. Hanmi Bank is required to maintain a ratio of tangible shareholder’s equity to total tangible assets as follows:

Ratio of Tangible Shareholder's
Date	Equity to Total Tangible Assets
By July 31, 2010	Not Less Than 9.0 Percent

From December 31, 2010 and Until the Order is Terminated	Not Less Than 9.5 Percent
Such requirements are in addition to a fully funded allowance for loan and lease losses. As of March 31, 2010, Hanmi Bank had a tangible stockholders’ equity to total tangible assets ratio of 5.89 percent. Pursuant to the Written Agreement, Hanmi Financial is also required to increase and maintain sufficient capital at Hanmi Financial and Hanmi Bank which is satisfactory to the FRB.
          Based on its capital ratios at March 31, 2010, Hanmi Bank is deemed to be “undercapitalized” for regulatory purposes as of March 31, 2010. See “Consequences if Either of the Capital Raising Stockholder Proposals are Not Approved.”
          During the year ended December 31, 2009, we recorded a $196.4 million provision for credit losses and charged off $125.4 million in loans, net of $2.8 million in recoveries. For the year ended December 31, 2009, we recognized net losses of $122.3 million. For the quarter ended March 31, 2010, we recorded a $58.0 million provision for credit losses and charged off $26.4 million in loans, net of $3.7 million in recoveries. For the quarter ended March 31, 2010, we recognized net losses of $49.5 million. We have been adversely affected by the general slowdown in the economy and, in particular, in areas of Southern California where a majority of our loan customers are based.
          Woori and GWI
          In January, 2010, our Chairman traveled to Korea to visit with various potential investors, including Woori which had been identified by IWL as potentially interested in a transaction with us. The purpose of the visit was to explore the possibility of a Korean financial services company with an existing presence in the United States making a potential investment in us. During our Chairman’s visit, he met with representatives of Woori and discussed preliminarily Woori’s potential desire to make an investment. During the visit, our Chairman also met with other potential investors.
          On January 15, 2010, we engaged Cappello Capital Corp. (“Cappello”) to act as our financial advisor in exploring a range of capital raising strategies, including private and public stock investments, the disposition of Hanmi Financial or Hanmi Bank and combinations of equity investments involving one or more “lead investors” and multiple smaller investors. See “Securities Purchase Agreement—Fees and Expenses” below for a discussion of fees to be paid to Cappello. In January 2010, we engaged Manatt, Phelps & Phillips, LLP to act as our legal advisor in connection with our strategic alternatives and capital raising strategies.
          On January 18, 2010, we engaged IWL to render financial advisory services in connection with the offer and sale of our stock in Korea. At the time we executed the engagement letter with IWL, IWL and its affiliate, Leading, we were informed that they were subject to certain passivity commitments to the Board of Governors of the Federal Reserve System. The effectiveness of the engagement letter is expressly conditioned upon IWL’s release from the passivity commitments or acknowledgement in writing from the Board of Governors of the Federal Reserve System that performance of IWL’s obligations under the engagement letter would not violate the passivity commitments. We have been advised by IWL that its release from the passivity commitments is conditioned upon the sale by Leading of its holdings of our common stock. We have been further advised by IWL that Leading has entered into an irrevocable 10b5-1 trading plan to sell all of its shares of our common stock it owns. However, we did not receive any written confirmation of IWL’s release from its passivity commitments or the required acknowledgment from the Board of Governors of the Federal Reserve System prior to the expiration of our engagement agreement with IWL on May 31, 2010. Accordingly, based upon the advice of counsel, we believe that our engagement letter with IWL was not effective and we have no obligations owing to it. See “Securities Purchase Agreement—Fees and Expenses”.

          Over the course of the nearly two months immediately following Cappello’s engagement, Cappello conducted a “market check” in conjunction with our Board of Directors by contacting over 60 potential strategic and financial partners to explore their interest in a strategic transaction with us based on our publicly available information, including private equity funds and other financial investors that make investments in financial institutions that, like Hanmi Bank, have a primary market focus on the Korean-American community, and in other community banks and national and international financial institutions. Cappello also responded to a number of inquiries expressing potential interest in an investment from parties that contacted Cappello after learning that Cappello had been engaged to serve as our financial adviser. Following the engagement of Cappello, 13 parties entered into nondisclosure agreements with us to obtain additional due diligence information. Concurrent with its efforts to identify a potential “lead investor” interested in acquiring a controlling interest in our company, Cappello actively engaged in discussions with investors who would consider making an investment with a “lead investor.”
          On January 28, 2010, GWI Enterprise Ltd. presented a letter to Mr. Joseph K. Rho, our Chairman, informing Mr. Rho of GWI’s interest in exploring an acquisition of equity interests in us. In the letter of interest, GWI proposed making an unspecified investment that would result in GWI holding a majority interest in our outstanding equity. The letter stated, among other things, that any formal proposal with respect to a proposed transaction would be subject to satisfactory completion of due diligence and the valuation of GWI’s proposed investment would be based on our book value adjusted for mark-to-market valuation based on a third-party review of Hanmi Bank’s loan portfolio. The letter also requested an opportunity to discuss the proposed transaction with us and our advisors.
          As a result of the consideration of an equity investment which would result in the control of a majority of our outstanding stock by one investor, and after extensive review of our Board of Directors fiduciary duties in considering proposals for our recapitalization with our legal advisors, on February 3, 2010 our Board of Directors formed a Special Committee comprised of Directors Hall, Rho and Stolte. The Special Committee was appointed to: (a) review and assess, and assist our Board of Directors in reviewing and assessing potential capital raising alternatives, including without limitation, those involving a sale of majority ownership, in the context of our strategic alternatives and regulatory mandate to increase Hanmi Bank’s capital by July 31, 2010; (b) consult with, monitor and assist our legal, financial and other professional advisors in the negotiation of one or more potential transactions; and (c) develop recommendations to our Board with respect to the potential transactions.
          We executed a Confidentiality Agreement with GWI on February 5, 2010. During this same time period, Cappello prepared, and on February 10, 2010 the Special Committee approved, a protocol letter to be mailed to parties that expressed interest in acquiring a controlling interest in us. The protocol letter was intended to solicit interest and at the same time provide a structure and timeline for the “market check” process in light of the July 31, 2010 deadline to increase Hanmi Bank’s contributed equity capital by not less than an additional $100 million. Following execution of the Confidentiality Agreement, GWI and its advisors engaged in an extensive due diligence process in connection with the proposed transaction, including in-person meetings on February 18, 2010 and February 19, 2010 with us, Hanmi Bank and our respective legal and financial advisors.
          Following the in-person meetings, our advisors along with advisors for GWI engaged in on-going discussions regarding the submission of an indicative offer by GWI with respect to the proposed transaction. In addition, during the latter part of February and early March the Special Committee, in consultation with its financial and legal advisers, considered a preliminary term sheet provided by GWI. The Special Committee engaged in several discussions regarding the preliminary term sheet. On March 4, 2010, we provided GWI with certain proposed modifications to the preliminary term sheet. On two occasions, and at the request of GWI, the Special Committee extended the deadline for the submission of indicative offers set forth in the protocol letter to allow interested parties additional time to conduct deeper due diligence, including review of a report prepared by an independent third-party based on its examination of Hanmi Bank’s loan portfolio. Nevertheless, following completion of GWI’s due diligence and preliminary discussions between the parties, on March 15, 2010, GWI sent a letter to Mr. Joseph K. Rho withdrawing its interest in the proposed transaction.
          Concurrent with our discussions with GWI, we engaged in discussions with Woori Finance Holdings Co. Woori is Korea’s first and largest financial holding company, and its operations include the second-largest commercial bank in Korea, in terms of total assets (including loans). Its subsidiaries collectively engage in a broad range of businesses, including commercial banking, credit cards, capital markets activities, international banking, asset management and bancassurance. As of December 31, 2009, Woori had total consolidated assets of (Won) [•] trillion (approximately US$[•] billion), consolidated total deposits of (Won) [•] trillion (approximately US$[•] billion) and consolidated stockholders’ equity of (Won) [•] trillion (approximately US$[•] billion).
          On January 15, 2010, Woori provided us with a preliminary proposal letter, which reflected the starting point for discussions between the parties. Shortly thereafter, on January 22, 2010, Woori presented us with an initial draft of a term sheet to acquire a majority interest in us. Over the course of the following two weeks we, Woori and our respective advisors participated in on-going conversations regarding Woori’s proposed term sheet, focusing on the structure and size of the potential transaction and Woori’s desire to enter into an exclusive negotiation period.
          Throughout the course of the discussions, we advised Woori that entering into an exclusivity arrangement with them at this early stage in the process was inconsistent with our fiduciary duties to our stockholders. We indicated that we could not enter into an exclusive arrangement at this stage in the process, but rather we needed the ability to explore a wide range of strategic alternatives and capital raising possibilities. In addition, despite our repeated recommendations, Woori had not yet undertaken a comprehensive due diligence investigation of our company. On February 3, 2010, a letter was delivered on our behalf to Woori’s legal counsel indicating that because of several restrictions that would be imposed on us by the term sheet, we could not enter into the term sheet. The letter went on to indicate that, while we were interested in continuing a dialogue with Woori and encouraged Woori to conduct due diligence, we had to preserve our ability to entertain and explore all potential strategic alternatives available. On February 8, 2010, we received a letter from Woori acknowledging receipt of our February 3rd letter and indicating that further negotiations between the parties would be suspended while we conducted our “market check.”
          Over the course of the following weeks, the parties had intermittent communications. We repeatedly encouraged Woori to engage in its due diligence efforts so Woori would not fall behind in the process, particularly in light of the July 31st deadline imposed by the Order. On or about February 12, 2010, Manatt and Woori’s legal counsel, Kim & Chang, reconvened their conversations. Although Woori would not formally re-engage in term sheet negotiations or perform due diligence while we conducted our “market check,” it was agreed that maintaining open lines of communication and discussing potential issues in the term sheet would be beneficial.
          During the week of February 15th, several representatives of Woori met with the Special Committee in Los Angeles to review, among other things, the general parameters for the size and structure of a potential transaction and regulatory considerations. In addition, representatives of Woori conducted some due diligence during this period. During the meetings we reiterated our desire that Woori commence significant due diligence, despite the fact that we were still engaged with our market check. In response, Woori requested that we enter into an agreement to reimburse Woori for its expenses incurred in connection with certain due diligence activities. The expense reimbursement agreement was approved by the Special Committee and entered into on February 24, 2010. The Special Committee held four meetings during February 2010.
          Following the in-person meetings in Los Angeles and the return of Woori’s representatives to Korea, on March 5, 2010 we received a revised term sheet from Woori. On March 8, 2010 the Special Committee met to discuss the revised term sheet received from Woori. Based on the Special Committee’s discussions, on March 9, 2010 we sent a revised draft of the term sheet to Woori. The following day we received a further revised term sheet from Woori and held a Special Committee meeting to discuss the term sheet’s provisions. Following a careful review of the term sheet and a detailed discussion of its terms, the Special Committee concluded that the term sheet represented the best offer reasonably available to us and our stockholders, approved entering into the term sheet with Woori and recommended it be submitted to our Board of Directors for its approval. Our Board of Directors approved the term sheet and it was executed and entered into by both parties on March 10, 2010. The Special Committee held five meetings during March 2010 to continue to review, among other things, the status of the Woori proposal.
          We and Woori agreed at the outset that the structure of the investment should emphasize common equity, reflecting the increased market and regulatory focus on common equity and the requirements set forth in the Order and Written Agreement. During April 2010, discussions continued with a view to refining the terms of an investment and addressing structuring issues. The week of April 5th the Special Committee and a representative of

Cappello made a trip to Korea. During the trip the Special Committee conducted due diligence, attended several meetings and initiated discussions regarding the preparation of a definitive stock purchase agreement.
          On April 16, 2010, Woori delivered an initial draft of the securities purchase agreement to us. Over the course of the following two weeks the Special Committee met on two occasions to discuss the securities purchase agreement and during that same period of time we and Woori engaged in preliminary discussions regarding the draft securities purchase agreement. We collectively agreed that, as a result of the proposed size of the contemplated placement and the mutual intent that the investment be in the form of Tier 1 common equity securities, the approval of our stockholders would be required.
          On April 23, 2010, our Board of Directors engaged McGladrey Capital Markets LLC (“McGladrey”) to render a fairness opinion to our Board of Directors on the financial terms of the Woori investment. On April 28, 2010, the Special Committee engaged Cappello to provide an opinion to the Board of Directors as to the fairness to our stockholders, from a financial point of view, of the consideration to be received pursuant to the proposed sale of a majority interest in us and potential private placement. The Special Committee held three meetings during April 2010 to discuss the proposed Woori investment.
          The week of May 3rd, Chairman Rho, as representative of the Special Committee, our Chief Financial Officer, a representative of Cappello and two representatives of Manatt made a trip to Korea. During the meetings held in Korea that week, we and Woori, with our collective financial and legal advisors, reached definitive agreement on the structuring of a transaction, pricing and terms. These terms included the principal investment of $210 million of our common stock by Woori at a per share purchase price of $1.20, with an option to purchase up to $30 million of additional common stock at the same price per share. During this time, our representatives in Korea engaged in a number of telephonic discussions regarding the potential terms and structure of an investment with the other members of the Special Committee, the market check that had been completed, the lack of viable alternatives facing us and the need to raise capital by the deadlines set by our regulators.
          During the meetings in Korea, working in close consultation with our Special Committee, the parties determined that the optimal structure for a transaction with Woori would include an opportunity for our existing stockholders and other public investors to participate in a public offering at the same purchase price per share as Woori would pay for the securities it could acquire pursuant to the securities purchase agreement with us. Accordingly, the decision was made that following the execution of a securities purchase agreement with Woori, that we would engage in a registered rights and best efforts offering of up to $120 million of our common stock. The registered rights and best efforts offering would be made at $1.20 per share.
          During the negotiations with Woori, we remained in regular contact with and provided status reports regarding the discussions with Woori to representatives of the FRB, Federal Deposit Insurance Corporation and the DFI, our and Hanmi Bank’s primary regulators.
          On May 12, 2010, the Special Committee and the Board of Directors held separate meetings. Both the Special Committee and the Board of Directors held lengthy discussions of the terms and conditions of the securities purchase agreement with legal and financial advisors. Following the discussion of the securities purchase agreement, and at the request of our Board of Directors, McGladrey then reviewed its methodologies and financial analyses with respect to the proposed transaction with Woori and provided its preliminary findings to the effect that as of such date and based upon and subject to various assumptions, limitations and qualifications, the proposed purchase price to be paid by Woori was fair, from a financial point of view, to our stockholders. At the request of the Special Committee, Cappello then reviewed its methodologies and financial analyses with respect to the proposed sale of a majority interest in Hanmi Financial to Woori and the subsequent registered rights and best efforts offering, collectively referred to as the “Transaction”, and, while noting that at the direction of the Special Committee it had not yet completed its fairness analysis, provided its preliminary findings to the effect that as of May 12, 2010, based upon its preliminary analyses, and subject to various assumptions, limitations and qualifications, the price per share of our common stock to be received by Hanmi Financial in the Transaction was fair, from a financial point of view, to the holders of our common stock, other than Woori and any other purchasers of our common stock in the Transaction (the “Investors”). McGladrey was excused from the meeting during Cappello’s presentation.

     Following another week of negotiations between the parties, with the securities purchase agreement in substantially final form, the Special Committee and our Board of Directors held separate meetings on May 19, 2010. Manatt identified the changes to the securities purchase agreement since the prior meetings on May 12, 2010. After the update on the securities purchase agreement, McGladrey summarized its methodologies and financial analyses with respect to the proposed transaction with Woori and then each rendered their opinion that as of such date and based upon and subject to various assumptions, limitations and qualifications, the proposed purchase price to be paid by Woori was fair, from a financial point of view, to our stockholders. At the request of the Special Committee, Cappello then described to the Board of Directors the updates that had been made to its financial analyses since its prior presentation and then delivered its oral opinion to the Special Committee, subsequently confirmed in writing as of the same date, that, as of May 19, 2010, and subject to the assumptions, qualifications and limitations set forth in its opinion, the price per share of our common stock to be received by Hanmi Financial in the Transaction was fair, from a financial point of view, to the holders of our common stock, other than the Investors. Following the delivery of Cappello’s and McGladrey’s fairness opinions and careful consideration of all facts and circumstances deemed relevant to it, the Special Committee determined that the terms of the securities purchase agreement with Woori are fair to, and in the best interests of our stockholders and unanimously recommended approval of entry into and performance of the transactions contemplated by the securities purchase agreement to our Board of Directors. Following the delivery of Cappello’s and McGladrey’s fairness opinions, and careful consideration of additional facts and circumstances, including the recommendation of the Special Committee, our Board of Directors determined that the terms of the securities purchase agreement with Woori are fair to, and in the best interest of our stockholders and unanimously approved the securities purchase agreement with Woori and entry into the same by us, delegating authority to Chairman Rho to execute the securities purchase agreement with such changes as he deemed appropriate in consultation with the Special Committee and its financial and legal advisers. At the May 19th meeting, our Board of Directors also authorized a registered rights and best efforts offering for up to $120 million of our common stock at $1.20 purchase price per share. The Special Committee met again on May 21, 24 and 25, 2010 to discuss certain matters related to finalizing the securities purchase agreement and to approve the final form of the agreement.
     Definitive Agreement
     On May 25, 2010, we entered into a definitive securities purchase agreement with Woori by which we will issue $210 million of our common stock to Woori at a price per share of $1.20. Pursuant to the agreement, we also granted Woori an option to purchase an additional $30 million of common stock at the same price per share. The closing of the transactions is subject to satisfaction of certain closing conditions, including required regulatory and stockholder approvals.
     Between the time of signing the definitive securities purchase agreement with Woori and the closing, we intend to use commercially reasonable efforts to consummate the sale of up to an additional $120 million of common stock through a registered rights and best efforts offering. We cannot provide any assurance that we will be successful in consummating the transaction with Woori or successful in completing the registered rights or best efforts offering.
Recommendation of Our Board of Directors; Reasons for the Capital Raising Stockholder Proposals
•	Our Board, upon the recommendation of our Special Committee, has unanimously (i) determined that the securities purchase agreement with Woori and the transactions contemplated thereby are advisable and in the best interest of our stockholders, (ii) approved the securities purchase agreement and the stock offerings, and (iii) recommended that our stockholders vote in favor of the Capital Raising Stockholder Proposals; and

•	In reaching its determination, our Board and Special Committee consulted with our management, as well as our legal and financial advisors, and reviewed (i) historical information concerning our business, financial performance and condition, operations and competitive position; (ii) our financial condition, results of operations, businesses and strategic objectives; (iii) current financial market conditions and historical market prices with respect to our common stock; (iv) the challenges our business faces; (v) the regulatory orders pending against us and the consequences if we fail to comply with those regulatory orders; (v) the terms of the securities purchase agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; (vi) the prospects for any alternative transactions or strategies and (viii) financial analysis prepared by Cappello and McGladrey.
     In the course of its deliberations, our Board considered the following material factors:
Factors Relating to the Specific Terms of our Securities Purchase Agreement with Woori:
•	The effect of consummation of the transactions on our capital ratios and the terms of our regulatory orders;

•	The opportunity for our existing stockholders to purchase shares in a rights offering on the same financial terms as Woori;

•	Our assessment of the ability of Woori to consummate the transactions contemplated by the securities purchase agreement and obtain the appropriate regulatory approvals;

•	The securities purchase agreement, subject to the limitations in the agreement, allows our Board to engage in discussions or negotiations with third parties in certain circumstances and, upon the payment to Woori of a termination fee of $10.5 million, to terminate the agreement to accept a superior offer;

•	The securities purchase agreement prohibits Woori from engaging in a cash-out merger transaction for a period of three (3) years from the closing date unless the cash-out merger is (i) approved by our stockholders (including a majority of our stock other than Woori) and a majority of disinterested directors or (ii) completed at a time when Woori owns at least 90% of our outstanding voting stock;

•	The increase in our authorized shares of common stock must be approved by a vote of a majority of our outstanding shares of common stock and the issuance of shares to Woori pursuant to the terms of our securities purchase agreement must be approved by a majority of votes represented and voting at a duly constituted stockholder meeting at which a quorum is present in person or by proxy; and

•	Our Board considered the methodologies and financial analyses reviewed and discussed with our Board by representatives of McGladrey and Cappello on May 12 and May 19, 2010, as well as the oral opinion of McGladrey rendered to our Board on May 19, 2010 (which opinion was subsequently confirmed in writing by delivery of written opinions dated the same date) to the effect that as of such date and based upon and subject to various assumptions, limitations and qualifications, the $1.20 in cash per share to be paid by Woori to acquire a controlling interest in us was fair, from a financial point of view, to our stockholders, and the oral opinion of Cappello delivered to our Special Committee on May 19, 2010, subsequently confirmed in writing as of the same date, that, as of such date, and subject to the assumptions, qualifications and limitations set forth in its opinion, the price per share of our common stock to be received by us in the Transaction was fair, from a financial point of view, to the holders of our common stock, other than the Investors.
Potential Negative Factors Relating to the Securities Purchase Agreement with Woori:
     In the course of its deliberations, our Board also considered a variety of risks and other potentially negative factors, including the following:
•	The transaction with Woori must be approved by certain governmental agencies, including the FRB, the DFI and the Korean Financial Services Commission, which could delay or prevent the closing;

•	The issuance of shares to Woori will result in substantial dilution to our existing stockholders and the shareholders equity per share of our common stock will be substantially diluted, and our trading price could be adversely affected;

•	The securities purchase agreement with Woori contains restrictive covenants, including covenants which limit the ownership of purchasers to 4.9% and with Woori’s consent 9.9% of our voting stock, which in turn could limit our ability to raise capital from other sources in the amounts we may otherwise seek;

•	The securities purchase agreement precludes us from actively soliciting alternative proposals to the Woori transaction, and, accordingly, if the transactions contemplated by the securities purchase agreement are not consummated, we may not have sufficient time to raise capital from alternative sources to satisfy the terms of the regulatory orders we are subject to;

•	We are obligated to pay to Woori a termination fee of $10.5 million if the securities purchase agreement is terminated under certain circumstances. Although our Board felt that these payment terms were reasonable when viewed in context with all other aspects of the securities purchase agreement, it is possible that these provisions could discourage a competing proposal to acquire us or make a controlling investment in us or reduce the price in an alternative transaction;

•	As a controlling stockholder, Woori will have control over our Board and other corporate strategic decisions and will be able to: (i) elect all of the members of our Board of Directors (although they have agreed to elect at least two independent directors) ; (ii) adopt amendments to our charter documents; or (iii) control the vote on any merger, sale of assets or other fundamental corporate transaction of us or Hanmi Bank, or the issuance of additional equity securities or incurrence of debt, in each case without the approval of our other stockholders;

•	Certain of our directors and executive officers may have conflicts of interest in connection with the securities purchase agreement with Woori, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See “Interests of Certain Persons in the Capital Raising Stockholder Proposals;” and

•	We are exposed to significant risks and may incur significant costs if the securities purchase agreement does not close, including failing to satisfy the regulatory orders we are subject to, the diversion of management and employee attention during the period after the signing of the securities purchase agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the securities purchase agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the sale of shares to Woori or termination of the securities purchase agreement, which may delay or prevent us from undertaking business opportunities that may arise or to exploring other capital raising alternatives to satisfy our capital requirements.
     The above discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by our Board in its consideration of the Woori investment, including factors that support the investment as well as those that may weigh against it. In view of the number and variety of factors and the amount of information considered, our Board did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our Board may have given different weights to different factors. We cannot provide any assurance that the transactions contemplated by the Securities Purchase Agreement with Woori will close or that we will be able to raise any capital from our registered rights and best efforts offering.
Opinions of Our Financial Advisors
     On May 19, 2010, McGladrey rendered its oral opinion to us (which was subsequently confirmed in writing by delivery of its written opinion dated the same date) to the effect that, as of May 19, 2010, the $1.20 cash per share that Woori would pay to us to acquire a controlling interest in us was fair, from a financial point of view, to our stockholders, and Cappello delivered its oral opinion to the Special Committee, subsequently confirmed in writing as of the same date, that, as of May 19, 2010, and subject to the assumptions, qualifications and limitations set forth in its opinion, the price per share of our common stock to be received by us in the Transaction was fair, from a financial point of view, to the holders of our common stock, other than the Investors. The summary of the opinions of McGladrey and Cappello are each qualified in their entirety by reference to the full text of the written opinions which are included as Annex B and Annex C, respectively, to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review and other matters considered by McGladrey and Cappello in preparing their respective opinions.

     McGladrey Opinion
     On April 23, 2010 our Board of Hanmi Financial engaged McGladrey to render financial advisory services in connection with the proposed sale of a majority ownership interest in Hanmi Financial. Specifically and pursuant to that engagement, McGladrey agreed to prepare and deliver an opinion to the Company’s Board as to the fairness, from a financial point of view, to the stockholders of Hanmi Financial of the price paid per share of Hanmi Financial common stock in the proposed offering to Woori. Our Board selected McGladrey because McGladrey is a globally recognized provider of investment banking services to owners, stockholders, boards of directors and senior managers of midsized private and public companies. As part of its investment banking business, McGladrey is continually engaged in the valuation of companies in connection with mergers, acquisitions and placements of equity and debt securities. McGladrey has acted exclusively for our Board of Hanmi Financial in rendering its fairness opinion and received a fee for its services. No portion of such fee was contingent upon the successful completion of the offering to Woori.
     As part of its engagement, representatives of McGladrey attended the meeting of the Hanmi Financial Board held on May 19, 2010 at which the Hanmi Financial Board evaluated the terms of the offering to Woori. At this meeting, McGladrey rendered an opinion that, as of such date, the price paid per share of Hanmi Financial common stock in the offering to Woori was fair, from a financial point of view, to Hanmi Financial’s stockholders.
     The full text of McGladrey’s written opinion is attached as Annex C to this document and is incorporated herein by reference. Hanmi Financial stockholders are urged to read the opinion in its entirety for a description of procedures followed, matters considered, assumptions made, and qualifications and limitations of the review undertaken by McGladrey. The summary description of the opinion set forth herein is qualified in its entirety by reference of the full text of the opinion.
     McGladrey’s opinion is based upon conditions as they exist and can be evaluated as of the date of the opinion. The opinion is directed to the Hanmi Financial Board and addresses only the fairness, from a financial point of view, to the stockholders of the Company of the price paid per share of Hanmi Financial common stock in the offering to Woori. It does not address the underlying business decision to proceed with the offering to Woori and does not constitute a recommendation to any Hanmi Financial shareholder as to how the shareholder should vote at the Hanmi Financial stockholder’s meeting on the offering to Woori or any related matter.
     In rendering its opinion, McGladrey reviewed, among other things (i) the draft securities purchase agreement; (ii) Annual Report to stockholders and Form 10-K for the year ended December 31, 2009; (iii) Quarterly Reports on Form 10-Q filed over the last twelve months; (iv) Reports on Form 8-K filed over the last twelve months; (v) other financial information concerning the business, operations and financial condition of Hanmi Financial provided by Hanmi Financial. McGladrey also had discussions with Hanmi Financial management regarding current business operations, regulatory relations, financial condition, and future prospects. In addition, McGladrey (i) reviewed the market prices, valuation multiples and certain operating benchmarks of publicly traded companies that McGladrey deemed to be relevant and compared them with Hanmi Financial; (ii) compared the price paid per share of Hanmi Financial common stock in the offering to Woori with the financial terms of certain other transactions that McGladrey deemed to be relevant; and (iii) performed other analyses and considered other factors that it considered appropriate including our Board’s consent to a Final Order from the California Department of Financial Institutions and the Written Agreement with the Federal Reserve Bank of California.
     In conducting its review and arriving at its opinion, McGladrey relied upon and assumed the accuracy of all the financial and other information provided to or otherwise made available to McGladrey or that was discussed with, or reviewed by McGladrey, or that was publicly available. McGladrey did not attempt or assume any responsibility to verify such information independently and relied upon the management of Hanmi Financial as to the reasonableness and achievability of the financial and operating projections and underlying assumptions. McGladrey also assumed, without independent verification, that the allowances for loan losses are adequate to cover those losses. McGladrey did not make or obtain any evaluations of Hanmi Financial’s assets or examine any individual credit files.
     The following is a summary of the material analyses presented by McGladrey to the Hanmi Financial Board on May 19, 2010 in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the McGladrey opinion or the presentation made by McGladrey to the Hanmi Financial Board but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant of financial analysis and the application of those methodologies to the particular situation. In arriving at its opinion, McGladrey made qualitative judgments as to the significance and relevance of each analysis and factor as well as consideration of the impact of not proceeding with the offering to Woori given Hanmi Financial’s regulatory and going-concern situation.
     Summary of Offering to Woori
     Hanmi Financial will sell in the stock offerings up to 300,000,000 shares of common stock at $1.20 per share. As part of the offering to Woori, Woori will purchase through a private placement exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, a minimum of 175,000,000 shares of Hanmi Financial common stock at $1.20 per share pursuant to the securities purchase agreement.
     Summary of Valuation Methodologies
     McGladrey utilized a generally and widely accepted standard set of valuation methodologies in supporting its fairness opinion including Peer Group Analysis, Precedent Transactions Analysis, and Discounted Cash Flow Analysis. Peer Group Analysis applies relevant public market valuation multiples to Hanmi Financial’s current financial and operating results to determine an overall valuation range. Precedent Transactions Analysis determines the value range of Hanmi Financial by examining public merger and acquisition transactions as well as private placements, specifically PIPE (private investment in public equity) transactions. Discounted Cash Flow Analysis estimates the present value range based on future cash flow or income streams.
     Based on the results of the valuation methodologies summarized below, general economic, market and financial conditions and consideration of Hanmi Financial’s current regulatory and going-concern situation, McGladrey determined a valuation range of $0.90 to $1.83 per share of Hanmi Financial common stock, providing support for its fairness opinion.
     Peer Group Analysis
     McGladrey identified seven publicly-held U.S. based regional banks comparable to Hanmi Financial based on the following criteria: (i) asset size (range of $1 billion to $20 billion), (ii) primarily serving the Southern California region, (iii) similar regional loan exposure, and (iv) similar ethnic composition of deposit base. Companies included in Hanmi Financial’s peer group were:
Cathay General Bancorp
Center Financial Corporation
East West Bancorp, Inc.
First California Financial Group, Inc.
Nara Bancorp Inc.
Preferred Bank
Wilshire Bancorp Inc.
     Using the most current publicly-reported financial information for the peer group, McGladrey analyzed the following key valuation metrics: Price/Tangible Book Value per Share, Price/Pre-Tax, Pre-Provision Earnings per Share, Price/Total Assets, and Price/Core Deposits. McGladrey also did an analysis and compared Hanmi Financial’s operating performance and financial strength to the peer group based on the following benchmarks: Tangible Equity/Tangible Assets, Net Charge-Offs (NCO)/Loans, Net Interest Margin, and Efficiency Ratio. The following table summarizes the results of McGladrey’s benchmarking analysis:

	Tangible
	Equity/Tangible	NCO/		Efficiency
	Assets	Loans	Net Interest Margin	Ratio
Peer Group Mean	9.46%	3.31%	3.37%	56.53%
Hanmi	3.25%	4.48%	3.69%	76.37%
Due to the low benchmarking comparisons of Hanmi Financial to the peer group, in particular Tangible Equity/Tangible Assets (a key measure of regulatory capital adequacy and compliance), McGladrey did not utilize the high end of the valuation range from its peer group analysis, rather determined a valuation range per share of Hanmi Financial common stock based on the low and mean valuation metrics for the peer group as summarized below:

	Low Peer Group	Mean Peer Group
	Multiple or % /	Multiple or %/
	Derived Hanmi Share	Derived Hanmi Share
Valuation Metric	Price	Price
Price/Tangible Book Value per Share	0.37X/$0.71	0.92X/$1.76
Price/Pre-Tax, Pre Provision Earnings per Share	2.94X/$1.29	6.12X/$2.69
Price/Total Assets	2.45%/$1.44	8.75%/$5.16
Price/Core Deposits	3.83%/$1.15	18.37%/$5.53
     While McGladrey considered all four valuation metrics and the resulting derived price per share of Hanmi Financial common stock summarized above, it placed greater consideration on Price/Tangible Book value per Share based on its broad acceptance and importance with both relevant regulatory agencies as well as investors.
     Precedent Transactions Analysis
     McGladrey identified precedent merger and acquisition (“M&A”) transactions that have taken place among financial institutions, particularly for regional commercial banks based in the United States with total assets under $15 billion. PIPE (private investment in public equity) offerings were also considered in McGladrey’s precedent transaction analysis.
     For M&A transactions, McGladrey determined that the two most appropriate valuation metrics to apply to Hanmi Financial were purchase price to tangible book value per share and purchase price to book value per share. In reviewing relevant acquisitions, only those transactions announced since September 2008 were analyzed. McGladrey examined the following relevant M&A transactions:

Announced	Target	Buyer
5/13/10	First Resource Bank	Continental Bank
5/10/10	Atlantic Bancgroup Inc.	Jacksonville Bancorp, Inc.
5/07/10	First Franklin Corp.	Lenox Wealth Management, Inc.
4/19/10	Union National Financial Corporation	Donegal Financial Services Corporation
1/07/10	OAK Financial Corp.	Chemical Financial Corp.
12/27/09	First Chester County Corp.	Tower Bancorp Inc.
11/03/09	First Keystone Financial Inc.	Bryn Mawr Bank Corp.
10/25/09	First Litchfield Financial Corp.	Union Savings Bank
9/17/09	Gibraltar Private Bank & Trust Company	Management
7/26/09	Harleysville National Corp.	First Niagara Financial Group Inc.
6/29/09	Pamrapo Bancorp Inc.	BCB Bancorp Inc.
6/16/09	Beverly National Corporation	Danvers Bancorp Inc.
12/18/08	Provident Bankshares Corp.	M&T Bank Corp.
12/05/08	Old Forge Bank	Penseco Financial Services Corporation
11/08/08	Benjamin Franklin Bancorp Inc.	Independent Bank Corp.
9/23/08	Gateway Financial Holdings, Inc.	Hampton Roads Bankshares Inc.

     For PIPE offerings, McGladrey determined that the most appropriate valuation metric to apply to Hanmi Financial is the price per share discount in comparable transactions. In reviewing PIPE transactions, U.S. Treasury investments under the Troubled Asset Relief Program (TARP) were excluded. In addition, due to recent market volatility and dislocations experienced within the financial sector, McGladrey determined it was relevant to include PIPE offerings announced since the beginning of 2009. Based on these criteria, 31 relevant PIPE offerings were identified.
     Based on its precedent transactions summary analysis, McGladrey determined the valuation range per share of Hanmi Financial common stock to be between $0.66 and $2.10 as summarized below:
M&A Transactions:

	Low	Mean
	Multiple/Derived	Multiple/Derived
Valuation Metric	Hanmi Share Price	Hanmi Share Price
Tangible Book Value per Share	0.34X/$0.65	1.09X/$2.08
Book Value per Share	0.34X/$0.67	0.97X/$1.91
Average Derived Hanmi Share Price	$0.66	$2.00
PIPE Offerings:

	High Discount	Mean Discount
	%/Derived Share Price	%/Derived Share Price
Valuation Metric	(a)	(a)
Share Price Discount 1-day before Announcement	27.88%/$1.67	8.96%/$2.10

(a)	Based on closing share price of Hanmi common stock on May 18, 2010
     Discounted Cash Flow Analysis
     McGladrey relied on a five-year forecast prepared and approved by senior Hanmi Financial management to perform a discounted cash flow (DCF) analysis and determine a valuation price range for Hanmi Financial common stock. Although this analysis is sometimes done by reviewing after tax cash flows (the equivalent of pre-tax, pre-provision earnings for banks), McGladrey’s discounted cash flow analysis takes into account loan loss provisions, even though this has no immediate cash impact. However, McGladrey believes that the equity markets and regulators have become increasingly concerned over underperforming loans and that their impact, although not immediate, eventually impacts the future cash flows. Therefore, McGladrey utilized after-tax net income as the future projected income streams for its DCF analysis.
     The discount rate used to arrive at present value is a function of the uncertainty or riskiness of Hanmi Financial management’s projected net income compared to market risk, with investors requiring higher rates of return for riskier assets and lower rates of return for less riskier assets. Given that Hanmi Financial management periodically stress tests its loan base and has been working to identify and provision for the assets at risk on the Hanmi Financial’s balance sheet, McGladrey determined that a discount rate range of 10% — 15% was appropriate. As current Price/Earnings (P/E) multiples are significantly depressed due to the current economy and challenges facing regional banks, McGladrey considered historical P/E multiples and applied a terminal exit multiple range of 8.0X to 12.0X to projected 2014 net income.
     Based on the assumptions summarized above, McGladrey’s DCF analysis resulted in a valuation range of between $0.90 and $1.77 per share of Hanmi Financial common stock.
     Cappello Opinion
     Pursuant to an engagement letter with the Special Committee dated April 26, 2010, and at the request of the Special Committee, on May 19, 2010, Cappello delivered its oral opinion to the Special Committee, subsequently confirmed in writing as of the same date, that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the price per share of Hanmi Financial’s common stock to be received by Hanmi Financial in the Transaction was fair, from a financial point of view, to the holders of Hanmi Financial’s common stock, other than the Investors. The full text of Cappello’s written opinion dated May 19, 2010 is attached to this document as Annex B.
     This summary of Cappello’s opinion is qualified in its entirety by reference to the full text of the opinion. We urge you to read Cappello’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Cappello. Cappello’s opinion was addressed to and provided for the benefit and use of the Special Committee in connection with its consideration of the Transaction. Cappello’s opinion addresses only the fairness, from a financial point of view, as of the date thereof, to the holders of Hanmi Financial’s common stock, other than the Investors, of the price per share of Hanmi Financial’s common stock to be received by Hanmi Financial in the Transaction. Cappello’s opinion does not constitute a recommendation to the Special Committee, Hanmi Financial’s Board of Directors, Hanmi Financial’s stockholders or any other person as to how to vote or act on any matter. Cappello’s opinion and the analyses performed by Cappello in connection with its opinion and reviewed by the Special Committee were only two of many factors considered by the Special Committee in connection with their evaluation of the Transaction. See “Reasons for the Capital Raising Stockholder Proposals; Recommendation of Hanmi Financial’s Board of Directors.”
     In the course of performing its review and analyses for rendering its opinion, Cappello undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:
i.	reviewing a draft of the securities purchase agreement with Woori dated May 19, 2010;

ii.	reviewing Hanmi Financial’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2008 and 2009, Hanmi Financial’s quarterly report on Form 10-Q for the period ended March 31, 2010, Hanmi Financial’s Current Reports on Form 8-K filed since December 31, 2009, and certain other publicly available business and financial information relating to Hanmi Financial;

iii.	reviewing certain operating and financial information relating to Hanmi Financial’s business and prospects furnished by Hanmi Financial’s management, including financial estimates and projections furnished by Hanmi Financial’s management (the “Management Projections”);

iv.	meeting with Hanmi Financial’s management to discuss Hanmi Financial’s business, operations, historical and projected financial results and future prospects;

v.	reviewing the historical prices, trading multiples and trading volume of the shares of Hanmi Financial’s common stock;

vi.	reviewing publicly available financial data, stock market performance data and trading multiples of companies which Cappello deemed similar to Hanmi Financial in relevant aspects;

vii.	reviewing, to the extent publicly available, the financial terms of certain private investments in public securities and other transactions which have recently been effected or announced which Cappello deemed similar to the proposed Transaction in relevant aspects;

viii.	performing discounted cash flow analyses based on the Management Projections;

ix.	reviewing estimates of and adjustments to the book value of Hanmi Financial’s assets furnished by Hanmi Financial’s management (the “Book Value Estimates”);

x.	reviewing the pro forma financial results, financial condition and capitalization of Hanmi Financial, giving effect to the Transaction;

xi.	participating in discussions and negotiations regarding the Transaction with Hanmi Financial, Woori and other interested parties; and

xii.	considering such other information, financial studies, analyses and investigations and financial, economic and market criteria which Cappello deemed appropriate.

     In conducting its review and rendering its opinion, Cappello, with the Special Committee’s consent, assumed and relied, without independent investigation or verification, on the accuracy and completeness of all the foregoing information and all other information provided to, discussed with or reviewed by Cappello. With respect to the Management Projections and Book Value Estimates, Hanmi Financial’s management advised Cappello, and Cappello assumed, with the Special Committee’s consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of Hanmi Financial’s senior management as to Hanmi Financial’s expected future performance and the book value of Hanmi Financial’s assets. Cappello has, with the Special Committee’s consent, not assumed any responsibility for the independent verification of any such information and Cappello further, with the Special Committee’s consent, relied upon the assurance of Hanmi Financial’s senior management that they are unaware of any facts that would make the information, financial estimates and projections incomplete or misleading. Without limiting the foregoing, Cappello expressed no opinion as to the Management Projections or Book Value Estimates or the assumptions on which they were prepared.
     In rendering its opinion, Cappello assumed, with the Special Committee’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the contemplated benefits of the Transaction and that the Transaction would be consummated in accordance with the terms of the draft of the stock purchase agreement with Woori that Cappello reviewed, without waiver, modification or amendment of any material term, condition or agreement thereof. Cappello also assumed for the purposes of its opinion that the Transaction would be consummated as of the date of its opinion.
     Cappello was not requested to make, and did not make, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hanmi Financial, and Cappello did not receive any such evaluations or appraisals, other than certain reports provided by Hanmi Financial’s management with respect to book value of certain of Hanmi Financial’s assets. Without limiting the foregoing, Cappello did not review any of Hanmi Financial’s loan files or Hanmi Financial’s allowances for loan losses. In addition, Cappello did not evaluate or obtain any evaluations of, and its opinion does not address, the solvency, fair value or viability of Hanmi Financial or any other person under any state or federal laws relating to bankruptcy, insolvency or similar matters.
     Hanmi Financial’s management informed Cappello that Hanmi Financial’s wholly-owned banking subsidiary, Hanmi Bank, has consented to a Final Order from the California Department of Financial Institutions, and that Hanmi Financial and Hanmi Bank have entered into a Written Agreement with the Federal Reserve Bank of San Francisco, which require, among other things, that Hanmi Bank increase its capital and maintain certain regulatory capital ratios prior to certain specified dates, including an increase of contributed equity capital by not less than an additional $100 million by July 31, 2010. Cappello has assumed, with the Special Committee’s consent, that failure to meet these requirements would lead to regulatory actions that could have a material adverse impact on the value of Hanmi Financial’s common stock and could lead to a regulatory liquidation or takeover that would render Hanmi Financial’s common stock worthless.
     Cappello’s opinion addresses only the fairness, from a financial point of view, as of the date of its opinion, to the holders of Hanmi Financial’s common stock, other than the Investors, of the price per share to be received by Hanmi Financial in the Transaction, and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Cappello’s opinion dose not address any legal, tax, accounting or regulatory matters related to the securities purchase agreement with Woori or the Transaction or otherwise to Hanmi Financial, as to which it has assumed that Hanmi Financial, the Special Committee and Hanmi Financial’s Board of Directors have received such advice from relevant advisors as each has deemed appropriate, and Cappello expressed no opinion as to the federal, state or local tax consequences of the Transaction. Cappello’s opinion is necessarily based upon the financial, economic, market and other conditions as they existed and could be evaluated, and the information made available to it, as of the date of its opinion. Cappello expressly disclaimed any obligation to update or otherwise revise its opinion in the event of, or to advise any person of, any change in any fact or matter affecting its opinion of which it may become aware after the date of its opinion. Cappello’s opinion did not address Hanmi Financial’s underlying business decision to proceed with or effect the Transaction or the relative merits of the stock offerings compared as compared to any alternative transactions or business strategies that might be available to us. Further, in rendering its opinion, Cappello expressed no opinion as to the fairness of the amount or nature of the compensation to any of Hanmi Financial’s officers, directors or employees, or any class of such persons. In addition, Cappello expressed no opinion as to the trading price or range of prices of Hanmi Financial’s common stock at any time, including upon the announcement or consummation of the Transaction.
     Summary of Principal Financial Analyses
     The following is a summary of the principal financial analyses performed by Cappello to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. In connection with the rendering of its opinion to the Special Committee, Cappello reviewed with the Special Committee the following analyses and other information material to its opinion. Unless otherwise noted, all analyses were performed based on market information available as of May 19, 2010, the trading day on which Cappello finalized its analysis.
     Indicative Standalone Valuation Summary
     Cappello analyzed the standalone valuation implied for Hanmi Financial using selected public companies, precedent transactions, adjusted book value and discounted cash flow analyses. A summary of these analyses and the resulting implied equity value and equity value per share for Hanmi on a standalone basis are shown below.

						Equity Value		Equity Value
		Selected Metric				Range		Per Share
		Range				($ millions)		Range
Valuation Methods	Metric	Low		High		Low	High	Low	High

Selected Public Companies	Price to Book Value	0.45	x	0.55	x	$45	$56	$0.89	$1.09
Precedent Transactions	Price to Book Value	0.20	x	0.50	x	$20	$51	$0.39	$0.99
Precedent Transactions	1-Day Discount to Unaffected Price	-25%		-15%		$46	$52	$0.90	$1.02
Adjusted Book Value	Book Value Per Share	$0.00		$0.94		$0	$48	$0.00	$0.94
Discounted Cash Flow	Equity Value Per Share	$0.23		$0.37		$12	$19	$0.23	$0.37
     Selected Public Companies Analysis. Although Cappello believed that no companies were directly comparable to Hanmi Financial, it nonetheless prepared a selected company analysis of Hanmi Financial’s implied price to book value trading multiple relative to a group of publicly-traded companies that Cappello believed to be of similar size and faced with similar levels of capital to Hanmi Financial. In selecting these publicly-traded companies, Cappello included publicly listed banks with $1.0 billion to $5.0 billion in total assets and a holding company Tier 1 Capital Ratio of 3.0% to 8.0% (other than Preferred Bank, listed below, which had a Tier 1 Capital Ratio of 8.03%). These criteria generated the following list of banks:
•	Macatawa Bank Corp.

•	First Business Financial Services

•	Bank of Granite

•	Mercantile Bancorp

•	Preferred Bank

•	Cascade Bancorp

•	FNB United Corp.

•	Integra Bank Corp.
     As part of its selected public companies analysis, Cappello calculated each selected company’s current trading price to book value multiple, and selected an implied price to book value multiple range of 0.45x to 0.55x.

Cappello then calculated the implied valuation range for Hanmi Financial on a standalone basis by applying the selected range of price to book value multiples for the selected public companies to the book value for Hanmi Financial as at March 31, 2010 of $101 million, producing an implied equity value range of $45-$56 million, or $0.89-$1.09 per share of Hanmi Financial’s common stock.
     Selected Precedent Transactions Analysis. Cappello conducted a selected precedent transactions analysis by examining private investment in public equity (“PIPE”) transactions by public banking companies announced after 2008 that were either pending or closed, involved a change of control, and had a transaction size between $50 million and $2 billion. The precedent transactions included PIPEs involving the following twelve companies:
•	Allegiance Bank of North America

•	Berkshire Bancorp Inc.

•	California Oaks State Bank

•	Cascade Bancorp

•	Doral Financial Corp.

•	Flagstar Bancorp Inc.

•	Heritage Oaks Bancorp

•	Pacific Capital Bancorp

•	Patriot National Bancorp Inc.

•	Saehan Bancorp

•	Sterling Financial Corp.

•	West Coast Bancorp
     As part of its selected precedent transactions analysis, Cappello calculated each company’s price to book value multiple at the time of announcement of the respective precedent transaction and the premium or discount of the offer price to the trading price the day before the precedent transaction was announced. Based on these metrics, Cappello selected a price to book value multiple range of 0.20x to 0.50x and a 1-day discount range of -25% to -15%. Cappello then calculated implied valuation ranges of Hanmi Financial on a standalone basis by applying the selected range of price to book value multiples for the selected precedent transactions to the book value for Hanmi as at March 31, 2010 of $101 million, producing an implied equity value range of $20-51 million, or $0.39-$0.99 per share of Hanmi Financial’s common stock, and by applying the selected 1-day discount range for the selected precedent transactions to the closing price for Hanmi Financial’s common stock of $1.20 on January 15, 2010, the trading day immediately prior to the first of several press reports containing speculation regarding a potential transaction with Woori (such price is referred to as the “Unaffected Price”), producing an implied equity value range of $46-52 million, or $0.90-$1.02 per share of Hanmi Financial’s common stock.
     Cappello believed that none of the transactions reviewed in the selected precedent transactions analysis were directly comparable to the Transaction and that none of the companies involved in the precedent transactions were directly comparable to Hanmi Financial.
     Adjusted Book Value. Cappello reviewed the Book Value Estimates furnished by Hanmi Financial’s management to Cappello. Cappello observed that the Book Value Estimates describe Hanmi Financial’s adjusted book value as $0 to $48.1 million as of May 19, 2010. In performing its analyses, Cappello took into account that Hanmi Financial’s adjusted book value per share range pursuant to Hanmi Financial’s management’s Book Value Estimates was $0.00 to $0.94.
     Discounted Cash Flow Analysis. Cappello calculated a range of implied Hanmi Financial equity values per share on a standalone basis utilizing a 20-year discounted cash flow analysis. In preparing these analyses, Cappello relied upon the Management Projections, including Hanmi Financial’s management’s assumptions with respect to return on assets and targeted tangible common equity and other assumptions provided by management. Utilizing the Management Projections and these assumptions, Cappello calculated Hanmi Financial’s annual after-tax free cash flows available for distribution to stockholders for calendar years 2010 to 2030, based upon a range of target tangible common equity ratios of 7.0% to 9.0%. Cappello estimated a terminal value calculated for calendar year 2031 and beyond utilizing a terminal price to earnings multiple of 10.0x. Cappello then discounted the free cash flow streams and the estimated terminal value to a present value using a cost of equity discount rate range of 22.5%

to 27.5%. Based on the Management Projections and these assumptions, the discounted cash flow analysis yielded an implied equity valuation range of $12-$19 million, or $0.23-$0.37 per share of Hanmi Financial’s common stock, as of June 30, 2010.
     Pro Forma Transaction Valuation Indications
     Cappello analyzed the valuation implied for Hanmi Financial’s common stock after giving pro forma effect to the shares of Hanmi Financial’s common stock to be issued pursuant to the Transaction, using selected public companies, post-transaction control PIPE trading multiple, precedent transactions and discounted cash flow analyses. Cappello conducted each of these analyses, except the discounted cash flow analysis, using a pro forma book value for Hanmi Financial as of March 31, 2010, calculated using Hanmi Financial’s management’s estimates for two different scenarios for implementation of the Transaction: (i) a scenario involving total sales of Hanmi Financial’s common stock in the Transaction of $330 million, resulting in pro forma shares outstanding of 326.2 million (the “Woori Plus Other Investors” scenario), and (ii) a scenario involving total sales of Hanmi Financial’s common stock in the Transaction of $210 million, resulting in pro forma shares outstanding of 226.2 million (the “Woori Only” scenario). A summary of these analyses under each of the Woori Plus Other Investors and the Woori Only scenarios, and the resulting implied equity value and equity value per share for Hanmi Financial on a pro forma basis, are shown below.
Woori Plus Other Investors

				Equity Value		Equity Value
		Selected Metric		Range		Per Share
		Range		($ millions)		Range
Valuation Mehodst	Metric	Low	High	Low	High	Low	High

Selected Public Companies	Price to Book Value	1.00x	1.40x	$435	$609	$1.33	$1.87
Post-Transaction Control PIPE Trading Multiples	Price to Book Value	0.99x	1.22x	$431	$531	$1.32	$1.63
Precedent Transactions — M&A	Price to Book Value	0.90x	1.10x	$392	$479	$1.20	$1.47
Discounted Cash Flow	Equity Value Per Share	$1.35	$1.55	$440	$506	$1.35	$1.55
Woori Only

				Equity Value		Equity Value
		Selected Metric		Range		Per Share
		Range		($ millions)		Range
Valuation Methods	Metric	Low	High	Low	High	Low	High
| | | | | | |
Selected Public Companies	Price to Book Value	1.00x	1.40x	$315	$441	$1.39	$1.95
Post-Transaction Control PIPE Trading Multiples	Price to Book Value	0.99x	1.22x	$312	$385	$1.38	$1.70
Precedent Transactions — M&A	Price to Book Value	0.90x	1.10x	$284	$347	$1.25	$1.53
     Selected Public Companies Analysis. Although Cappello believed that no companies were directly comparable to Hanmi Financial on a pro forma basis, it nonetheless prepared a selected public companies analysis of Hanmi Financial’s implied price to book value trading multiple relative to a group of Korean American and Chinese American banks that Cappello believed to be of similar size and with similar operations to us. These criteria generated the following list of banks:
•	Nara Bancorp Inc.

•	Wilshire Bancorp Inc.

•	Center Financial Corporation

•	Saehan Bancorp

•	Pacific City Financial Corp.

•	East West Bancorp, Inc.

•	Cathay General Bancorp

•	Preferred Bank
     As part of its selected public companies analysis, Cappello calculated each selected company’s current trading price to book value multiple, and selected an implied price to book value multiple range of 1.00x to 1.40x. Cappello then calculated the implied pro forma valuation ranges of Hanmi Financial by applying the selected range of price to book value multiples for the selected public companies to the pro forma book value for Hanmi Financial as of March 31, 2010. Cappello conducted its analysis assuming each of the Woori Plus Other Investors and Woori Only scenarios, with March 31, 2010 pro forma book values of $435 million and $315 million, respectively, resulting in implied pro forma equity values between $1.33-$1.87 per share of Hanmi Financial’s common stock for the Woori Plus Other Investors scenario, and $1.39-$1.95 per share of Hanmi Financial’s common stock for the Woori Only scenario.
     Post-Transaction Control PIPE Trading Multiples. Cappello selected the West Coast Bancorp PIPE for a post-transaction control PIPE trading multiple analysis based on West Coast Bancorp’s having had total assets and a holding company Tier 1 Capital Ratio similar to Hanmi Financial’s and having also faced regulatory requirements to increase its capital and maintain certain capital ratios. Cappello observed that West Coast Bancorp’s stock price closed at 0.99x book value as of May 19, 2010 and traded in a range of 0.99x to 1.22x book value from April 26, 2010 (the date West Coast Bancorp disclosed its post-transaction book value in an earnings release) until May 19, 2010. Cappello then calculated pro forma valuation ranges for Hanmi Financial by applying price to book value multiples between 0.99-1.22x to the pro forma book value for Hanmi Financial as of March 31, 2010. Cappello conducted its analysis assuming each of the Woori Plus Other Investors and Woori Only scenarios, with March 31, 2010 pro forma book values of $435 million and $315 million, respectively, resulting in implied pro forma equity values between $1.32-$1.63 per share of Hanmi Financial’s common stock for the Woori Plus Other Investors scenario and $1.38-$1.70 per share of Hanmi Financial’s common stock for the Woori Only scenario.
     Precedent Transactions — M&A. Cappello reviewed selected precedent mergers & acquisitions (M&A) transactions that were announced and closed between January 1, 2007 and May 19, 2010 involving control acquisitions of banks by strategic buyers and total target assets of $500 million to $10 billion. These criteria generated 37 M&A transactions in total.
     As part of its precedent transactions analysis, Cappello calculated each bank’s price to book value multiple at the time of announcement of the respective precedent transaction. Based on these metrics, Cappello selected a pro forma price to book value multiple range of 0.90x to 1.10x. Cappello then calculated implied pro forma valuation ranges of Hanmi Financial by applying the selected range of price to book value multiples to the pro forma book value for Hanmi Financial as of March 31, 2010. Cappello conducted its analysis assuming each of the Woori Plus Other Investors and Woori Only scenarios, with March 31, 2010 pro forma book values of $435 million and $315 million, respectively, resulting in implied pro forma equity values between $1.20-$1.47 per share of Hanmi Financial’s common stock for the Woori Plus Other Investors scenario and $1.25-$1.53 per share of Hanmi Financial’s common stock for the Woori Only scenario.
     Cappello believed that none of the transactions reviewed in the precedent transactions analysis were directly comparable to the Transaction and that none of the companies involved in the precedent transactions were directly comparable to Hanmi Financial.
     Discounted Cash Flow Analysis. Cappello conducted a five-year discounted cash flow analysis of Hanmi Financial on a pro forma basis. In preparing these analyses, Cappello relied upon the Management Projections, which include long-term pro forma projections assuming total sales of Hanmi Financial’s common stock in the Transaction to Woori and other Investors of $330 million. Utilizing the Management Projections in conjunction with Hanmi Financial’s management’s indicative pro forma range of target tangible common equity ratios of 7.0% to 9.0%, Cappello calculated Hanmi Financial’s annual after-tax free cash flows available for distribution to stockholders for calendar years 2010 to 2014. Cappello estimated a terminal value calculated for calendar year 2015 and beyond utilizing a terminal price to earnings multiple of 10.0x. Cappello then discounted the free cash flow streams and the estimated terminal value to a present value using a cost of equity discount rate range of 16.0% to 20.0%. This discounted cash flow analysis yielded an implied pro forma valuation range for Hanmi Financial’s common stock of $1.35-$1.55 per share as of June 30, 2010.
     Overview of Analyses and Other Considerations
     The preceding discussion is a summary of the material financial analyses furnished by Cappello to the Special Committee, but does not purport to be a complete description of the analyses performed by Cappello or of its presentation to the Special Committee. In reaching its opinion, Cappello did not assign any particular weight to any one analysis or the results yielded by that analysis, but rather exercised its professional judgment as to the significance and relevance of each analysis or result. Cappello believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Hanmi Financial and the data selected for use in its analyses, as further discussed below. No single company used in the above analyses as a comparison is identical to Hanmi Financial, and no single transaction used in the above analyses is identical to the Transaction, and accordingly an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed. The analyses were prepared solely for purposes of Cappello providing an opinion as to the fairness, from a financial point of view, as of the date of its opinion, to the holders of Hanmi Financial’s common stock, other than the Investors, of the price per share to be received by Hanmi Financial in the Transaction, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.
     The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by Cappello, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of Cappello were based on all the analyses and factors presented herein taken as a whole and also on the application of Cappello’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Cappello therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.
     In connection with its analyses, Cappello made, and was provided by Hanmi Financial’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Hanmi Financial’s control or the control of Cappello or Hanmi Financial’s other advisors. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Hanmi Financial or Hanmi Financial’s advisors, none of Hanmi Financial, Cappello or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.
     Cappello is an investment banking advisory firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings. The Special Committee selected Cappello to render its opinion based on Cappello’s familiarity with the market in which we compete, Cappello’s reputation, and the depth of the experience and expertise of the Cappello team responsible for the engagement.
     Cappello has acted as financial advisor and placement agent to Hanmi Financial in connection with the Transaction and will receive a fee for its services, a significant portion of which is contingent upon the purchases of shares pursuant to the Transaction. Cappello has also received a fee for rendering its opinion, without regard to the conclusion reached in such opinion or whether the proposed stock offering is consummated. We have also agreed to indemnify Cappello against certain liabilities and other items arising out of its engagement, both in its capacity as financial advisor and in connection with the rendering of its opinion. The terms of Cappello’s engagement letter were negotiated at arms-length between Hanmi Financial and Cappello, and the Special Committee and Hanmi Financial’s Board of Directors were aware of this fee arrangement at the time they reviewed and approved the securities purchase agreement with Woori and the Transaction. From time to time, Cappello and its affiliates may in the future provide investment banking and other financial services to Hanmi Financial, Woori or the other Investors, for which they would expect to receive compensation. Cappello is a registered broker-dealer with the U.S. Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority.
          Cappello’s opinion was approved by the Cappello Capital Corp. Fairness Opinion Committee.
INTERESTS OF CERTAIN PERSONS IN THE CAPITAL RAISING STOCKHOLDER PROPOSALS
     Certain of our directors and executive officers intend to participate in the registered rights and best efforts offering. The current stock ownership of each of the above individuals as of the record date is set forth below under “Beneficial Ownership of Principal Stockholders and Management.” The following directors and executive officers have initially indicated to us an intention to purchase the following number of shares of our common stock in the registered rights and best efforts offering. The actual amounts the directors and executive officers purchase in the registered rights and best efforts offering may change.

Number
of
Name	Shares
Joseph K. Rho, Chairman of our Board	1,637,838
Joon Hyung Lee, Director	1,220,677
I Joon Ahn, Director	1,200,000
Paul Seon-Hong Kim, Director	130,000
Jay S. Yoo, President and Chief Executive Officer, Director	80,000
Brian E. Cho, Executive Vice President and Chief Financial Officer	20,000
Jung Hak Son, Senior Vice President and Chief Credit Officer	30,000
John A. Hall, Director	10,000
William J. Stolte, Director	21,000

All Directors and Executive Officers as a Group (9 in Number)	4,349,515
     In addition, other of our employees may participate in the registered rights and best efforts offering.
     If the transactions contemplated by the securities purchase agreement with Woori are consummated, we will have incurred a “change in control” under the terms of our 2007 equity incentive plan. Accordingly, all of our outstanding options under our 2007 equity incentive plans will accelerate and the conditions on our restricted stock issued under our 2007 equity incentive plan will lapse. The table below sets forth the intrinsic values that our directors and executive officers would derive from the equity awards which accelerate upon consummation of the securities purchase agreement with Woori assuming the transactions with Woori closed on May 25, 2010. For restricted stock awards, the intrinsic value is based upon the closing price of our common stock on May 25, 2010 ($2.03), and for stock options, the value is based on such $2.03 minus the exercise price of the applicable stock option. You should note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur. As a result, the actual amounts, if any, to be received by an executive officer or director may differ from the amounts set forth below.

	Intrinsic Value of Accelerated	Intrinsic Value of Accelerated
Name	Stock Options ($)	Restricted Stock ($)
Joseph K. Rho, Chairman of our Board	$13,600	$30,450
Joon Hyung Lee, Director	$13,600	$30,450
I Joon Ahn, Director	$13,600	$30,450
Paul Seon-Hong Kim, Director	$13,600	$30,450

	Intrinsic Value of Accelerated	Intrinsic Value of Accelerated
Name	Stock Options ($)	Restricted Stock ($)
Jay S. Yoo, President and Chief Executive Officer, Director	$34,000	$40,600
Brian E. Cho, Executive Vice President and Chief Financial Officer	$10,200	$36,540
Jung Hak Son, Senior Vice President and Chief Credit Officer	$6,800	$23,954
John A. Hall, Director	$13,600	$30,450
William J. Stolte, Director	$9,200	$30,450

All Directors and Executive Officers as a Group (9 in Number)	$128,200	$283,794
Subject to appropriate regulatory approvals, the securities purchase agreement permits us to adopt a severance and retention plan for officers and directors providing payments in connection with their severance or continued service to us through the closing date of the transactions with Woori. Pursuant to the severance and retention plan, we intend to provide for our directors who resign as a result of the appointment of the Woori representatives upon closing of the transactions contemplated by the securities purchase agreement will be entitled to receive, (i) in the case of directors who have served us for at least 20 years, a payment of $3,000 per month over a five year period following termination totaling $180,000 for each director and (ii) in the case of directors who have served us for less than 20 years a payment of $3,000 per month over a three year period totaling $108,000 for each director. In addition, our retention plan provides that each of our executive officers, other than Mr. Yoo, will be entitled to a lump sum payment equal to 3 months of their current base salary on November 1, 2010 or the termination of their employment, whichever occurs first. In the case of any termination of our executive officers within 12 months of closing of the transactions contemplated by the securities purchase agreement, each of our executive officers, other than Mr. Yoo, will receive a lump sum payment equal to 3 months of their current base salary and 3 months of medical insurance. Mr. Yoo is entitled to severance payments pursuant to the terms of his employment agreement. Assuming that the transactions contemplated by the securities purchase agreement closed on May 25, 2010 and the executive officers were terminated within 12 months of the closing of the transaction, the executive officers would have received the approximate amounts set forth in the table below. You should note that the amounts indicated below are estimates based on assumptions that may or may not actually occur. As a result, the actual amounts, if any, to be received by an executive officer may differ from the amounts set forth below. In addition, any amounts to be paid to our executives as a result of consummation of the transactions with Woori are subject to applicable approval of our federal and state regulators.

		Health and/or
		Life Insurance	Equity	Accrued
Name	Severance Pay	Premiums	Acceleration (1)	Vacation	Total
Jay Yoo	$165,000	$7,658	$24,000	$34,687	$231,345
Brian Cho	$67,500	$2,965	$21,600	$30,456	$122,521
Jung Hak Son	$52,500	$2,965	$14,160	$24,230	$93,855

(1)	Based on the intrinsic values of equity awards that accelerate upon consummation of the securities purchase agreement with Woori assuming the transactions with Woori closed on May 25, 2010. For restricted stock awards, the intrinsic value is based upon the closing price of our common stock on May 25, 2010 ($2.03), and for stock options, the value is based on such $2.03 minus the exercise price of the applicable stock option.
     As set forth in his biographical description, Mr. Jay Yoo was previously President and Chief Executive Officer of Woori America Bank, a subsidiary of Woori Bank, from (2001 to 2007). He also previously served as Chairman of the Board of Woori America Bank.

DESCRIPTION OF THE SECURITIES PURCHASE AGREEMENT WITH WOORI
AND THE STOCK OFFERINGS
     As described above, Woori has entered into a securities purchase agreement with us to purchase a minimum of $210 million (175 million shares) of common stock and a maximum of $240 million (200 million shares) of common stock. In addition, prior to the closing of the securities purchase agreement with Woori, we intend to commence a registered rights and best efforts offering comprised of a $60 million rights offering for our stockholders and a $60 million best efforts offering (plus any additional shares of common stock that are not subscribed for in the rights offering) to the public to raise up to $120 million, for aggregate gross proceeds, with the Woori investment, of up to $360 million.
     The following is a summary of the material terms of the securities purchase agreement with Woori and the registered rights and best efforts offering. A copy of the securities purchase agreement with Woori is attached to this document as Annex A and is incorporated by reference into this document. Stockholders are urged to read the securities purchase agreement attached as Annex A in its entirety. While we believe this summary covers the material terms and provisions of the securities purchase agreement with Woori, it may not contain all of the information that is important to you and is qualified in its entirety by reference to Annex A. We cannot provide any assurance that the transactions with Woori will be completed or that we will be able to sell any of our shares of common stock pursuant to the registered rights and best efforts offering. For a discussion of the fees and warrants being issued to our financial advisors in connection with the securities purchase agreement, see “Fees and Expenses” below.
SECURITIES PURCHASE AGREEMENT
Purchase of Stock
     The securities purchase agreement with Woori provides that upon satisfaction of all conditions to closing, Woori shall purchase $210 million (175 million shares) of our common stock at a per share purchase price of $1.20. Woori also has the option to purchase up to an additional $30 million (25 million shares) of our common stock for an aggregate investment not to exceed $240 million (200 million shares). The maximum dollar amount of shares of common stock to be issued in the stock offerings will not exceed $360 million (300,000,000 shares of our common stock) and of that amount, the maximum amount that may be raised in the registered rights and best efforts offering may not exceed $120 million (100 million shares) in the aggregate. If Woori acquires 175 million shares of our common stock (and does not exercise its option) and we are able to sell the maximum of 100 million shares of our common stock in the registered rights and best efforts offering, Woori will own approximately 54% of our outstanding common stock following consummation of the transactions contemplated by the securities purchase agreement. If Woori acquires 200 million shares of our common stock (by exercising its option) and we are not able to sell any shares of our common stock in the registered rights and best efforts offering, Woori will own approximately 80% of our outstanding common stock following consummation of the transactions contemplated by the securities purchase agreement. Depending on how many shares of our common stock Woori purchases and how many shares of our common stock are sold in the registered rights and best efforts offering, if the transactions contemplated by the securities purchase agreement with Woori are completed Woori will own anywhere between approximately 54% and 80% of our outstanding common stock.
Representations and Warranties
     In the securities purchase agreement, we make customary representations and warranties to Woori relating to, among other things, our corporate authority, business, capitalization, financial condition and changes to our financial condition, governmental filings, internal controls, employee benefit plans, taxes, any environmental liabilities, assets and liabilities generally, and the common stock to be issued. The representations and warranties survive for a period of twelve months following the closing date; provided that certain representations and warranties relating to tax, employee benefit plans and environmental liability survive until 60 days after the expiration of the applicable statute of limitations and certain representations and warranties relating to our organization, subsidiaries and capitalization which survive forever. Woori has also made various representations and warranties relating to, among other things, its corporate authority, business, investment intent and sufficiency of funds now and at the closing.
     Stockholders are not third-party beneficiaries under the securities purchase agreement and should not construe the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of our company, any of the investors or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the securities purchase agreement, which subsequent information may or may not be fully reflected in the our public disclosures. The provisions of the securities purchase agreement, including the representations and warranties, should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that we file with the Securities and Exchange Commission, or the “SEC.” For more information regarding these documents incorporated by reference, see “Where You Can Find More Information” below.
Covenants
     We have agreed with Woori that between the signing of the securities purchase agreement and the closing, that we and our subsidiaries will carry on our business in the ordinary course, and maintain and preserve our business relationships with third parties having business dealings with us. In addition, we have agreed between the execution of the securities purchase agreement and the closing date to certain covenants relating to our business activities. Specifically, we have agreed, among other things, not to, and to cause our subsidiaries not to, without the consent of Woori:
     • declare or pay dividends on, or make any distributions on, our capital stock;
     • split, combine or reclassify our capital stock;
     • repurchase our capital stock;
     • amend our charter documents except as contemplated by the securities purchase agreement;
     • enter into any merger, share exchange, reorganization or similar business combination except as permitted by the securities purchase agreement;
     • make or acquire any loan or issue a commitment for any loan, except for loans and commitments made in the ordinary course of business and with a principal balance of $2,000,000 or less, subject to certain exceptions;
     • release any collateral or guarantees or restructure any loan or commitment for any loan with a principal balance in excess of $1,000,000;
     • incur any indebtedness for borrowed money other than deposit liabilities, Federal Home Loan Bank advances and the FRB federal discount window and reverse repurchase agreements, in each case, entered into in the ordinary course of business consistent with past practice and with a final maturity of one year or less;
     •change our method of accounting except as required by GAAP or regulatory accounting principles;
     • except in the case of non-executive officers and other employees for increases in salary or wages in the ordinary course of business consistent with past practice and except as otherwise permitted by the securities purchase agreement, increase the compensation or benefits of any present or former director, officer or employee, adopt or amend any employee benefit plan or grant any equity or equity based awards;

     • pay, settle or compromise any claims, liabilities or obligations, including any litigation, involving monetary damages in excess of $1,000,000 other than (i) payments or settlements in the ordinary course of business; (ii) with respect to liabilities unless we have previously reserved for that liability; or (iii) as we have previously agreed with Woori;
     • except for any sale, disposition or other transfer of certain real estate owned having a value of $1,000,000 or less, sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain any of our assets, properties or other rights or agreements material to our business except for (i) sales of loans and investment securities in the ordinary course of business or (ii) pledges of assets to secure public deposits accepted in the ordinary course of business;
     • enter into, create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any contract agreement or lease to which we are a party or by which we or our properties are bound that calls for aggregate annual payments of $1,000,000 or more;
     • other than in the ordinary course of business or as required by law, make any material tax claims, file any amended tax return with respect to any material tax, change any annual tax period or surrender any claim to a material tax refund; or
     • enter into any agreements with our officers or directors or their immediate family members.
     We have agreed with Woori that we may conduct the registered rights and best efforts offering, provided that we will not issue more than $120 million of common stock in the registered rights and best efforts offering. We have also agreed to use our commercially reasonable efforts to continue the employment of our and our subsidiaries’ executive officers after the closing. Subject to appropriate regulatory approvals, we may adopt a retention plan for officers and directors providing payments (including severance obligations provided in the employment agreement with our President and Chief Executive Officer) of up to $2,035,000 in connection with their severance or continued service to us or Hanmi Bank through the closing date.
     We and Woori have agreed to file all necessary regulatory applications to consummate the transactions contemplated by the securities purchase agreement. Woori has agreed, no later than 30 calendar days after the securities purchase agreement, to seek all governmental and regulatory consents and approvals required for consummation of the transactions contemplated by the securities purchase agreement, including, but not limited to, applications and notices required by the FRB, the DFI, and the Korean Financial Services Commission.
     In addition, we have agreed to call a meeting of our stockholders as soon as practicable to vote on the proposals to (1) approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock to 500 million shares and (2) approve the issuance of up to 200 million shares of common stock to Woori for purposes of Nasdaq Listing Rule 5635. In the event that both of the foregoing approvals are not obtained at the annual meeting, we have agreed to include a proposal to approve (and our Board will unanimously recommend approval of) such issuance at a subsequent meeting of our stockholders within 90 days of the annual meeting.
     Woori has agreed that, for a period of three (3) years from the closing, neither it nor any of its affiliates will, directly or indirectly, effect a cash-out merger or similar transaction involving Hanmi Financial unless (a)(i) no less than a majority of the directors who are unaffiliated with Woori and who were members of our Board of Directors prior to our entering into the agreement with Woori approve the terms of the cash-out merger or similar transaction, and (ii) the cash-out merger or similar transaction receives the affirmative vote in favor by 66 2/3% of the stockholders entitled to vote thereon, and separately by a majority of the stockholders entitled to vote thereon excluding the vote of Woori or (b) Woori owns at least 90% of our outstanding voting shares.
     The securities purchase agreement with Woori permits us to offer and sell up to 4.9% of our shares of common stock (on a fully-diluted basis and taking into account the registered rights and best efforts offering) to any single investor or group of investors acting together (other than Woori) in the best efforts portion of the registered rights and best efforts offering. To the extent we desire to offer and sell more than 4.9% of the shares of common stock (on a fully-diluted basis and taking into account the registered rights and best efforts offering) to any single investor or group of investors acting together (other than Woori), it shall provide notice to Woori. Notwithstanding the foregoing, we are not permitted to offer and sell more than 9.9% of the shares of our common stock (on a fully-diluted basis and taking into account the registered rights and best efforts offering) to any other single investor or group of investors acting together without the prior written consent of Woori.
Indemnification
          We have agreed to indemnify and hold harmless Woori and its directors, officers, stockholders, members, employees and agents (and any persons who controls Woori and the directors, officers, stockholders, members, employees and agents of such control persons) (collectively, the “Woori Indemnitees”) from any losses, damages, liabilities, contingencies, claims, costs and expenses, as a result of any breach of any representation, warranty, covenant or agreement we make in the securities purchase agreement. We are not required to indemnify Woori with respect to any claim for indemnification until the aggregate amount of all losses exceed $1,000,000, in which case we will be responsible for the full amount of such losses. The cumulative indemnification obligation to the Woori Indemnitees shall not exceed $210 million. The indemnity provided for in the agreement is the sole and exclusive monetary remedy of the Woori Indemnitees after the closing for any inaccuracy of any of the representations and warranties contained in the securities purchase agreement or any other breach of any covenant or agreement contained in the securities purchase agreement, except in the case of fraud. Any claim for indemnification must be brought on or prior to the first anniversary of the closing of the securities purchase agreement, subject to certain exceptions for representations and warranties relating to (i) our organization, subsidiaries and capitalization which claims may be brought at any time and (ii) our benefit plans, taxes and environmental liability, which claims may be brought at any time prior to 60th day after the expiration of the applicable statute of limitations.
No Solicitation
     We have agreed that, neither we nor any of our subsidiaries will, nor will we or any of our subsidiaries authorize or permit any of our respective directors, officers, employees, consultants, agents and other authorized representatives acting in such capacity, to directly or indirectly:
•	solicit, initiate or encourage the submission of any acquisition proposal (as defined below) or enter into any agreement or understanding with respect to an acquisition proposal; or

•	participate in any discussions or negotiations with, or disclose any information, for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonable be expected to lead to any acquisition proposal.
     We also agreed to, and agreed to cause our representatives to, cease any and all existing discussions or negotiations, if any, with any third party conducted prior to the date of the securities purchase agreement with respect to any acquisition proposal and to advise Woori of any other acquisition proposal we receive.
     “Acquisition proposal” means any written offer, proposal, or indication of interest from any third party relating to any transaction or series of related transactions involving any (i) acquisition or purchase by any person or entity, directly or indirectly, of 10% or more of our common stock, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person or entity beneficially owning 10% or more of any of our common stock, (ii) any direct or indirect merger, acquisition, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving us or any of our subsidiaries, which results in our stockholders before such transaction owning less than 51% of the issued and outstanding voting or equity securities of us after the consummation of such transaction, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of all or substantially all of our assets and any of its subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof), (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization us or any of our subsidiaries or (v) any issuance by us, other than the sale of shares to Woori which involves the purchase and sale by any person, directly or indirectly, of 10% or more of our common stock.

     Notwithstanding the restrictions described above, we may (i) comply with applicable securities laws and regulations, including regulations relating to tender or exchange offers and (ii) prior to the approval of the Capital Raising Stockholder Proposals, engage in negotiations or discussions with any third party who, without any solicitation, initiation or encouragement of us or our representatives, seeks to initiate discussion or negotiations and may furnish such third party information concerning us and our business if such third party has first made an acquisition proposal that is superior to Woori’s proposal and our Board has determined in good faith after consultation with its financial advisors and legal counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law.
Conditions to Closing
          The securities purchase agreement with Woori is subject to certain conditions to closing, including, but not limited to:
     • the truth and correctness at the closing of all representations and warranties made in the securities purchase agreement except where the failure of a representation or warranty to be true and correct would not reasonably be expected to have a material adverse effect;
     •the performance of all covenants and agreements set forth in the securities purchase agreement in all material respects;
     • we shall not have experienced an effect that has had or would reasonably expected to result in a material adverse effect on us;
     • resignations of certain of our directors to accommodate Woori’s ability to designate five (5) of our seven (7) directors at the closing;
     • the obtaining of all required regulatory and stockholder approvals and required third party consents; and
     • the delivery of all required certificates, opinions and other closing documents.
Board Recommendation
     Subject to the provisions described below, our Board agreed to unanimously recommend that our stockholders vote in favor of the Capital Raising Stockholder Proposals. The securities purchase agreement with Woori provides that neither our Board nor any committee thereof will:
•	fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Woori, our Board recommendation in favor of the Capital Raising Stockholder Proposals;

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any acquisition proposal;

•	make any public statement inconsistent with our Board recommendation; or

•	resolve or agree to take any of the foregoing actions.
     We refer to each of the foregoing actions as an “adverse recommendation change.”
     Notwithstanding these restrictions, our Board may effect an adverse recommendation change at any time if, following the receipt of and on account of an acquisition proposal that is superior to the proposal contemplated by the securities purchase agreement with Woori:

     • our Board determines in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law.
     The securities purchase agreement permits our Board to comply with Rule 14d-9 and Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended (relating to tender offers and exchange offers) with regard to an alternative proposal although such disclosure (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f)) will constitute an adverse recommendation change unless our Board expressly publicly reaffirms our Board recommendation in such communication or within two business days after requested to do so by Woori.
Board Representation
          If the securities purchase with Woori closes pursuant to its terms, Woori is entitled to nominate five (5) of our seven (7) directors, one of whom shall be the Chief Executive Officer/President of Hanmi Financial. In conjunction therewith, up to five (5) of our directors designated by us may resign to accommodate Woori’s contractual rights. The directors identified by Woori shall serve until our next annual meeting of stockholders and until their successors are elected and qualified. So long as Woori holds more than 50% of our outstanding common stock on a fully-diluted basis, it shall have the right to nominate two-thirds of our Board (rounded to the nearest whole number). We have agreed to recommend to our stockholders the election of the Woori nominees. Woori must provide us with the identity of the nominees no less than 20 days prior to the date any such nominee takes office. In addition, the appointment of the Woori nominees is subject to non-disapproval requirements of the Order and the notice requirements of the Written Agreement.
Transfer Restrictions
          The common stock issuable to Woori pursuant to those securities, has not been registered under the Securities Act, or under the securities laws of any state or other jurisdiction, and unless so registered may not be offered or sold in the United States or to U.S. persons except pursuant to applicable regulation or an exemption from the registration requirements of the Securities Act and applicable state securities laws.
Registration Rights
          As a condition to closing, we will enter into a registration rights agreement with Woori providing for the resale registration of the shares they will receive pursuant to the securities purchase agreement.
Termination; Termination Fee
          The securities purchase agreement with Woori may be terminated prior to the closing date:
     • by mutual agreement;
     • by either Woori, on the one hand, or us, on the other hand, if the conditions precedent to such party’s obligations have not been met or waived by July 31, 2010; provided, however, that we may extend such termination date for up to 60 days if we fail to obtain approval of the Capital Raising Stockholders Proposals by such date and both parties believe in good faith that such approval will be secured by September 30, 2010; or if Woori fails to obtains it regulatory approvals by July 31, 2010 and it notifies us that it believes in good faith that it can secure the regulatory approvals by September 30, 2010 (such date, as may be extended, the “Outside Date”);
      • by Woori or us, (i) upon being advised in writing by a governmental entity (or, in our case, by Woori), that any of the regulatory approvals will not be granted or obtained on or prior to the Outside Date; (ii) upon receipt of written notice that any regulatory approval has been denied; or (iii) if Woori has been requested to withdraw any regulatory application required for the transactions contemplated by the securities purchase agreement to be consummated;

     • by Woori, if our Board shall have (i) made an adverse recommendation change which has not subsequently been withdrawn; (ii) failed to make our Board recommendation in favor of the Capital Raising Stockholder Proposals, withdrawn such recommendation or modified or changed such recommendation in a manner such that it would constitute an adverse recommendation change; or (iii) failed to call, give notice of, convene and hold a stockholders meeting to vote on the Capital Raising Stockholder Proposals;
     • by Woori, if we breach our nonsolicitation obligations;
     • by us, in order to enter into an acquisition proposal;
     • by us or Woori if the Capital Raising Stockholder Proposals have not been approved by the Outside Date; or
     • by us or Woori in the event a governmental entity prohibits or makes illegal the consummation of the transactions contemplated by the securities purchase agreement.
          If (i) Woori terminates the securities purchase agreement because we breach our nonsolicitation obligations and we enter into an agreement with respect to an acquisition proposal within 12 months of such termination; (ii) we terminate the securities purchase agreement to enter into an alternative proposal or (iii) Woori terminates the securities purchase agreement because the our Board makes an adverse recommendation change, fails to make, or modifies or changes our Board recommendation, or fails to call, notice or hold the stockholders meeting to approve the Capital Raising Stockholder Proposals and within 12 months after such termination we enter into an agreement with respect to an acquisition proposal, then, in any such case, we are required to pay to Woori $10,500,000 as a termination fee (“Termination Fee”).
          If the securities purchase agreement is terminated, neither party will have any liability or further obligation (except with respect to the Termination Fee); provided, however, any termination of the securities purchase agreement will not relieve any party from liability for any breach by it of the securities purchase agreement prior to the date of termination.
Fees and Expenses
          We and Woori will each bear our own expenses in connection with the securities purchase agreement. We have agreed to pay Cappello a cash fee equal to 1 percent (1%) of the aggregate purchase price paid by Woori and five-year warrants to purchase up to 1 percent (1%) of the aggregate number of shares issued to Woori at an exercise price of $1.20 per share. In addition, we have paid a cash fee of $350,000 to Cappello in connection with the rendering of its fairness opinion to our Board. We have agreed to pay a cash fee of $150,000 to McGladrey in connection with the rendering of its fairness opinion to our Board. We have also agreed to indemnify Cappello and McGladrey in connection with the services they have provided to us. Cappello and McGladrey and their respective affiliates may provide services to us in the future for which they will be compensated. Cappello will also receive fees from us in connection with services it provides in the registered rights and best efforts offering discussed immediately below.
               On January 18, 2010, we engaged IWL to render financial advisory services in connection with the offer and sale of our stock in Korea. As set forth above, based upon the advice of counsel, we believe that our engagement letter with IWL was not effective and we have no obligations owing under it. If the agreement with IWL were effective, we would have paid IWL a cash fee equal to 3.1% of the aggregate purchase price paid by Woori upon the closing of the transaction and agreed to reimburse IWL up to $250,000 in expenses. The engagement letter with IWL also required a $750,000 non-refundable retainer which has not been paid and which would have been credited against any amounts owing to IWL if the transaction with Woori closed while the advisory services agreement was effective.

REGISTERED RIGHTS AND BEST EFFORTS OFFERING
     In connection with the transactions contemplated by the securities purchase agreement with Woori, our Board authorized us to pursue an offering of up to $120 million (100,000,000 shares) of our common stock. The offering is structured as a $120 million registered rights and best efforts offering comprised of a $60 million rights offering to our existing stockholders as of June 7, 2010 together with a $60 million registered best efforts offering (plus any additional shares of common stock that are not subscribed for in the rights offering) to the public. We will not raise more than $120 million from the registered rights and best efforts offering in the aggregate. The price per share for our common stock issued in the registered rights and best efforts offering is $1.20 per share. We are conducting the registered rights and best efforts offering (1) to raise equity capital and (2) to provide our existing stockholders with the opportunity to purchase our common stock at the same price per common share being offered to Woori pursuant to the terms of its securities purchase agreement.
     We are distributing to holders of our common stock as of 5:00 p.m., New York time on June 7, 2010, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock at the subscription price of $1.20 per share. Stockholders as of the record date will receive one (1) subscription right for each share of common stock they owned at the close of business on the record date. The subscription rights will be issued on or about June 11, 2010 and shall be exercisable until 5:00 p.m. New York city time on July 12, 2010, unless we extend the rights offering.
     If a stockholder exercises all of the subscription rights distributed to them, they will also have the opportunity to purchase additional shares in the rights offering which are not purchased by other stockholders pursuant to an over-subscription privilege. To the extent any shares of common stock remain available after the rights offering, we will offer those shares to the public in a best efforts offering.
     Although our existing stockholders who received subscription rights in the registered rights and best efforts offering (stockholders as of June 7, 2010) will have the ability to purchase at least their pro rata percentage of $60 million being offered in the rights offering component, they will not have any right to maintain their proportional ownership of our common stock in connection with the shares being offered to Woori or the additional $60 million of common stock being offered in the registered rights and best efforts offering.
     In connection with the registered rights and best efforts offering, we have agreed to pay Cappello a cash fee equal to 2.75 percent (2.75%) of the aggregate gross proceeds we raise in such offerings together with five-year warrants to purchase up to 2 percent (2%) of the aggregate number of shares issued in the registered rights and best efforts offering at an exercise price of $1.20 per share.
     This proxy statement shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state. The registered rights and best efforts offerings described above will be conducted under an existing effective shelf registration statement declared effective by the SEC on November 30, 2009. Rights and best efforts offering materials, including a prospectus supplement and related prospectus and other items necessary to exercise the rights and information about the best efforts offering, will be mailed to stockholders following the time when a prospectus supplement relating to the offerings is filed with the Securities Exchange Commission. The rights and the underlying shares being offered in the rights offering, as well as the shares being offered in the best efforts offering, may not be offered nor may offers to buy be accepted prior to the time the prospectus supplement relating to the offerings is filed with the SEC. The prospectus supplement and related prospectus will contain important information about the offerings and investors are urged to read them carefully when available. When available, copies of the prospectus supplement and related prospectus may be obtained by contacting our head of investor relations, David J. Yang 213-637-4798.
USE OF PROCEEDS
     Depending on our ability to consummate the transactions contemplated by the securities purchase agreement with Woori, whether or not Woori exercises its option to purchase an additional $30 million of common stock and how much stock we are able to sell in the registered rights and best efforts offering, we anticipate that we will raise gross proceeds from the stock offerings of between $210 million and $360 million and estimated net proceeds of between $205 million and $350 million. We intend to contribute a substantial portion of the net proceeds of the stock offerings to Hanmi Bank as additional capital. We will retain the remaining net proceeds at the Hanmi Financial corporate level to satisfy the cash needs of Hanmi Financial and for general corporate purposes, subject to any regulatory requirements.
PRO FORMA FINANCIAL INFORMATION
     The following unaudited pro forma condensed consolidated financial information for the fiscal year ended December 31, 2009 and the quarter ended March 31, 2010, shows various adjustments and effects of the consummation of the transactions contemplated by the securities purchase agreement with Woori and the sale of common stock in the stock offerings as if completed on January 1, 2009 and January 1, 2010, respectively. We have included the following unaudited pro forma condensed consolidated financial data solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposals set forth in this proxy statement. The actual effect on our financial statements from the stock offerings may change materially depending upon the actual amounts raised in the aggregate in such stock offerings. Accordingly, the pro forma financial information presented below may differ materially from actual results. We cannot provide any assurance that the transaction with Woori will close at all, or, in the case of the registered rights and best efforts offering, that we will be able to raise any proceeds from the sale of our common stock. If we close the transaction with Woori, the gross amount raised in the aggregate from the stock offerings may be as low as $210 million. If we close the transaction with Woori, Woori exercises its option to purchase an additional $30 million of our common stock and we sell the maximum amount available in the registered rights and best efforts offering, the gross amount raised in the aggregate from the stock offerings would be $360 million. The actual gross amount raised from the stock offerings in the aggregate may also be anywhere between $210 million and $360 million if the transaction with Woori closes.
      The unaudited pro forma condensed consolidated financial information below reflects the separate adjustments that would occur with respect to the amounts of common stock which may be sold to Woori ($210 million and an additional $30 million) and the maximum amount which may be raised in the registered rights and best efforts offering ($120 million). In addition, for the periods presented, we show the pro forma effects of the stock offerings from the sale of four separate aggregate gross amounts of our common stock: $210 million; $240 million; $330 million and $360 million and the application of net proceeds. We can provide no assurance as to the aggregate amount we actually will raise in the stock offerings, if any, our actual net proceeds from the stock offerings, or how much we will contribute to Hanmi Bank. The pro forma weighted average diluted shares impact of warrants, which are to be issued to our advisors in connection with the stock offerings have been excluded from the pro forma weighted average diluted shares calculation due to the anti-dilutive impact of the warrants in the calculation.
     The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 incorporated by reference into this Proxy Statement.
          In addition, the following data should be read with the understanding that the March 15, 2010 audit report of KPMG LLP, our independent registered public accounting firm, on the financial statements included within the Hanmi Financial Annual Report on Form 10-K states that the ability of Hanmi Financial to comply with the Written Agreement raises substantial doubt about our ability to continue as a going concern. Furthermore, the March 15, 2010 KPMG report expresses an adverse opinion on the effectiveness of our internal control over financial reporting. Important assumptions to the unaudited pro forma condensed consolidated combined financial information are set forth in the footnotes following each table.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except for share data)
(unaudited)

	December
	31, 2009	Pro Forma	Pro Forma	Pro Forma
	(Actual)	Adjustments	Adjustments	Adjustments
				(Rights
				Offering and
		(Woori	(Woori	Best Efforts
		Purchasing	Purchasing	Offering of
		$210 million	$30 million	$120 million
		of Common	of Common	of Common
	Actual	Stock)	Stock)	Stock)
ASSETS
Cash and Cash Equivalent (4)	$154,110	$3,536	$505	$1,984
Securities Held to Maturity, at Amortized Cost	869	—	—	—
Securities Available for Sale (1) (2) (3)	132,420	205,567	29,367	115,367
Loan Receivable, Net of Allowance for Loan Losses of $144,996	2,669,054	—	—	—
Loan Held for Sale, at the Lower of Cost or Fair value	5,010	—	—	—
Other Assets	201,243	—	—	—

TOTAL ASSETS	$3,162,706	$209,103	$29,872	$117,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$2,749,327	$—	$—	$—
Federal Home Loan Bank Advances	153,978	—	—	—
Other Borrowings	1,747	—	—	—
Other Liabilities (5)	107,910	2,403	344	2,747

Total Liabilities	3,012,962	2,403	344	2,747

STOCKHOLDERS’ EQUITY:
Common Stock, $0.001 Par Value; Authorized 200,000,000 Shares; Issued 55,814,890 Shares (51,182,390 Shares Outstanding) (1) (2) (3)	56	175	25	100
Additional Paid-In Capital (1) (2) (3) (5)	357,174	202,989	28,998	112,520
Unearned Compensation	(302)	—	—	—
Accumulated Other Comprehensive Income – Unrealized Gain on Securities Available for Sale and Interest-Only Strips, Net of Income Taxes of $602	859	—	—	—
Accumulated Deficit (4)	(138,031)	3,536	505	1,984
Treasury Stock, at Cost (4,632,500 Shares)	(70,012)	—	—	—

Total Stockholders’ Equity	149,744	206,700	29,528	114,604

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,162,706	$209,103	$29,872	$117,351

(1)	Reflects the issuance of $210.0 million of common stock to Woori. Net proceeds of $205.6 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(2)	Reflects the issuance of the $30.0 million of common stock to Woori. Net proceeds of $29.4 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(3)	Reflects the issuance of the $120.0 million of common stock to individual investors. Net proceeds of $115.4 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available sale.

(4)	The funds received from the closed investment transactions are assumed to earn interest income at an average yield of 1.72%.

(5)	The carrying value of the common stock warrants to be issued to our advisors is based on their fair value at issue date. The fair value of the common stock warrants was estimated to be $1.37 per share and determined using the Black-Scholes option-pricing model with the following assumptions: no dividend yield; risk-free rate 1.71%,; expected life 5.0 years; and volatility 67.0%

	December	December	December	December	December
	31, 2009	31, 2009	31, 2009	31, 2009	31, 2009
	(Actual)	Pro Forma	Pro Forma	Pro Forma	Pro Forma
				($330	($360
				million of	million of
				Common	Common
				Stock Issued	Stock Issued
				in the	in the
				Aggregate to	Aggregate to
				Woori and	Woori and
		(Woori	(Woori	in Rights	in Rights
		Purchasing	Purchasing	Offering	Offering
		$210 million	$240 million	and Best	and Best
		of Common	of Common	Efforts	Efforts
	Actual	Stock)	Stock)	Offering)	Offering)
ASSETS
Cash and Cash Equivalent (5)	$154,110	$157,646	$158,151	$159,639	$160,135
Securities Held to Maturity, at Amortized Cost	869	—	—	—	—
Securities Available for Sale (1) (2) (3) (4)	132,420	337,987	367,353	453,878	482,721
Loan Receivable, Net of Allowance for Loan Losses of $144,996	2,669,054	—	—	—	—
Loan Held for Sale, at the Lower of Cost or Fair value	5,010	—	—	—	—
Other Assets	201,243	—	—	—	—

TOTAL ASSETS	$3,162,706	$3,371,809	$3,401,680	$3,489,693	$3,519,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$2,749,327	$—	$—	$—	$—
Federal Home Loan Bank Advances	153,978	—	—	—	—
Other Borrowings	1,747	—	—	—	—
Other Liabilities (6)	107,910	110,313	110,656	112,716	113,404

Total Liabilities	3,012,962	3,015,365	3,015,708	3,017,768	3,018,456

STOCKHOLDERS’ EQUITY:
Common Stock, $0.001 Par Value; Authorized 200,000,000 Shares; Issued 55,814,890 Shares (51,182,390 Shares Outstanding) (1) (2) (3) (4)	56	231	256	331	356
Additional Paid-In Capital (1) (2) (3) (4) (6)	357,174	560,163	589,161	673,551	701,681
Unearned Compensation	(302)	—	—	—	—
Accumulated Other Comprehensive Income – Unrealized Gain on Securities Available for Sale and Interest-Only Strips, Net of Income Taxes of $602	859	—	—	—	—
Accumulated Deficit (5)	(138,031)	(134,495)	(133,990)	(132,502)	(132,006)
Treasury Stock, at Cost (4,632,500 Shares)	(70,012)	—	—	—	—

Total Stockholders’ Equity	149,744	356,444	385,972	471,925	500,576

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,162,706	$3,371,809	$3,401,680	$3,489,693	$3,519,032

(1)	Reflects the issuance of $210.0 million of common stock to Woori. Net proceeds of $205.6 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(2)	Reflects the aggregate issuance of the $240.0 million of common stock to Woori. Net proceeds of $234.9 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(3)	Reflects the aggregate issuance of the $330.0 million of common stock to Woori and individual investors. Net proceeds of $321.5 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(4)	Reflects the aggregate issuance of the $360.0 million of common stock to Woori and individual investors. Net proceeds of $350.3 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(5)	The funds received from the closed investment transactions are assumed to earn interest income at an average yield of 1.72%.

(6)	The carrying value of the common stock warrants is based on their fair value at issue date. The fair value of the common stock warrants was estimated to be $1.37 per share and determined using the Black-Scholes option-pricing model with the following assumptions: no dividend yield; risk-free rate 1.71%,; expected life 5.0 years; and volatility 67.0%.

	March 31,
	2010	Pro Forma	Pro Forma	Pro Forma
	(Actual)	Adjustments	Adjustments	Adjustments
				(Rights
				Offering and
		(Woori	(Woori	Best Efforts
		Purchasing	Purchasing	Offering of
		$210 million	$30 million	$120 million
		of Common	of Common	of Common
	Actual	Stock)	Stock)	Stock)
ASSETS
Cash and Cash Equivalent (4)	$199,217	$1,343	$192	$754
Securities Held to Maturity, at Amortized Cost	862	—	—	—
Securities Available for Sale (1) (2) (3)	113,369	205,567	29,367	115,367
Loan Receivable, Net of Allowance for Loan Losses of $177,820	2,494,966	—	—	—
Loan Held for Sale, at the Lower of Cost or Fair value	10,104	—	—	—
Other Assets	199,783	—	—	—

TOTAL ASSETS	$3,018,301	$206,910	$29,559	$116,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$2,650,280	$—	$—	$—
Federal Home Loan Bank Advances	153,898	—	—	—
Other Borrowings	4,428	—	—	—
Other Liabilities (5)	108,673	1,575	225	1,800

Total Liabilities	2,917,279	1,575	225	1,800

STOCKHOLDERS’ EQUITY:
Common Stock, $0.001 Par Value; Authorized 200,000,000 Shares; Issued 55,814,890 Shares (51,182,390 Shares Outstanding) (1) (2) (3)	56	175	25	100
Additional Paid-In Capital (1) (2) (3) (5)	357,359	203,817	29,117	113,467
Unearned Compensation	(281)	—	—	—
Accumulated Other Comprehensive Income — Unrealized Gain on Securities Available for Sale and Interest-Only Strips, Net of Income Taxes of $1,002	1,417	—	—	—
Accumulated Deficit (4)	(187,517)	1,343	192	754
Treasury Stock, at Cost (4,632,500 Shares)	(70,012)	—	—	—

Total Stockholders’ Equity	101,022	205,335	29,334	114,321

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,018,301	$206,910	$29,559	$116,121

(1)	Reflects the issuance of $210.0 million of common stock to Woori. Net proceeds of $205.6 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(2)	Reflects the issuance of the $30.0 million of common stock to Woori. Net proceeds of $29.4 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(3)	Reflects the issuance of the $120.0 million of common stock to individual investors. Net proceeds of $115.4 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(4)	The funds received from the closed investment transactions are assumed to earn interest income at an average yield of 2.65%.

(5)	The carrying value of the common stock warrants to be issued to our advisors is based on their fair value at issue date. The fair value of the common stock warrants was estimated to be $0.90 per share and determined using the Black-Scholes option-pricing model with the following assumptions: no dividend yield; risk-free rate 2.61%,; expected life 5.0 years; and volatility 102.6%.

	March 31,	March 31,	March 31,	March 31,	March 31,
	2010	2010	2010	2010	2010
	(Actual)	Pro Forma	Pro Forma	Pro Forma	Pro Forma
				($330	($360
				million of	million of
				Common	Common
				Stock Issued	Stock Issued
				in the	in the
				Aggregate to	Aggregate to
				Woori and	Woori and
		(Woori	(Woori	in Rights	in Rights
		Purchasing	Purchasing	Offering	Offering
		$210 million	$240 million	and Best	and Best
		of Common	of Common	Efforts	Efforts
	Actual	Stock)	Stock)	Offering)	Offering)
ASSETS
Cash and Cash Equivalent (5)	$199,217	$200,560	$200,752	$201,317	$201,506
Securities Held to Maturity, at Amortized Cost	862	—	—	—	—
Securities Available for Sale (1) (2) (3) (4)	113,369	318,936	348,302	434,827	463,670
Loan Receivable, Net of Allowance for Loan Losses of $177,820	2,494,966	—	—	—	—
Loan Held for Sale, at the Lower of Cost or Fair value	10,104	—	—	—	—
Other Assets	199,783	—	—	—	—

TOTAL ASSETS	$3,018,301	$3,225,211	$3,254,769	$3,341,859	$3,370,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$2,650,280	$—	$—	$—	$—
Federal Home Loan Bank Advances	153,898	—	—	—	—
Other Borrowings	4,428	—	—	—	—
Other Liabilities (6)	108,673	110,248	110,472	111,821	112,273

Total Liabilities	2,917,279	2,918,854	2,919,078	2,920,427	2,920,879

STOCKHOLDERS’ EQUITY:
Common Stock, $0.001 Par Value; Authorized 200,000,000 Shares; Issued 55,814,890 Shares (51,182,390 Shares Outstanding) (1) (2) (3) (4)	56	231	256	331	356
Additional Paid-In Capital (1) (2) (3) (4) (6)	357,359	561,176	590,293	675,394	703,760
Unearned Compensation	(281)	—	—	—	—
Accumulated Other Comprehensive Income – Unrealized Gain on Securities Available for Sale and Interest-Only Strips, Net of Income Taxes of $1,002	1,417	—	—	—	—
Accumulated Deficit (5)	(187,517)	(186,174)	(185,982)	(185,417)	(185,228)
Treasury Stock, at Cost (4,632,500 Shares)	(70,012)	—	—	—	—

Total Stockholders’ Equity	101,022	306,357	335,691	421,432	450,012

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,018,301	$3,225,211	$3,254,769	$3,341,859	$3,370,891

(1)	Reflects the issuance of $210.0 million of common stock to Woori . Net proceeds of $205.6 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(2)	Reflects the aggregate issuance of the $240.0 million of common stock to Woori. Net proceeds of $234.9 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(3)	Reflects the aggregate issuance of the $330.0 million of common stock to Woori and individual investors. Net proceeds of $321.5 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(4)	Reflects the aggregate issuance of the $360.0 million of common stock to Woori and individual investors. Net proceeds of $350.3 million when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale.

(5)	The funds received from the closed investment transactions are assumed to earn interest income at an average yield of 2.65%.

(6)	The carrying value of the common stock warrants to be issued to our advisors is based on their fair value at issue date. The fair value of the common stock warrants was estimated to be $0.90 per share and determined using the Black-Scholes option-pricing model with the following assumptions: no dividend yield; risk-free rate 2.61%,; expected life 5.0 years; and volatility 102.6%.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve
	Months
	Ended
	December	Pro Forma	Pro Forma	Pro Forma
	31, 2009	Adjustments	Adjustments	Adjustments
				(Rights
				Offering and
		(Woori	(Woori	Best Efforts
		Purchasing	Purchasing	Offering of
		$210 million	$30 million	$120 million
		of Common	of Common	of Common
	Actual	Stock)	Stock)	Stock)
Total Interest and Dividend Income (1)	$184,147	$3,536	$505	$1,984
Total Interest Expense	82,918	—	—	—

Net Interest Income before Provision for Credit Losses	101,229	3,536	505	1,984

Provision for Credit Losses	196,387	—	—	—

Net Interest Income (Loss) after Provision for Credit Losses	(95,158)	3,536	505	1,984
Total Non-Interest Income	32,110	—	—	—
Total Non-Interest Expense	90,354	—	—	—

Income (Loss) before Benefit for Income Taxes	(153,402)	3,536	505	1,984
Benefit for Income Taxes	(31,125)	—	—	—

NET INCOME (LOSS)	$(122,277)	$3,536	$505	$1,984

EARNINGS (LOSS) PER SHARE:
Basic	$(2.57)	$0.02	$0.02	$0.02
Diluted	$(2.57)	$0.02	$0.02	$0.02

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	47,570,361	175.000,000	25,000,000	100,000,000
Diluted	47,570,361	175,000,000	25,000,000	100,000,000

(1)	Net proceeds when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale and have a yield at current market rates of 1.72%.

	Twelve	Twelve	Twelve	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December	December	December	December	December
	31, 2009	31, 2009	31, 2009	31, 2009	31, 2009
	(Actual)	Pro Forma	Pro Forma	Pro Forma	Pro Forma
				($330	($360
				million of	million of
				Common	Common
				Stock Issued	Stock Issued
				in the	in the
				Aggregate to	Aggregate to
				Woori and	Woori and
		(Woori	(Woori	in Rights	in Rights
		Purchasing	Purchasing	Offering	Offering
		$210 million	$240 million	and Best	and Best
		of Common	of Common	Efforts	Efforts
	Actual	Stock)	Stock)	Offering)	Offering)
Total Interest and Dividend Income (1)	$184,147	$187,683	$188,188	$189,676	$190,172
Total Interest Expense	82,918	—	—	—	—

Net Interest Income before Provision for Credit Losses	101,229	104,765	105,270	106,758	107,254

Provision for Credit Losses	196,387	—	—	—	—

Net Interest Income (Loss) after Provision for Credit Losses	(95,158)	(91,622)	(91,117)	(89,629)	(89,133)
Total Non-Interest Income	32,110	—	—	—	—
Total Non-Interest Expense	90,354	—	—	—	—

Income (Loss) before Benefit for Income Taxes	(153,402)	(149,866)	(149,361)	(147,873)	(147,377)
Benefit for Income Taxes	(31,125)	—	—	—	—

NET INCOME (LOSS)	$(122,277)	$(118,741)	$(118,236)	$(116,748)	$(116,252)

EARNINGS (LOSS) PER SHARE:
Basic	$(2.57)	$(0.53)	$(0.48)	$(0.36)	$(0.33)
Diluted	$(2.57)	$(0.53)	$(0.48)	$(0.36	$(0.33)

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	47,570,361	222,570,361	247,570,361	322,570,361	347,570,361
Diluted	47,570,361	222,570,361	247,570,361	322,570,361	347,570,361

(1)	Net proceeds when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale and have a yield at current market rates of 1.72%.

	Three
	Months
	Ended
	March 31,
	2010	Pro Forma	Pro Forma	Pro Forma
	(Actual)	Adjustments	Adjustments	Adjustments
				(Rights
				Offering and
		(Woori	(Woori	Best Efforts
		Purchasing	Purchasing	Offering of
		$210 million	$30 million	$120 million
		of Common	of Common	of Common
	Actual	Stock)	Stock)	Stock)
Total Interest and Dividend Income	$38,053	$1,343	$192	$754
Total Interest Expense	10,719	—	—	—

Net Interest Income before Provision for Credit Losses	27,334	1,343	192	754

Provision for Credit Losses	57,996	—	—	—

Net Interest Income (Loss) after Provision for Credit Losses	(30,662)	1,343	192	754
Total Non-Interest Income	7,005	—	—	—
Total Non-Interest Expense	26,224	—	—	—

Income (Loss) before Benefit for Income Taxes	(49,881)	1,343	192	754
Benefit for Income Taxes	(395)	—	—	—

NET INCOME (LOSS)	$(49,486)	$1,343	$192	$754

EARNINGS (LOSS) PER SHARE:
Basic	$(0.97)	$0.01	$0.01	$0.01
Diluted	$(0.97)	$0.01	$0.01	$0.01

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	50,998,990	175.000,000	25,000,000	100,000,000
Diluted	50,998,990	175,000,000	25,000,000	100,000,000

(1)	Net proceeds when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale and have a yield at current market rates of 2.65%.

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2010	2010
	(Actual)	Pro Forma	Pro Forma	Pro Forma	Pro Forma
				($330 million	($360 million
				of Common	of Common
				Stock Issued	Stock Issued
				in the	in the
				Aggregate to	Aggregate to
		(Woori	(Woori	Woori and	Woori and
		Purchasing	Purchasing	in Rights	in Rights
		$210 million	$240 million	Offering and	Offering and
		of Common	of Common	Best Efforts	Best Efforts
	Actual	Stock)	Stock)	Offering)	Offering)
Total Interest and Dividend Income	$38,053	$39,396	$39,588	$40,153	$40,342
Total Interest Expense	10,719	—	—	—	—

Net Interest Income before Provision for Credit Losses	27,334	28,677	28,869	29,434	29,623
Provision for Credit Losses	57,996	—	—	—	—

Net Interest Income (Loss) after Provision for Credit Losses	(30,662)	(29,319)	(29,127)	(28,562)	(28,373)

Total Non-Interest Income	7,005	—	—	—	—
Total Non-Interest Expense	26,224	—	—	—	—

Income (Loss) before Benefit for Income Taxes	(49,881)	(48,538)	(48,346)	(47,781)	(47,592)
Benefit for Income Taxes	(395)	—	—	—	—

NET INCOME (LOSS)	$(49,486)	$(48,143)	$(47,951)	$(47,386)	$(47,197)

EARNINGS (LOSS) PER SHARE:
Basic	$(0.97)	$(0.21)	$(0.19)	$(0.15)	$(0.13)
Diluted	$(0.97)	$(0.21)	$(0.19)	$(0.15)	$(0.13)

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	50,998,990	225,998,990	250,998,990	325,998,990	350,998,990
Diluted	50,998,990	225,998,990	250,998,990	325,998,990	350,998,990

(1)	Net proceeds when received are assumed to be initially invested in U.S. government agency securities which will be classified as available for sale and have a yield at current market rates of 2.65%.

Regulatory Ratios
The following table presents Hanmi Bank’s actual regulatory capital ratios at March 31, 2010 adjusted for the pro forma impact of the stock offerings for the periods and in the amounts shown. We cannot provide any assurance as to the actual amount of net proceeds from the stock offerings that we will contribute to Hanmi Bank.
HANMI BANK
PRO FORMA CONSOLIDATED REGULATORY RATIOS
(Unaudited)

	March 31,	March 31,	March 31,	March 31,	March 31,
	2010	2010	2010	2010	2010
	(Actual)	Pro Forma	Pro Forma	Pro Forma	Pro Forma
				($330 million	($360 million
				of Common	of Common
				Stock Issued	Stock Issued
				in the	in the
				Aggregate to	Aggregate to
		(Woori	(Woori	Woori and in	Woori and in
		Purchasing	Purchasing	Rights	Rights
		$210 million	$240 million	Offering and	Offering and
		of Common	of Common	Best Efforts	Best Efforts
	Actual	Stock)(1)	Stock)(2)	Offering)(3)	Offering)(4)
Tier 1 Leverage Ratio	5.68%	11.48%	12.02%	13.60%	14.12%
Tier 1 Risk Based Ratio	6.49%	13.96%	14.71%	16.95%	17.70%
Total Risk Based Ratio	7.81%	15.28%	16.03%	18.27%	19.02%

(1)	Assumes that Hanmi Financial invested $200 million of the offering proceeds into Hanmi Bank as equity capital.

(2)	Assumes that Hanmi Financial invested $220 million of the offering proceeds into Hanmi Bank as equity capital.

(3)	Assumes that Hanmi Financial invested $280 million of the offering proceeds into Hanmi Bank as equity capital.

(4)	Assumes that Hanmi Financial invested $300 million of the offering proceeds into Hanmi Bank as equity capital.

Consequences if the Capital Raising Stockholder Proposals Are Approved
     If both the Capital Raising Stockholder Proposals are approved by our stockholders, we will have satisfied one of the conditions necessary to consummate the transactions contemplated by the securities purchase agreement with Woori. However, receiving approval of the Capital Raising Stockholder Proposals does not mean we will be able to complete the transactions contemplated by the securities purchase agreement with Woori. There are many other conditions to completing the transactions contemplated by the securities purchase agreement with Woori, including obtaining necessary regulatory approvals. See “Description of the Securities Purchase Agreement with Woori and the Stock Offerings”. If the Capital Raising Stockholder Proposals are approved and the transactions contemplated by the securities purchase agreement with Woori are completed, (i) Woori will become the majority owner of our outstanding shares of common stock (ii) Woori will have the right to designate five (5) of our seven (7) directors and (iii) there will be immediate and substantial dilution to the existing holders of common stock. Woori will be issued a minimum of 175,000,000 and a maximum of 200,000,000 shares of our common stock pursuant to the terms of the securities purchase agreement.
     In addition, if we are successful in raising the maximum amount of stock we are offering in the registered rights and best efforts offering, we will issue a maximum aggregate of 300,000,000 shares of our common stock in the stock offerings. Although our existing stockholders who received subscription rights in the rights offering (stockholders as of June 7, 2010) will have the ability to purchase at least their pro rata percentage of stock being offered in the rights offering, they will not have any right to maintain their proportional ownership of our common stock in connection with the shares being sold to Woori or the shares being issued as part of the best efforts offering. If we consummate the transactions with Woori, we will issue to Woori a minimum of 175,000,000 shares and a maximum of 200,000,000 shares of our common stock (in addition to the [•] shares of common stock currently outstanding as of the record date). None of our stockholders will have the ability to maintain their proportional ownership of our common stock in connection with the shares being offered to Woori. Accordingly, we expect there to be a significant dilutive effect on both the earnings per share of our common stock and the book value per share of our common stock. In addition, our existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding capital stock following completion of the stock offerings.
          If the transactions with Woori are consummated, Woori will be our majority stockholder. As a result, and subject to compliance with applicable law and our charter documents, Woori will have voting control of us, and will be able to (i) practically elect all of the members of our Board of Directors; (ii) adopt amendments to our charter documents; (iii) control the vote on any merger, sale of assets or other fundamental corporate transaction of Hanmi Financial or Hanmi Bank or the issuance of additional equity securities or incurrence of debt, in each case without the approval of our other stockholders. It will also be impossible for a third party, other than Woori, to obtain control of Hanmi Financial through purchases of Hanmi Financial common stock not beneficially owned or controlled by Woori, which could have a negative impact on our stock price. See the discussion regarding Proposals 2 and 3 below.
Consequences If Either of the Capital Raising Stockholder Proposals Is Not Approved
     A failure to approve either of the Capital Raising Stockholder Proposals at the annual meeting would have potentially material adverse consequences for us and our stockholders as we would not have satisfied certain conditions to closing the securities purchase agreement with Woori and would not be able to raise capital through the sale of our common stock to Woori on the terms we have agreed. If we are unable to raise a sufficient amount of capital to satisfy the Order and Written Agreement we are currently subject to and future regulatory action we may become subject to in the future, further regulatory action could be taken against Hanmi Bank and Hanmi Financial and we may not be able to continue as a going concern. Failure to comply with the terms of the Order and Written Agreement within the applicable time frames provided could result in additional orders or penalties from the FRB, the FDIC and the DFI, which could include further restrictions on our business, assessment of civil money penalties on us and Hanmi Bank, as well as our respective directors, officers and other affiliated parties, termination of deposit insurance, removal of one or more officers and/or directors, and the liquidation or other closure of Hanmi Bank.
     The capital ratios of Hanmi Financial and Hanmi Bank were as follows as of March 31, 2010:

					To be Categorized as
			Minimum		“Well Capitalized”
			Regulatory		under Prompt Corrective
	Actual		Requirement		Action Provision
March 31, 2010	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total Capital (to Risk-Weighted Assets):
Hanmi Financial	$211,989	7.86%	$215,856	8.00%	N/A	N/A
Hanmi Bank	$210,354	7.81%	$215,493	8.00%	$269,366	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Hanmi Financial	$129,394	4.80%	$107,928	4.00%	N/A	N/A
Hanmi Bank	$174,741	6.49%	$107,746	4.00%	$161,619	6.00%
Tier 1 Capital (to Average Assets):
Hanmi Financial	$129,394	4.20%	$123,265	4.00%	N/A	N/A
Hanmi Bank	$174,741	5.68%	$123,027	4.00%	$153,783	5.00%
  Prompt Corrective Action Regulations
  Federal law requires each federal banking agency to take prompt corrective action when a bank falls below one or more prescribed minimum capital ratios. The federal banking agencies have, by regulation, defined the following five capital categories:
•	“Well Capitalized” — Total risk-based capital ratio of 10.0 percent, Tier 1 risk-based capital ratio of 6.0 percent, and leverage capital ratio of 5.0 percent, and not subject to any order or written directive by any regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“Adequately Capitalized” — Total risk-based capital ratio of 8.0 percent, Tier 1 risk-based capital ratio of 4.0 percent, and leverage capital ratio of 4.0 percent (or 3.0 percent if the institution receives the highest rating from its primary regulator);

•	“Undercapitalized” — Total risk-based capital ratio of less than 8.0 percent, Tier 1 risk-based capital ratio of less than 4.0 percent, or leverage capital ratio of less than 4.0 percent (or 3.0 percent if the institution receives the highest rating from its primary regulator);

•	“Significantly Undercapitalized” — Total risk-based capital ratio of less than 6.0 percent, Tier 1 risk-based capital ratio of less than 3.0 percent, or leverage capital ratio of less than 3.0 percent; and

•	“Critically Undercapitalized” — Tangible equity to total assets of less than 2.0 percent.
     A bank may be treated as though it were in the next lower capital category if, after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as “critically undercapitalized” unless its actual capital ratio warrants such treatment.
     As of March 31, 2010, Hanmi Bank’s total risk-based capital ratio was below the minimum regulatory requirement and placed Hanmi Bank within the definition of “undercapitalized” under the regulatory framework for prompt corrective action. If a state member bank, like Hanmi Bank, is classified as undercapitalized, the bank is required to submit a capital restoration plan to the Federal Reserve. Pursuant to Federal Deposit Insurance Corporation Improvement Act (FDICIA), an undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the Federal Reserve of a capital restoration plan for the bank.

     If a bank is classified as significantly undercapitalized, the Federal Reserve would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring sales of new securities to bolster capital; improvements in management; limits on interest rates paid; prohibitions on transactions with affiliates; termination of certain risky activities and restrictions on compensation paid to executive officers. These actions may also be taken by the Federal Reserve at any time on an undercapitalized bank if it determines those restrictions are necessary. If a bank is classified as critically undercapitalized, in addition to the foregoing restrictions, FDICIA prohibits payment on any subordinated debt and requires the bank to be placed into conservatorship or receivership within 90 days, unless the Federal Reserve determines that other action would better achieve the purposes of FDICIA regarding prompt corrective action with respect to undercapitalized banks.
           Although we currently have enough authorized shares to complete the registered rights and best efforts offering as presently structured (exclusive of the sale of shares to Woori), we cannot provide any assurance regarding how many, if any, shares will be subscribed for in those offerings. In addition, even if the registered rights and best efforts offering is fully subscribed for, we believe that we will also need to complete the contemplated transaction with Woori to provide us with sufficient capital resources for us to satisfy our regulators and continue as a going concern. See the discussions regarding Proposal 2 and 3 below.
PROPOSAL NO. 2 — INCREASE AUTHORIZED SHARES OF COMMON STOCK
     Our Board has adopted a resolution recommending that our stockholders approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 200 million shares to 500 million shares (and, correspondingly, to increase the total number of authorized shares of all classes of stock from 210 million shares to 510 million shares).
     If the stockholders approve the amendment, the first paragraph of Article IV of our Certificate of Incorporation will be amended to increase the number of authorized shares of all classes of stock and of common stock as described above. The increase will become effective on the filing of the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The text of the relevant section of the Certificate of Incorporation as proposed to be amended is set forth below.
The Corporation is authorized to issue two classes of stock, designated, respectively, Common Stock and Preferred Stock. The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is five hundred ten million (510,000,000) shares, of which five hundred million (500,000,000) shares shall be Common Stock, with par value of $.001 per share, and ten million (10,000,000) of which shall be Preferred Stock, with par value of $.001 per share, issuable in one or more series.
     The primary purpose of Proposal 2 is to satisfy our obligations under the securities purchase agreement with Woori in connection with the sale and issuance of common stock. Under the securities purchase agreement, we have agreed to issue to Woori a minimum of 175,000,000 shares of common stock and a maximum of 200,000,000 shares of common stock. In addition, we may sell up to 100,000,000 shares of common stock in the registered rights and best efforts offering. In the aggregate, we could issue up to a maximum of 300,000,000 shares of our common stock in the stock offerings.
     As of June 14, 2010, the record date, [•] shares of our common stock were issued and outstanding. An additional [•] shares of common stock were reserved for issuance upon exercise of outstanding stock options and [•] shares remain available for future awards under our stock incentive plans.
     We currently do not have a sufficient number of authorized shares of common stock to consummate the transactions contemplated by the securities purchase agreement with Woori or the stock offerings in the aggregate; therefore approval of Proposal 2 is required to complete the sale of common stock in the stock offerings.
     The proposed authorized number of 500,000,000 of common stock is greater than the number of shares of our common stock that would be required to consummate the stock offerings. The additional shares authorized for issuance will provide us with the flexibility to issue, without stockholder approval, additional shares from time to time as our Board may determine for future financings and capital raises, acquisitions, strategic business relationships, stock-based incentives to employees, directors and consultants and for other purposes. We cannot provide assurances that any such future transactions (i) will be consummated on favorable terms or at all, (ii) will enhance stockholder value or (iii) will not adversely affect our business or our the trading price of its common stock. Any such transactions may require us to incur non-recurring or other charges and may pose significant integration challenges or management and business disruptions, any of which could materially and adversely affect our business and financial results.
     While we have not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, except with respect to the transaction contemplated with Woori, we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire subsequent control of us because the issuance of such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us. For example, without further stockholder approval, our Board of Directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized number of shares of common stock has been prompted by the considerations described above and not by the threat of any known or threatened hostile takeover attempt or any effort to accumulate our common stock or to obtain control of us of which we are aware aside from Woori, stockholders should be aware that approval of this proposal could facilitate future efforts by to oppose changes in control and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.
     As of the date of this document, other than the issuance and sale of shares pursuant to the stock offerings, warrants we may issue as compensation to our advisors in connection with the stock offerings, awards issuable upon the exercise of outstanding options, restricted stock grants and other awards under our current equity incentive plans, our Board has no agreement, arrangement or intention to issue any of the shares for which approval is sought. Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any newly issued common stock in order to maintain their proportionate ownership thereof.
     Our authorized capital stock includes 10,000,000 shares of preferred stock, par value $0.001 per share. As of the record date, no shares of our preferred stock have been issued or are outstanding. Our Certificate of Incorporation authorizes our Board to, without stockholder approval, adopt resolutions providing for the issuance of preferred stock in such classes or series, with such voting powers, conversion features, designations, preferences, rights, qualifications, limitations and restrictions of each class or series of preferred stock as may be determined by our Board of Directors, any of which may be senior to our common stock. If we offer shares of preferred stock in the future, we will fix the designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series.
     Other than with respect to Proposals 2 and 3, our Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law, rules of the Nasdaq or other applicable stock exchange requirements.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.
PROPOSAL NO. 3
APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK TO WOORI
     Our Board adopted a resolution recommending that the stockholders approve the issuance of shares of our common stock in connection with the transactions contemplated by the securities purchase agreement with Woori, including the issuance up to 200 million shares of our common stock to Woori whereby Woori would own a majority of our outstanding common stock, for purposes of Rule 5635 of the Nasdaq Listing Rules. If Woori acquires 175 million shares of our common stock (and does not exercise its option) and we are able to sell the maximum of 100 million shares of our common stock in the registered rights and best efforts offering, Woori will own approximately 54% of our outstanding common stock following consummation of the transactions contemplated by the securities purchase agreement. If Woori acquires 200 million shares of our common stock (by exercising its option) and we are not able to sell any shares of our common stock in the registered rights and best efforts offering, Woori will own approximately 80% of our outstanding common stock following consummation of the transactions contemplated by the securities purchase agreement. Depending on how many shares of our common stock Woori purchases and how many shares of our common stock are sold in the registered rights and best efforts offering, if the transactions contemplated by the securities purchase agreement with Woori are completed Woori will own anywhere between approximately 54% and 80% of our outstanding common stock.
     Because our common stock is listed on the Nasdaq Global Select Market, we are subject to the Nasdaq’s rules and regulations. Nasdaq Listing Rule 5635(b) and (d), requires stockholder approval prior to (i) the issuance of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock and (ii) when the issuance of securities would result in a change in control.
     Our proposed issuance of common stock to Woori falls under this rule because (i) the common stock issuable to Woori will exceed 20% of the voting power and number of shares of common stock outstanding before the securities purchase agreement with Woori is consummated and qualifies as a discounted issuance as the price per share of common stock since the purchase price of $1.20 per share is below both the book value and market value of our common stock and (ii) Woori will own a majority of our common stock following the transactions contemplated by the securities purchase agreement. We can provide no assurance that we will be able to complete the transaction with Woori as we have currently contemplated or at all.
     If we consummate the transactions with Woori, we will issue to them a minimum of 175,000,000 shares and a maximum of 200,000,000 shares of our common stock (in addition to the [•] shares of common stock currently outstanding as of the record date). None of our stockholders will have the ability to maintain their proportional ownership of our common stock in connection with the shares being offered to Woori. As a result, we expect there to be a significant dilutive effect on both the earnings per share of our common stock and the book value per share of our common stock. In addition, our existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding capital stock following completion of the stock offerings.
     If the transactions with Woori are consummated, Woori will control us as it will own in excess of 50% of our outstanding common stock. As a result, and subject to compliance with applicable law and our charter documents, Woori will have voting control of us, and will be able to (i) elect all of the members of our Board of Directors; (ii) adopt amendments to our charter documents; (iii) subject to the limitations set forth in the securities purchase agreement regarding a cash-out merger, control the vote on any merger, sale of assets or other fundamental corporate transaction of Hanmi Financial or Hanmi Bank or the issuance of additional equity securities or incurrence of debt, in each case without the approval of our other stockholders. It will also be impossible for a third party, other than Woori, to obtain control of us through purchases of our common stock not beneficially owned or controlled by Woori, which could have a negative impact on our stock price.
     Woori would also then have the ability to sell large amounts of shares of our common stock by causing us to file a registration statement that would allow it to sell shares more easily. In addition, Woori could sell shares of our common stock without registration under certain circumstances, such as in a private transaction. Although we can make no prediction as to the effect, if any, that such sales would have on the market price of our common stock, sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock. If Woori were to sell or transfer shares of our common stock as a block, another person or entity could become our controlling stockholder, subject to any required regulatory approvals.
     Our common stock is currently listed on the Nasdaq. The Nasdaq generally requires a majority of directors to be independent and requires independent director oversight over the nominating and executive compensation functions. However, under the rules applicable to the Nasdaq, if another company owns more than 50% of the voting power of a listed company, that company is considered a “controlled company” and exempt from rules relating to independence of our Board of directors and the compensation and nominating committees. If the transaction with Woori is completed, we will be a controlled company because Woori will beneficially own more than 50% of our outstanding common stock. Accordingly, we would be exempt from certain corporate governance requirements and our stockholders may not have all the protections that these corporate governance rules are intended to provide.
     Woori is also subject to regulatory oversight, review and supervisory action (which can include fines or penalties) by Korean and U.S. regulatory authorities as a result of its interest in Woori America Bank headquartered in New York. Our business operations and expansion plans could be negatively affected by regulatory concerns or supervisory action in the U.S. and in Korea against Woori and its affiliates. The views of Woori regarding possible new businesses, strategies, acquisitions, divestitures or other initiatives, including compliance and risk management processes, may differ from ours. If the transactions with Woori are consummated, this may delay or hinder us from pursuing individual initiatives or cause us to incur additional costs and subject us to additional oversight. Also, to the extent any directors or officers or employees serve us and Woori at the same time that could create or appear to create potential conflicts of interest.
     A failure to approve Proposal 3 at the annual meeting would have potentially adverse consequences for us and our stockholders described elsewhere in this document, including under “Consequences If Either of the Capital Raising Stockholder Proposals Is Not Approved .”
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSED ISSUANCE OF SHARES OF COMMON STOCK TO WOORI.

PROPOSAL NO. 4 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We are asking stockholders to ratify the appointment by our Audit Committee of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and has served as our independent registered public accounting firm since 2001. KPMG has advised us that KPMG has no direct or indirect financial interest in us. Representatives of KPMG are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider this appointment. Under applicable SEC regulations, the selection of the independent auditors is solely the responsibility of the Audit Committee.
     The following table sets forth information regarding the aggregate fees billed for professional services rendered by KPMG for the fiscal years ended December 31, 2009 and 2008:

	2009	2008
Audit Fees (1)	$600,000	$575,000
Audit-Related Fees (2)	19,326	28,996
Tax Fees (3)	54,000	65,000
All Other Fees	—	—

	$673,326	$668,996

(1)	Includes fees billed for the integrated audit of our annual financial statements and internal control over financial reporting, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for compliance with the Federal Deposit Insurance Corporation Improvement Act.

(2)	Includes fees billed for professional services rendered in connection with reviews of registration statements.

(3)	Includes fees billed for professional services rendered in connection with tax compliance, tax advice, and tax planning.
     There were no other fees billed by KPMG for advice or services rendered to us other than as described above.
Audit Committee Pre-Approval Policies and Procedures
     The Audit Committee has established “Pre-Approval Policies and Procedures” for independent auditor services. Any proposed services not pre-approved or exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.
     The Audit Committee may delegate pre-approval authority to one or more of its members. In 2008 and 2009, the Audit Committee Chairman was permitted to approve fees up to $25,000 with the requirement that any pre-approval decisions be reported to the Audit Committee at its next scheduled meeting. The only non-audit service provided by the independent auditors was the preparation of our income tax return, which was 8.0 percent and 9.7 percent of the aggregate fees billed by KPMG for the fiscal years ended December 31, 2009 and 2008, respectively. The Audit Committee pre-approved this work and the related fees.
Ratification
     Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, we are submitting the selection of KPMG to the stockholders for ratification to obtain our stockholders views. If the stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of our Board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee of our

Board of directors determines that such a change would be in our best interests and the best interests of our stockholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
PROPOSAL NO. 5—APPROVE THE ADJOURNMENT OF THE ANNUAL MEETING,
IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES
     If there are insufficient votes at the time of the annual meeting to adopt Proposals 1 through 4 or if a quorum is not present, our Board seeks to, if necessary or appropriate, adjourn the annual meeting to solicit additional proxies. If it is necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the annual meeting of the time and place to which the annual meeting is adjourned, so long as the meeting is adjourned for 45 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting we may transact any business which might have been transacted at the original meeting. Approval of the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the stock represented at the annual meeting in person or by proxy, whether or not a quorum exists.
     A failure to approve Proposal 5 would have potentially adverse consequences for us and our stockholders if, as a consequence, Proposal 2 or 3 is not approved. Please refer to “Consequences If Either of the Capital Raising Stockholder Proposals Is Not Approved” above.
     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
     We are committed to sound corporate governance principles. These principles are essential to running our business efficiently and to maintaining our integrity in the marketplace. We have adopted formal Corporate Governance Guidelines to explain our corporate governance principles to investors. We have adopted a Code of Business Conduct and Ethics for Employees and Officers as well as for Directors. These Corporate Governance Guidelines, as well as our Code of Business Conduct and Ethics and other governance matters of interest to investors, are available through our website at www.hanmi.com by clicking on Investor Relations and then Corporate Governance.
Director Independence
     Our Board of Directors has determined that all of its Directors are independent under the applicable listing standards of The Nasdaq Stock Market, Inc., except for Jay S. Yoo, who also serves as the President and Chief Executive Officer of Hanmi Financial.
Our Board of Directors and Its Committees
     During the fiscal year ended December 31, 2009, our Board of Directors held thirty-four (34) meetings. No Director attended fewer than eighty-seven (87%) of the aggregate number of meetings of our Board of Directors and the committees on which he served. Our policy is to encourage all Directors to attend all annual meetings of stockholders. Our 2009 annual meeting of stockholders was attended by all Directors.
     Our Board of Directors has a process for stockholders to send communications directly to our Board of Directors. Our stockholders and interested parties may send communications to our Board of Directors by writing to our Board of Directors at Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Board of Directors. All such communications will be relayed directly to our Board of Directors. Any interested party wishing to communicate directly with our independent Directors regarding any matter may send such communication in writing to our independent Directors at Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Chairman of our Board. Any interested party wishing to communicate directly with the Audit Committee regarding any matter, including any accounting, internal accounting controls, or auditing matter, may submit such communication in writing to Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Chairman of the Audit Committee.
     Any of the submissions may be anonymous and/or confidential. Confidentiality is a priority, and all reports will be treated confidentially to the fullest extent possible. Stockholders may communicate to our Board of Directors on an anonymous basis. Submissions of complaints or concerns will not be traced and submissions may be made anonymously. For submissions that are not anonymous, the sender may be contacted in order to confirm information or to obtain additional information.
     Our Board of Directors had three standing committees: the Audit Committee; the Nominating and Corporate Governance and Compensation Committee; and the Planning Committee. Each committee is governed by a charter, all of which are available through our website at www.hanmi.com by clicking on Investor Relations and then Corporate Governance.
Audit Committee
     The Audit Committee appoints an independent registered public accounting firm to conduct the annual audit of our books and records. The Audit Committee also reviews with such accounting firm the scope and results of the annual audit, the performance by such accounting firm of professional services in addition to those related to the annual audit, and the adequacy of our internal controls. The current members of our Audit Committee are John A. Hall, Paul Seon-Hong Kim, Joon Hyung Lee, Joseph K. Rho and William Stolte, with Mr. Hall serving as its

Chairman. Each member is an outside (or non-employee) Director and meets the independence requirements of the Securities and Exchange Commission (“SEC”) and Nasdaq. Mr. Hall, Mr. Kim, and Mr. Stolte are each “audit committee financial experts” within the meaning of the current rules of the SEC. The Audit Committee held eleven (11) meetings during the fiscal year ended December 31, 2009. See “Report of the Audit Committee of our Board of Directors.”
REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS
     Our Board of Directors maintains an Audit Committee composed of a minimum of three (3) outside Directors. Our Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies Rule 4350(d)(2)(A) of Nasdaq, which governs audit committee composition, because all Audit Committee members are “independent directors.”
     The primary responsibility of the Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including: overseeing the integrity of the financial reports and other financial information provided to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our financial statements.
     Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.
     In fulfilling its oversight responsibilities, the Audit Committee reviewed the 2009 audited financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed in accordance with Statement of Auditing Standards No. 61. This included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the disclosures in the financial statements, and any other matters that are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board standards. In addition, the Audit Committee received from the independent auditors written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditors the independent auditors’ independence.
     In addition, in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations, management assessed the effectiveness of our internal control over financial reporting as of December 31, 2009. Management based this assessment on criteria for effective internal control over financial reporting described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. At the conclusion of management’s assessment, the Audit Committee reviewed a report submitted by management on the effectiveness of our internal control over financial reporting.
     The Audit Committee discussed with our independent auditors the overall scope and plans for their audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their audits and their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also discussed the independence of the independent auditors and concluded that their services provided to Hanmi Financial, including their tax and non-audit related work, were compatible with maintaining their independence.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.
Respectfully submitted by the Audit
Committee of the Board of Directors,
John A. Hall (Chairman)
Paul Seon-Hong Kim
Joon Hyung Lee
Joseph K. Rho
William Stolte

Planning Committee
     The Planning Committee recommends planning policy, new lines of business, capital and financial plans, and dividend plans to our Board of Directors, and monitors our planning activities and our performance against our plans and budget. The current members of our Planning Committee are William Stolte, I Joon Ahn, Paul Seon-Hong Kim, Joseph K. Rho, and Jay S. Yoo, with Mr. Ahn serving as its Chairman. During 2009, the members of the Planning Committee were I Joon Ahn, Joon Hyung Lee, Joseph K. Rho, William Stolte, and Jay S. Yoo, with Mr. Stolte serving as its Chairman. Each member is an outside Director, except for Mr. Yoo, and meets the independence requirements of the SEC and Nasdaq. The Planning Committee held eighteen (18) meetings during the fiscal year ended December 31, 2009.
Nominating and Corporate Governance and Compensation Committee
     The Nominating and Corporate Governance and Compensation Committee (“NCGC Committee”) assists our Board of Directors by: identifying individuals qualified to become Directors; recommends to our Board of Directors the Director nominees for our Board of Directors and Board committees for the next annual meeting; develops, recommends, and implements a set of corporate governance principles applicable to Hanmi Financial; and monitors the process to determine the effectiveness of our Board of Directors and its committees.
     The NCGC Committee believes that our Board of Directors as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of our Board of Directors and the evolving needs of our business.
     The NCGC Committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business, particularly industries and growth segments that we serve, such and the banking and financial services industry, as well as key geographic markets where we operate. Each of the of our current Directors holds or has held senior executive positions in large, complex organizations and has operating experience that meets this objective. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development.
     The NCGC also believes that each of the current Directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity or origin, background, experience, and thought; and the commitment to devote significant time and energy to service on our Board of Directors.
     The NCGC annually reviews the individual skills and characteristics of the Directors, as well as the composition of our Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, expertise, time availability, and industry background in the context of the needs of our Board of Directors and Hanmi Financial. Although we have no policy regarding diversity, the NCGC Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of Directors and prospective nominees to our Board of Directors.

     Recommendations by any stockholder for Director nominees must be submitted in writing to the Chairman of the NCGC Committee at our principal executive offices, no later than the last business day of January of the year that our next annual meeting will be held, to be considered at such annual meeting. Stockholders shall include in such recommendation:
•	The name, age, and address of each proposed Director nominee;

•	The principal occupation of each proposed nominee;

•	The number of shares of our voting stock owned by each proposed nominee;

•	The name and address of the nominating stockholder;

•	The number of shares of our voting stock owned by the nominating stockholder; and

•	A letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for our Board of Directors and will serve as a Director if elected.
     In addition, each recommendation must set forth, in detail, the reasons why the nominating stockholder believes the proposed nominee meets the following general qualifications, which are the same qualifications used by the NCGC Committee in evaluating nominees:
•	Nominees must possess high personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our stockholders;

•	Nominees must have an inquisitive and objective perspective, practical wisdom, and mature judgment;

•	Nominees must possess a broad range of skills, expertise, industry knowledge, and contacts useful to our business;

•	Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on our Board of Directors for an extended period of time;

•	Pursuant to the Corporate Governance Guidelines, nominees, once elected, should not serve on our Boards of directors of more than two other public companies and, unless granted an exception by our Board of Directors, nominees cannot serve simultaneously as a Director of Hanmi Financial and as a director or officer of any other depository organization other than a subsidiary bank of Hanmi Financial; and

•	Pursuant to the Corporate Governance Guidelines, nominees are encouraged to own shares of common stock of Hanmi Financial at a level that demonstrates a meaningful commitment to Hanmi Bank and Hanmi Financial, and to better align the nominee’s interests with the stockholders of Hanmi Financial.
     In identifying and evaluating Director candidates, the NCGC Committee will solicit and receive recommendations, and review qualifications of potential Director candidates. The NCGC Committee also may use search firms to identify Director candidates. To enable the NCGC Committee to effectively evaluate Director candidates, the NCGC Committee also may conduct appropriate inquiries into the backgrounds and qualifications of Director candidates, including reference checks. As stated above, the NCGC Committee will consider Director candidates recommended by stockholders utilizing the same criteria as candidates identified by the NCGC Committee.
     Additionally, the NCGC Committee is responsible for determining the compensation of all of our executive officers, including our Chief Executive Officer, as well as administering our compensation plans. The NCGC

Committee has the authority to delegate such decisions to subcommittees of the NCGC Committee. The NCGC Committee also is authorized to retain outside consultants to assist it in determining executive officer compensation.
     The members of the NCGC Committee are Joon Hyung Lee, I Joon Ahn, John Hall, Paul Seon-Hong Kim, and Joseph K. Rho, with Mr. Lee serving as its Chairman. The NCGC Committee held fourteen (14) meetings from January to December 2009. See “The NCGC Committee Report.” For a discussion of the role of executive officers in determining compensation, see “Executive Compensation—Methodology for Establishing Compensation.”
Leadership Structure
     Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board as our Board believes it is in our best interests to make that determination based on the position and direction of Hanmi Financial and the membership of our Board of Directors. Our Board of Directors has determined that having an independent director serve as Chairman of our Board is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent Directors in the oversight of our company and active participation of the independent Directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the company’s day-to-day operations.
Risk Oversight
     We have a risk management program overseen by Jean Lim, the Chief Risk Officer of Hanmi Bank, who reports directly to Hanmi Bank’s Chief Executive Officer. Material risks are identified and prioritized by management, and each prioritized task is referred to a Board committee or the full Board of Directors for oversight. For example, strategic risks are referred to the full Board of Directors while financial risks are referred to the Audit Committee. Our Board of Directors regularly reviews information regarding our credit, liquidity, and operations, as well as the risks associated with each, and annually reviews our risk management program as a whole. Also, the NCGC periodically reviews the most important risks to us to ensure that compensation programs do not encourage excessive risk-taking.
Section 16(a) Beneficial Ownership Reporting Compliance
     Under Section 16(a) of the Exchange Act, our Directors, executive officers, and any persons holding ten percent (10%) or more of our common stock are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish Hanmi Financial with copies of such reports. Specific due dates for these reports have been established, and Hanmi Financial is required to report in this Annual Report of Form 10-K/A any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during the fiscal year ended December 31, 2009, Hanmi Financial believes that all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
     This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, methodologies and our current practices with respect to the remuneration programs for the individuals listed in the Summary Compensation Table (the “Named Executive Officers”). The compensation programs of our Named Executive Officers are established, evaluated and maintained by the Nominating and Corporate Governance and Compensation Committee (“NCGC”) of our Board of Directors. The NCGC is comprised entirely of outside Directors that satisfy the Nasdaq listing requirements and relevant Internal Revenue Code and SEC regulations on independence.

Compensation Philosophy and Objectives
     The objectives of our compensation programs, including those of its banking subsidiary, Hanmi Bank, is to attract and retain executive officers of high caliber and quality, and to appropriately reward them for achievements towards promoting and furthering the business objectives and performance, both for the short term and the long term. The compensation programs of our Named Executive Officers are designed to provide incentive for good performance without inducing them to take excessive risk. Another objective is to encourage on-going and continued performance by offering long-term incentives, such as stock options, that align executive and stockholders’ interest. In the end, the overriding goal is to maintain and promote stockholder value.
Methodology for Establishing Compensation
     To assist the NCGC Committee in its development of the compensation programs for the Named Executive Officers, our Human Resources Department gathers data from competing financial institutions, through review of public information, such as proxy statements and salary surveys. In addition to the market data gathered by the Human Resources Department, the NCGC Committee also reviews and considers the Chief Executive Officer’s (the “CEO”) compensation recommendations.
     The survey data provides a broader representation of the compensation practices in the banking industry. This data is used as reference point of the broader market. In establishing the target compensation levels for the Named Executive Offers, the NCGC Committee relied upon benchmark data from a peer group of three directly competing banks in the Los Angeles Korean American community and two other additional Los Angeles banks (the “Peer Group”), as well as the salary survey provided by the California Department of Financial Institutions. The banks included in the Peer Group consisted of the following:
•	Cathay Bancorp, Los Angeles, California

•	Center Bank, Los Angeles, California

•	First Regional Bancorp, Los Angeles, California

•	Nara Bank, Los Angeles, California

•	Wilshire State Bank, Los Angeles, California
     The Peer Group was selected to include banks comparable in size and the geography to that served by us. Due to the rapidly changing economic conditions and turbulence in the financial industry, few financial institutions fit this criteria. Therefore, NCGC Committee limited the Peer Group to the above five financial institutions.
     Our NCGC Committee aims to target our Named Executive Officers’ compensation package to be between 50th and 75th percentile of the market and the Peer-Group data is used to provide an indication of market pay practices for this purpose and to effectively provide data for subjective review and confirmation of the reasonableness of the compensation paid to our Named Executive Officers. The Peer-Group data, in addition to the broader survey data, also provides the NCGC Committee with current information concerning market pay practices with respect to the pay composition among base salaries, annual bonuses and long-term incentives.
     Although the decisions regarding the compensation levels are based on the information provided from review of the Peer-Group data, the NCGC Committee also takes into account the prevailing economic environment and the current financial condition of Hanmi Financial. The objective is to establish compensation programs that are motivating but affordable, with the purpose of aligning the interests of our Named Executive Officers with that of our stockholders.

Elements of the Compensation Program
     The following describes the various components of the compensation mix that Hanmi Financial provides to the Named Executive Officers, the objectives of each pay component, and how each component is used to create a total competitive compensation package.
     The NCGC Committee provides the Named Executive Officers with a compensation package that includes annual base salary, short-term cash incentive compensation, long-term incentive awards, deferred compensation, executive perquisites, and a broad-based benefits program.
     Annual Base Salary
     Annual base salaries are the fixed portion of the Named Executive Officers’ cash compensation and are intended to reward the day-to-day aspects of their roles and responsibilities. The Named Executive Officers’ annual salaries were set at the time they first joined Hanmi Bank. The initial salaries were established by taking into account several factors including, but not limited to, the executive’s experience, responsibilities, management abilities, and job performance. Hanmi Financial targets base salaries for its Named Executive Officers at market median. The NCGC Committee believes that the fiscal year 2009 base salaries of our Named Executive Officers are competitive with companies of similar size. Pay adjustments are generally made annually, after reviewing overall company performance, individual performance and the affordability of the increase. In the past year, there were no salary adjustments. The CEO’s annual adjustment to base salary is incorporated in the Employment Agreement. The CEO is the only Named Executive Officer who has an Employment Agreement with Hanmi. All other Named Executive Officers are employed at-will.
     Short-Term Cash Incentive Compensation
     In accordance with our compensation philosophy, a significant portion of the Named Executive Officers’ compensation packages is based on individual performance and our performance. For each Named Executive Officer, target bonuses are stated as a percentage of base salary. The annual bonus payable to the CEO is capped at 75% of his base salary. The annual bonuses payable to the other Named Executive Officers’ are capped at 50% of base salary. In evaluating the short-term performance of Hanmi Financial, both financial and non-financial goals are utilized. The financial goals include return on average assets, pre-tax earnings, average deposit growth, and earning per share growth. The non-financial goals include leadership and management qualities, Board of Director relations, external relations, employee relations, and certain knowledge and skills specific to daily operations.
     The NCGC Committee reviews performance against agreed upon financial goals on an annual basis to determine the short-term cash incentive compensation. In 2009, financial performance was measured against Asset Quality, Liquidity, Capital Adequacy, Earnings and Balance Sheet Deleveraging, weighted differently between the various components and also between executives. There is also a qualitative factor assessing Leadership and Capability for each of the Named Executive Officers. The NCGC Committee established no other performance goals for determining the short-term cash incentive compensation and no performance-based, short-term cash incentive compensation was paid for the Named Executive Officers in 2009. In 2009, Hanmi Bank continued to experience challenging economic conditions that adversely effected Hanmi Bank’s performance; however, it is important and necessary to recognize the contribution and leadership of our Named Executive Officers in this turbulent economy. The individual performance of each Named Executive Officer is discussed below.
     Long-Term Incentive Awards
     Long-term incentive awards, such as stock options and restricted stock, are the third key component of the Named Executive Officers’ total compensation package. The members of the NCGC Committee believe that employee stock ownership is a significant incentive for the Named Executive Officers to build stockholder wealth, and thereby aligning the interests of employees and stockholders. The members of the NCGC Committee also believe that equity-based compensation complements the short-term cash incentive compensation by forcing executives to recognize the impact their short-term decisions might have on long-term outcomes. This compensation approach limits an executive’s ability to reap short-term gains at the expense of our longevity. This is also an important tool in retaining Named Executive Officers, particularly through less rewarding years.
     Long-term incentive awards are granted to the Named Executive Officers pursuant to the 2007 Equity Compensation Plan (the “2007 Plan”). The NCGC Committee has not established grant guidelines; rather, the size, timing, and other material terms of the long-term incentive awards for the Named Executive Officers are made at the discretion of our Board of Directors and the NCGC Committee. Factors considered by the NCGC Committee and our Board of Directors include awards to industry peers and each executive’s previous grant history. In April 2009, in accordance with the Management Retention Program, developed partly in response to regulatory requirements, stock options and stock grants were awarded to the Named Executive Officers and other senior managers, as part of Hanmi’s Management Retention Plan. Stock Options and restricted stock grants awarded are included in the Summary Compensation Table.
     The NCGC Committee approves all awards under the 2007 Plan and acts as the administrator of the 2007 Plan. Stock options granted under the 2007 Plan generally vest over a five-year period, with 20 percent becoming exercisable (vesting) on each anniversary of the grant date. In connection with the negotiation of Mr. Yoo’s original 2008 employment agreement, his stock options fully vest two years after initial grant. All stock options are granted with a ten-year exercise term and have an exercise price equal to the fair market value of our common stock on the grant date. Restricted stock granted under the 2007 Plan generally vests over a five-year period, with 20 percent becoming unrestricted on each anniversary of the grant date.
Deferred Compensation
     Under our Deferred Compensation Plan (“DCP”), the Named Executive Officers may defer up to 100 percent (100%) of their base salary and up to 100 percent (100%) of their short-term cash incentive compensation. The amounts deferred under the DCP are payable upon termination or retirement under the distribution schedule elected by the participant. Taxes are due upon distribution. The DCP is not exclusive to only the Named Executive Officers; all senior management employees are eligible to participate in the DCP.
     The DCP is intended to comply, both in form and operation, with the requirements of Internal Revenue Code Section 409A and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any payment under the DCP is subject Section 409A, it is intended that it be paid in a manner that shall comply with Section 409A, including the final regulations or any other applicable guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In 2009, no Named Executive Officers participated in the DCP.
Executive Perquisites
     The Named Executive Officers and other senior management employees receive the following benefits in addition to their other compensation: gasoline card; cellular phone allowance; and automobile allowance. Chief Executive Officer, Jay S. Yoo, also received a membership in Mountain-Gate Country Club. These additional benefits and benefit levels of the Named Executive Officers are detailed in the Summary Compensation Table.
Broad-Based Benefits Programs
     The Named Executive Officers participate in the benefit programs that are available to all full-time employees. These benefits include health, dental, vision, and life insurance, short-and long-term disability insurance, healthcare reimbursement accounts, paid vacation, and contributions to a 401(k) profit sharing retirement plan.
Change in Control Arrangements
     The CEO’s Employment Agreement contains a provision for severance pay of a period of six (6) months or the remainder of his employment contract, whichever is less, in case of his involuntary termination of employment without cause. This provision also would apply should there be a change in control. The Chief Financial Officer and the Chief Credit Officer do not have any such change-in-control arrangements.

Compensation Policy Risk Assessment
The NCGC Committee reviews the compensation of the Named Executive Officers, as well as the overall compensation practices for the organization. Any performance incentive programs, awarding of bonus payments, and the budgeting for annual salary adjustments are reviewed and approved by the NCGC Committee before being presented to the full Board of Directors for ratification. An important aspect of the review is an assessment of whether the programs in any way encourage the Named Executive Officers or any other employee of Hanmi Financial to take unacceptable risk, in the short term and for the long term.
In 2009, the Officers’ Incentive Compensation Program was suspended and bonuses, usually paid in July and December, were not paid.
Named Executive Officers’ Compensation
     The Chief Executive Officer meets with the NCGC Committee to review the Chief Executive Officer’s compensation recommendation for the other Named Executive Officers. No adjustments were made in 2009 for any of the Named Executive Officers as a result of the unprecedented decline in the economy and concurrent deterioration in our performance.
Employment Agreement with Chief Executive Officer, Jay S. Yoo
     Jay S. Yoo joined us and Hanmi Bank as President and Chief Executive Officer as of June 23, 2008. His Employment Agreement, effective June 23, 2008, has a two-year initial term, with an option to renew for an additional three years at the discretion of our Board of Directors, and provides for a yearly base salary of $330,000, with a target bonus of up to seventy—five percent (75%) of his annual base salary. Per the Employment Agreement, Mr. Yoo’s annual base salary was to be increased by $10,000 in June 2009. Mr. Yoo voluntarily relinquished the increase in base salary and our Board of Directors accepted his request as a well intentioned gesture towards the staff who did not receive a base salary adjustment in 2009.
     Mr. Yoo’s bonus, which is to be paid in cash, is dependent on the attainment of certain financial goals set by our Board of Directors. The financial goals have been discussed and set in early 2009, and based on the defined goals, Hanmi Financial paid no bonus to Mr. Yoo.
     In addition, Under Mr. Yoo’s Employment Agreement, he is entitled to the use of a company car, a bank issued cellular telephone, membership in a business club and golf country club, and payment of reasonable business related expenses. His Employment Agreement also calls for the granting of the option to purchase 70,000 shares of our stock. The terms of the stock options are subject to the terms and conditions set forth in the 2007 Plan. The options vest in equal installments over two years starting one year after the date of the grant.
Compensation for Chief Financial Officer, Brian Cho
     Brian E. Cho, Executive Vice President & Chief Financial Officer joined us in December 2007. He does not have an employment agreement and his employment is at-will. Per his employment letter executed November 1, 2007, his annual base salary is $270,000 and he is eligible to receive incentive cash compensation of up to fifty percent of his annual base salary.
     In 2009, he received an annual base salary of $270,000, as well as an auto allowance of $700 per month, a cell phone allowance of $100 per month, a gas card, and other general benefits afforded to all employees.
Compensation for Chief Credit Officer, John Park
     Mr. John Park joined us on September 2, 2008 as an Executive Vice President and the Chief Credit Officer. Per his employment offer letter, dated August 13, 2008, Mr. Park’s annual base salary was $210,000, plus an annual bonus of up to fifty percent (50%) of his base salary. Upon his hiring, Mr. Park was granted an option to purchase 30,000 shares of common stock. He also received 5,000 shares in restricted stock grants at that same time. Both the stock options and the restricted stock grants are subject to the terms and conditions set forth in the 2007 Plan and vest over five years, starting one year after the date of the grant.
     Mr. Park also was entitled to an automobile allowance of $700 per month, reimbursement of cell phone expenses of $100 per month, and other general benefits afforded to all employees.
     Mr. Park passed away in October 2009. Hanmi Financial paid his estate all accrued salary and pay for vacation accrued and not used. Mr. Park’s estate also received $50,000 from his life insurance company.
Compensation for Interim Chief Credit Officer, Jung Hak Son
     Mr. Jung Hak Son served as Senior Vice President and District Leader for the past 4 years and was promoted to the position of Interim Chief Credit Officer on October 21, 2009. His employment is at-will and there is no employment agreement between Hanmi Bank and Mr. Son. His compensation package was not changed at the time of appointment to the Interim Chief Credit Officer position. His compensation at the time of his appointment included a base salary of $180,000, plus a bonus of up to forty percent of his base salary. The bonus payable to Mr. Son is wholly dependent on Hanmi Bank’s performance and his individual performance. He is also entitled to an auto allowance of $700 per month, a $100 per month cell phone allowance, and other general benefits afforded to all employees.
     On December 23, 2009, he was appointed as the permanent Chief Credit Officer, pending regulatory approval. At that time, his compensation package was revised. His new annual base salary was increased to $210,000. All other benefits remain the same.
Administrative Policies and Practices
     To evaluate and administer the compensation programs of the Named Executive Officers, the NCGC Committee meets regularly, at least four times a year. In addition, the NCGC Committee also holds special meetings to discuss extraordinary items, such as the appointment of the Interim Chief Credit Officer in October 2009. At the end of a meeting, the NCGC Committee may choose to meet in executive session, when necessary. In 2009, the NCGC Committee met 16 times.
Stock Ownership Guidelines
     The NCGC Committee has not implemented stock ownership guidelines for the Named Executive Officers; however, the NCGC Committee continues to periodically review best practices and re-evaluate whether stock ownership guidelines are consistent with our compensation philosophy and with stockholders’ interests.
Tax Deductibility of Executive Officer Compensation
     Internal Revenue Code Section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its three other highest paid executive officers (excluding the chief financial officer), unless certain specific and detailed criteria are satisfied. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. Hanmi Financial complies with the requirements of Section 162(m). Accordingly, all grants made under the 2007 Plan in fiscal year 2009 comply with Section 162(m) The NCGC Committee will continue to carefully consider the impact of Section 162(m) in determining the appropriate pay mix and compensation levels for the Named Executive Officers.
The NCGC Committee Report
     The following NCGC Committee Report should not be deemed filed or incorporated by reference into any other document, including our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Hanmi Financial specifically incorporates this Report into any such filing by reference.

     The NCGC Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the NCGC Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted by the NCGC Committee
of the Board of Directors,
Joon H. Lee (Chairman)
I Joon Ahn
John Hall
Paul Seon-Hong Kim
Joseph K. Rho
Summary Compensation Table
     The following table summarizes the total compensation paid or earned by the Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007. Only one of our current Named Executive Officers was employed by us in 2007.

SUMMARY COMPENSATION TABLE
							Change in
							Pension
							Value and
							Non-Qualified
				Stock	Option	Non-Equity	Deferred	All Other
		Salary	Bonus	Awards	Awards	Incentive Plan	Compensation	Compensation
Name and		(1)	(1) (5)	(2) (3)	(2) (4)	Compensation	Earnings	(1)		Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Jay S. Yoo, President, Chief	2009	$326,192	$—	$27,000	$30,765	$—	$—	$63,668	(6)	$447,625
Executive Officer and Director	2008	$172,404	$—	$—	$87,619	$—	$—	$49,722	(6)	$309,745

Brian E. Cho, Executive Vice	2009	$266,885	$—	$20,250	$9,230	$—	$—	$36,522	(7)	$332,887
President and Chief Financial	2008	$270,000	$—	$—	$—	$—	$—	$35,239	(7)	$305,239
Officer	2007	$22,500	$100,000	$47,600	$75,453	$—	$—	$878	(7)	$246,431

Jung Hak Son, Senior Vice	2009	$173,385	$	$13,500	$6,153	$—	$—	$36,169	(8)	$229,207
President and Chief Credit Officer

John Park, Former Executive	2009	$175,544	$—	$20,250	$9,230	$—	$—	$28,673	(9)	$233,697
Vice President and Chief Credit	2008	$70,000	$—	$25,750	$58,386	$—	$—	$6,448	(9)	$160,584
Officer (10)

(1)	All cash compensation and perquisites paid to the Named Executive Officers are paid by, and are the responsibility of, our subsidiary, Hanmi Bank.

(2)	All equity awards are made by Hanmi Financial, are for shares of our common stock, and are made pursuant to the 2007 Equity Compensation Plan (the “2007 Plan”).

(3)	Pursuant to new SEC regulations regarding the valuation of equity awards, amounts in columns (e) represent the applicable full grant date fair values of stock awards in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. To facilitate year-to-year comparisons, the SEC regulations require companies to present recalculated disclosures for each preceding year required under the rules so that equity awards and stock options reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column is recalculated accordingly. For further information, see Note 13 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 15, 2010.

(4)	Pursuant to new SEC regulations regarding the valuation of equity awards, amounts in columns (F) represent the applicable full grant date fair values of option awards in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. To facilitate year-to-year comparisons, the SEC regulations require companies to present recalculated disclosures for each preceding year required under the rules so that equity awards and stock options reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column is recalculated accordingly. For further information, see Note 13 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 15, 2010.

(5)	The amounts in column (d) reflect the discretionary bonuses paid to the Named Executive Officers for services performed in the prior year. Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of awards into the DCP.

(6)	Amounts consist of: a) life insurance premiums ($392 for 2009; $199 for 2008); b) company automobile ($26,936 for 2009; $3,967 for 2008); c) health insurance premiums ($11,178 for 2009; $7,613 for 2008); d) employer contributions under the 401(k) plan ($12,375 for 2009; $9,900 for 2008); e) club memberships ($8,110 for 2009; $27,454 for 2008); and f) other perquisites ($4,677 for 2009; $589 for 2008) such as cellular phone allowance, gasoline card, meal allowance and Holiday gift cards.

(7)	Amounts consist of: a) life insurance premiums ($392 for 2009; $398 for 2008, $0 for 2007); b) automobile allowance ($8,303 for 2009; $8,400 for 2008, $700 for 2007); c) health insurance premiums ($10,157 for 2009; $11,830 for 2008, $0 for 2007); d) employer contributions under the 401(k) plan ($12,375 for 2009; $11,625 for 2008, $0 for 2007); and e) other perquisites ($5,295 for 2009; $2,236 for 2008, $178 for 2007) such as cellular phone allowance, gasoline card, meal allowance and Holiday gift cards.

(8)	Amounts consist of: a) life insurance premiums ($370 for 2009); b) automobile allowance ($8,303 for 2009); c) health insurance premiums ($10,157 for 2009); d) employer contributions under the 401(k) plan ($10,403 for 2009); and e) other perquisites ($6,936 for 2009) such as cellular phone allowance, gasoline card, meal allowance and Holiday gift cards.

(9)	Amounts consist of: a) life insurance premiums ($327 for 2009; $99 for 2008); b) automobile allowance ($6,591 for 2009; $2,800 for 2008); c) health insurance premiums ($8,480 for 2009; $2,743 for 2008); d) employer contributions under the 401(k) plan ($9,547 for 2009; $394 for 2008); and e) other perquisites ($3,728 for 2009; $412 for 2008) such as cellular phone allowance, gasoline card, meal allowance and Holiday gift cards.

(10)	Mr. Park passed away on October 14, 2009.
     For information regarding the compensation arrangements we have entered into with our Named Executive Officers, see “Compensation Discussion and Analysis” above.
Grants of Plan-Based Awards
     The following table complements the “Summary Compensation Table” disclosure of the grant date fair value of stock and option awards granted to our Named Executive Officers during the fiscal year ended December 31, 2009:

GRANTS OF PLAN BASED AWARDS
								All other	Other
								Stock	Option
								Awards:	Awards:	Exercise or	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Number of	Base Price of	Fair Value of
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards (1)			Shares of	Securities All	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards(1)	Option
Name	Date	($)	($)	($)	($)	($)	($)	Units (#)	Options (#)	($/Share)	Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Jay S. Yoo	(3)	$—	$—	$247,500
	04/08/09	$—	$—	$—	—	—	—	—	50.000	$1.35	$30.765
	04/08/09	$—	$—	$—	—	—	—	20,000	—	—	$27,000

Brian E. Cho	(3)			$135,000
	04/08/09	$—	$—	$—	—	—	—	—	15,000	$1,35	$9,230
	04/08/09	$—	$—	$—	—	—	—	15,000	—	—	$20,250

Jung Hak Son	(3)			$105,000
	04/08/09	$—	$—	$—	—	—	—	—	10,000	$1,35	$6,153
	04/08/09	$—	$—	$—	—	—	—	10,000	—	—	$13,500

John Park	04/08/09	$—	$—	$—	—	—	—	—	15,000	$1,35	$9,230
	04/08/09	$—	$—	$—	—	—	—	15,000	—	—	$20,250

(1)	Our practice is that the exercise price for each stock option is the market value on the date of grant.

(2)	The amounts in column (l) reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2009 are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on March 15, 2010.

(3)	Represents the maximum amount which could have been earned in 2009 as short-term incentive cash compensation, as described in Compensation Discussion and Analysis. No amounts were earned as short term incentive cash compensation for work performed in 2009.
Outstanding Equity Awards at Fiscal Year-End
     In 2000, our Board of Directors adopted the Hanmi Financial Year 2000 Stock Option Plan (“2000 Stock Option Plan”) which was approved by stockholders in May 2000. The purpose of the 2000 Stock Option Plan was to enable us to attract, retain and motivate officers, directors, and employees by providing for or increasing their proprietary interests in our company and, in the case of non-employee directors, to attract such directors and further align their interests with those of our stockholders by providing or increasing their proprietary interests in our company. The maximum number of shares of our common stock that may be issued pursuant to outstanding options granted under the 2000 Plan is 804,358. Options may no longer being issued under the 2000 Stock Option Plan.
     In 2007, our Board of Directors adopted the Hanmi Financial Corporation 2007 Equity Compensation Plan (the “2007 Plan”). A key objective of the 2007 Plan is to provide more flexibility in the types of equity incentives that may be offered to employees, consultants and non-employee directors. The 2007 Plan provides for several different types of equity awards in addition to stock options and restricted stock awards. Stock options granted under the 2007 Plan generally vest over a five-year period, with 20 percent becoming exercisable 12 months following the grant date, and 20 percent thereafter on each anniversary of the grant date. All stock options are granted with a ten-year exercise term and have an exercise price equal to the fair market value of our common stock on the date of grant. Restricted stock granted under the 2007 Plan also generally vest over a five-year period, with 20 percent becoming unrestricted 12 months following the grant date, and 20 percent thereafter on each anniversary of the grant date.
     The 2007 Plan provides us flexibility to (i) attract and retain qualified non-employee directors, executives and other key employees and consultants with appropriate equity-based awards, (ii) motivate high levels of performance, (iii) recognize employee contributions to our success, and (iv) align the interests of plan participants with those of our stockholders. In addition, our Board believes a robust equity compensation program is necessary to provide Hanmi Financial with flexibility in negotiating strategic acquisitions and other business relationships to further expand and grow our business. The maximum number of shares of our common stock that may be issued pursuant to the 2007 Plan is 3,000,000. As of the record date, there were [•] shares of common stock issuable pursuant to outstanding options and an additional [•] shares of common stock available for grant under the 2007 Plan.
     The following table shows information as of December 31, 2009, for our Named Executive Officers concerning unexercised options, stock that has not vested, and Equity Incentive Plan Awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards						Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
				Equity							Plan	Awards:
				Incentive							Awards:	Market or
				Plan							Number of	Payout
				Awards:					Market		Unearned	Value of
	Number of	Number of		Number of			Number of		Value of		Shares,	Unearned
	Securities	Securities		Securities			Shares or		Shares or		Units or	Shares, Units
	Underlying	Underlying		Underlying			Units of		Units of		Other Rights	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That		Stock That		That Have	Rights That
	Options (#)	Options (#)		Unearned	Exercise	Expiration	Have Not		Have Not		Not Vested	Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)		(#)	Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)		(i)	(j)
Jay S. Yoo	35,000 (1)	35,000	(1)	—	$5.66	06/23/18	—		$—		—	$—
	—	50,000	(2)	—	$1.35	04/08/19	20,000	(9)	$24,000	(14)	—	$—

Brian E. Cho	12,000 (3)	18,000	(3)	—	$9.52	12/03/17	3,000	(10)	$3,600	(15)	—	$—
	—	15,000	(4)	—	$1.35	04/08/19	15,000	(11)	$18,000	(16)	—	$—

Jung Hak Son	6,000 (5)	4,000	(5)	—	$18.00	04/19/16	—		$—		—	$—
	6,000 (6)	4,000	(6)	—	$19.44	06/30/16	—		$—		—	$—
	—	—		—	$—	—	1,800	(12)	$2,160	(17)	—	$—
	—	10,000	(7)	—	$1.35	4/08/19	10,000	(13)	$12,000	(18)	—	$—

John Park	6,000 (8)	—	(8)	—	$5.15	01/12/10	—		$—		—	$—

(1)	On June 23, 2008, pursuant to the 2007 Plan, 70,000 stock options were granted to Jay S. Yoo with vesting as follows: 50 percent (50%) to vest on June 23, 2009 and 50 percent (50%) to vest on June 23, 2010.

(2)	On April 8, 2009, pursuant to the 2007 Plan, 50,000 stock options were granted to Jay S. Yoo with vesting as follows: 20 percent (20%) to vest on April 8, 2010 and 20 percent (20%) to vest on each of the next four anniversary dates.

(3)	On December 3, 2007, pursuant to the 2007 Plan, 30,000 stock options were granted to Brian E. Cho with vesting as follows: 20 percent (20%) to vest on December 3, 2008 and 20 percent (20%) to vest on each of the next four anniversary dates.

(4)	On April 8, 2009, pursuant to the 2007 Plan, 15,000 stock options were granted to Brian E. Cho with vesting as follows: 20 percent (20%) to vest on April 8, 2010 and 20 percent (20%) to vest on each of the next four anniversary dates.

(5)	On April 19, 2006, pursuant to the Year 2000 Stock Option Plan (“2000 Plan”), 10,000 stock options were granted to Jung Hak Son with vesting as follows: 20 percent (20%) to vest on April 19, 2007 and 20 percent (20%) to vest on each of the next four anniversary dates.

(6)	On June 30, 2006, pursuant to the 2000 Plan, 10,000 stock options were granted to Jung Hak Son with vesting as follows: 20 percent (20%) to vest on June 30, 2006 and 20 percent (20%) to vest on each of the next four anniversary dates.

(7)	On April 8, 2009, pursuant to the 2007 Plan, 15,000 stock options were granted to Jung Hak Son with vesting as follows: 20 percent (20%) to vest on April 8, 2010 and 20 percent (20%) to vest on each of the next four anniversary dates.

(8)	On September 2, 2008, pursuant to the 2007 Plan, 30,000 stock options were granted to John Park with vesting as follows: 20 percent (20%) to vest on September 2, 2009 and 20 percent (20%) to vest on each of the next four anniversary dates. Mr. Park passed away on October 14, 2009. As of that date, 6,000 stock options were vested and still exercisable for a period of 90 days, or January 12, 2010.

(9)	On April 8, 2009, pursuant to the 2007 Plan, 20,000 shares of restricted stock were awarded to Jay S. Yoo with vesting as follows: 20 percent (20%) to vest on April 8, 2010 and 20 percent (20%) to vest on each of the next four anniversary dates.

(10)	On December 3, 2007, pursuant to the 2007 Plan, 5,000 shares of restricted stock were awarded to Brian E. Cho with vesting as follows: 20 percent (20%) to vest on December 3, 2008 and 20 percent (20%) to vest on each of the next four anniversary dates. 3,000 shares remain unvested after 20% (1,000 shares) vested on December 3, 2009 and 20% (1,000 shares) vested on December 3, 2008.

(11)	On April 8, 2009, pursuant to the 2007 Plan, 15,000 shares of restricted stock were awarded to Brian E. Cho with vesting as follows: 20 percent (20%) to vest on April 8, 2010 and 20 percent (20%) to vest on each of the next four anniversary dates.

(12)	On November 1, 2007, pursuant to the 2007 Plan, 3,000 shares of restricted stock were awarded to Jung Hak Son with vesting as follows: 20 percent (20%) to vest on November 1, 2007 and 20 percent (20%) to vest on each of the next four anniversary dates. 1,800 shares remain unvested after 20% (600 shares) vested on November 1, 2009 and 20% (600 shares) vested on November 1, 2008.

(13)	On April 8, 2009, pursuant to the 2007 Plan, 10,000 shares of restricted stock were awarded to Jung Hak Son with vesting as follows: 20 percent (20%) to vest on April 8, 2010 and 20 percent (20%) to vest on each of the next four anniversary dates.

(14)	Amount calculated as follows: Closing Stock Price as of December 31, 2009 ($1.20) x Unvested Shares of Restricted Stock (20,000).

(15)	Amount calculated as follows: Closing Stock Price as of December 31, 2009 ($1.20) x Unvested Shares of Restricted Stock (3,000).

(16)	Amount calculated as follows: Closing Stock Price as of December 31, 2009 ($1.20) x Unvested Shares of Restricted Stock (15,000).

(17)	Amount calculated as follows: Closing Stock Price as of December 31, 2009 ($1.20) x Unvested Shares of Restricted Stock (1,800).

(18)	Amount calculated as follows: Closing Stock Price as of December 31, 2009 ($1.20) x Unvested Shares of Restricted Stock (10,000).
Option Exercises and Stock Vested
     The following table shows information for amounts received upon exercise of options or vesting of stock by our Named Executive Officers during the fiscal year ended December 31, 2009.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Jay S. Yoo	—	—	—	—
Brian E. Cho	—	—	1,000 (1)	1,210 (2)
Jung Hak Son	—	—	600	918 (3)
John Park	—	—	1,000 (4)	1,480 (5)

(1)	On December 3, 2007, pursuant to the 2007 Plan, 5,000 shares of restricted stock were awarded to Brian E. Cho with vesting as follows: 20 percent (20%) to vest on December 3, 2008 and 20 percent (20%) to vest on each of the next four anniversary dates.

(2)	Amount calculated as follows: Closing Stock Price as of December 3, 2009 ($1.21) x Shares of Restricted Stock That Vested (1,000).

(3)	Amount calculated as follows: Closing Stock Price as of October 30, 2009 ($1.53) x Shares of Restricted Stock That Vested (600).

(4)	On September 2, 2008, pursuant to the 2007 Plan, 5,000 shares of restricted stock were awarded to John Park with vesting as follows: 20 percent (20%) to vest on September 2, 2009 and 20 percent (20%) to vest on each of the next four anniversary dates.

(5)	Amount calculated as follows: Closing Stock Price as of September 2, 2009 ($1.48) x Shares of Restricted Stock That Vested (1,000).

Non-Qualified Deferred Compensation Plan
     Our DCP is an unfunded, unsecured deferred compensation plan. The DCP allows participants to defer all or a portion of their base salary and/or annual bonus. None of our Named Executive Officers are currently participants in the DCP.
Potential Payments Upon Termination or Change In Control
     Hanmi Financial has entered into an employment agreement with its Chief Executive Officer that will require Hanmi Financial to provide compensation to him in the event of a termination of employment or a change in control of Hanmi Financial.
     The following table describes the potential payments upon termination or a change in control of Hanmi Financial for the Named Executives if such termination occurred on December 31, 2009. Pursuant to our 2007 Equity Compensation Plan, in the event of a change in control, unless an award is assumed or substituted by a successor corporation, such awards become fully exercisable as of the date of the change in control, whether or not then exercisable, and all restrictions and conditions on any award then outstanding shall lapse as of the date of the change in control.

Executive Benefits			Without
and Payments	Voluntary		Good Cause		Good Cause		Change in
Upon Termination(1)	Termination		Termination		Termination		Control		Death		Disability
Compensation:
Base Salary	$158,400	(2)	$158,400	(2)	$—		$158,400	(2)	$158,400	(2)	$158,400	(2)
Restricted Stock							$24,000	(6)
Benefits and Perquisites:
Life Insurance Benefits	—		—		—		—		$50,000	(3)	—
Disability Income	—		—		—		—		—		$97,500	(4)
Accrued Vacation Pay	$24,115	(5)	$24,115	(5)	$24,115	(5)	$24,115	(5)	$24,115	(5)	$24,115	(5)

Total	$182,515		$182,515		$24,115		$206,515		$232,515		$280,015

(1)	Assumes the Chief Executive Officer’s date of termination is December 31, 2009 and the price per share of our stock on the date of termination is $1.20 per share.

(2)	Amount represents total base salary to be paid to the Chief Executive Officer, which is base pay equal to six months or the remaining term of the Chief Executive Officer’s employment agreement, which ends on June 23, 2010, whichever is shorter. Amount is calculated as follows: $330,000 (Annual Base Salary) x 0.48 year (which is the remaining term of the Chief Executive Officer’s employment agreement)

(3)	Amount represents proceeds from life insurance policies.

(4)	Amount represents disability income to be paid to the Chief Executive Officer until he reaches age 65.

(5)	Amount represents cash lump-sum payment for unused vacation days as of termination date.

(6)	Based on the intrinsic values of equity awards that accelerate upon a change in control. For restricted stock awards, the intrinsic value is based upon the closing price of our common stock on December 31, 2009 ($1.20)
     Below is a description of the assumptions that were used in creating the table above. The descriptions of the payments below are applicable only to the Chief Executive Officer’s potential payments upon termination or change in control. For the other Named Executive Officers, any potential payments upon termination or change in control would be the same as those generally available to all employees except with respect to accelerated vesting on restricted stock. Based on the intrinsic value of the restricted stock that accelerates upon a change in control which, in the case of restricted stock, is the closing price of our common stock on December 31, 2009 ($1.20 per share), the value of Mr. Cho’s restricted stock that would vest in the event of a change in control is $21,600 and the value of Mr. Son’s restricted stock that would vest in the event of a change in control is $14,160. Mr. Park’s employment terminated in October 2009 upon his death.
Voluntary Termination
     At any time after the commencement of employment, Mr. Yoo, our Chief Executive Officer, may terminate his employment agreement. If he voluntarily resigns or otherwise terminates his employment, including as a result of a change in control, death or disability, then he is entitled to receive base salary equal to six months or the remaining term of his employment agreement, which ends on June 23, 2010, whichever is shorter. The unvested portion of any outstanding stock option shall terminate immediately.
Without Good Cause Termination
     Hanmi Financial may terminate Mr. Yoo’s employment agreement without a showing of “good cause”. If Hanmi Financial terminates Mr. Yoo’s employment agreement without “good cause,” including upon a change in control, subject to Mr. Yoo’s execution of an effective general release of claims and his continuing compliance with the covenants set forth in his employment agreement, Mr. Yoo shall receive an amount equal to his base salary for six months or the remaining term of his employment agreement, which ends on June 23, 2010, whichever is shorter. The unvested portion of any stock options and restrictive stock shall terminate immediately.
Good Cause Termination
     We may terminate Mr. Yoo’s Employment Agreement for “good cause,” which shall mean: (1) Mr. Yoo is negligent in the performance of his material duties or engages in misconduct (i.e., the intentional or negligent violation of any state or federal banking law or regulation, or our employment policies, including but not limited to policies regarding honesty, conflict of interest, policies against discrimination, and/or employee leave policies); or (2) Mr. Yoo is convicted of or pleads guilty or nolo contendere to any felony, or is convicted of or pleads guilty or nolo contendere to any misdemeanor involving moral turpitude; or (3) Hanmi Financial is required to remove or replace Mr. Yoo by formal order or formal or informal instruction, including a requested consent order or agreement, from the Federal Deposit Insurance Corporation (“FDIC”) or any other regulatory authority having jurisdiction; or (4) Mr. Yoo engages in any willful breach of duty during the course of his employment, or habitually neglects his duties or has a continued incapacity to perform; or (5) Mr. Yoo fails to follow any written policy of our Board of Directors or any resolutions of our Board of Directors adopted at a duly called meeting intentionally and in a material way; or (6) Mr. Yoo engages in any activity that materially adversely affects our reputation in the community, provided, at the time of engaging in such activity, Mr. Yoo knew or should have known that such activity would materially adversely affect our reputation in the community; or (7) Hanmi Bank receives a Section 8(a) Order from the FDIC or a Section 8(b) Order from the FDIC; or (8) Hanmi Bank receives a cease or desist order from the California Department of Financial Institutions that is attributable to the act or omission of Mr. Yoo in any material respect. In the event of a termination for good cause, as enumerated above, Mr. Yoo shall have no right to any compensation not otherwise expressly provided for in the employment agreement.
Other Executives
     Hanmi Financial does not have an employment agreement with any other executives. Because other executives’ employment is “at-will,” Hanmi Financial does not owe any compensation to other executives in the event of a termination of employment or a change in control of Hanmi Financial other than accrued salary and accrued vacation not used.

Director Compensation
     The following table sets forth certain information regarding compensation paid to persons who served as outside Directors of Hanmi Financial for the fiscal year ended December 31, 2009:

DIRECTOR COMPENSATION
					Change in
					Pension
	Fees				Value and
	Earned				Non-Qualified
	or Paid	Stock	Option	Non-Equity	Deferred	All Other
	in Cash	Awards	Awards	Incentive Plan	Compensation	Compensation
	($)	(4)	($)	Compensation	Earnings	($)	Total
Name	(1) (2)	(3) (4) (5) (6)	(3) (4) (5) (6)	($)	($)	(1) (7)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert Abeles (8)	$12,900	$—	$—	$—	$—	$1,274	$14,174
I Joon Ahn	$64,200	$20,250	$12,306	$—	$—	$15,275	$112,031
John A. Hall	$66,350	$20,250	$12,306	$—	$—	$—	$98,906
Paul Seon-Hong Kim	$63,700	$20,250	$12,306	$—	$—	$12,762	$109,018
Joon Hyung Lee	$66,850	$20,250	$40,188	$—	$—	$15,276	$114,682
Richard B. C. Lee (9)	$19,300	$	$—	$—	$—	$295,612	$314,912
Charles Kwak (10)	$13,600	$—	$—	$—	$—	$3,822	$17,422
Joseph K. Rho	$83,000	$20,250	$12,306	$—	$—	$15,275	$130,831
William J. Stolte	$42,200	$23,550	$14,492	$—	$—	$478	$80,720

(1)	All cash compensation and perquisites paid to Directors are paid by Hanmi Bank, which is then reimbursed by Hanmi Financial.

(2)	Each Director who is not an employee of Hanmi Financial (an outside Director) is paid a monthly retainer fee of $3,000 and $1,000 monthly for attendance at Board of Directors meetings ($500 for telephonic attendance at Board meetings). In addition, the Chairman of our Board receives an additional $2,500 each month. The Audit Committee Chairman receives an additional $1,500 each month. The chairmen of the remaining committees receive an additional $750 each month, and committee members receive an additional $200 each month for attending committee meetings ($100 each month for telephonic attendance at committee meetings).

(3)	All equity awards are made by Hanmi Financial, are for shares of our common stock, and are made pursuant to the 2007 Plan.

Pursuant to new SEC regulations regarding the valuation of equity awards, amounts in column (c) represent the applicable full grant date fair values of stock awards in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2009 are included in Note 13 to our audited financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on March 15, 2010.

(4)	Pursuant to new SEC regulations regarding the valuation of equity awards, amounts in columns (d) represent the applicable full grant date fair values of option awards in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2009 are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on March 15, 2010.

(5)	Grants of Plan-Based Awards — Directors are eligible to be granted stock options and restricted stock under the 2007 Plan. In 2009, outside Directors were granted the following stock options and restricted stock awards under the 2007 Plan:

				Grant
			Exercise	Date Fair
		Restricted Stock	Price of	Value of
		and Option	Option	Stock and
	Grant	Awards	Awards (a)	Option
Name	Date	(#)	($/Share)	Awards
I Joon Ahn	04/08/09	20,000	$1.35	$12,306
	04/08/09	15,000	$—	$20,250

John A. Hall	04/08/09	20,000	$1.35	$12,306
	04/08/09	15,000	$—	$20,250

Paul Seon-Hong Kim	04/08/09	20,000	$1.35	$12,306
	04/08/09	15,000	$—	$20,250

Charles Kwak (10)	07/01/09	20,000	$1.69	$17,220
	07/01/09	15,000	$—	$25,350

Joon Hyung Lee	04/08/09	20,000	$1.35	$12,306
	04/08/09	15,000	$—	$20,250

Joseph K. Rho	04/08/09	20,000	$1.35	$12,306
	04/08/09	15,000	$—	$20,250

William J. Stolte	04/22/09	20,000	$1.57	$14,492
	04/22/09	15,000	$—	$23,550

(6)	Outstanding Equity Awards at Fiscal Year-End — The following table shows information as of December 31, 2009 for our Directors concerning unexercised stock options:

			Number of
			Securities
	Number of Securities		Underlying
	Underlying		Unexercised
	Unexercised Options		Options (#)		Option Exercise	Option Expiration
Name	(#) Exercisable		Unexercisable		Price ($)	Date
I Joon Ahn	24,000	(b)	—		$21.63	11/15/16
	—		20,000	(c)	$1.35	04/08/19

John A. Hall	—		20,000	(c)	$1.35	04/08/19

Paul Seon-Hong Kim	—		20,000	(c)	$1.35	04/08/19

Joon Hyung Lee	36,624	(a)	—		$3.89	09/20/10
	24,000	(b)	—		$21.63	11/15/16
	—		20,000	(c)	$1.35	04/08/19

Joseph K. Rho	24,000	(b)	—		$21.63	11/15/16
	—		20,000	(c)	$1.35	04/08/19

William J. Stolte	—		20,000	(d)	$1.57	04/22/19

(a)	On September 20, 2000, pursuant to the 2000 Plan, 91,560 stock options were granted to each Director with vesting as follows: 20 percent (20%) to vest on September 20, 2001 and 20 percent (20%) on each of the next four anniversary dates.

(b)	On November 15, 2006, pursuant to the 2000 Plan, 24,000 stock options were granted to each Director with vesting as follows: 33.33 percent (33.33%) to vest on November 15, 2007 and 33.33 percent (33.33%) on each of the next two anniversary dates.

(c)	On April 8, 2009, pursuant to the 2007 Plan, 20,000 stock options were granted to each Director with vesting as follows: 20 percent (20%) to vest on April 8, 2010 and 20 percent (20%) on each of the next four anniversary dates.

(d)	On April 22, 2009, pursuant to the 2007 Plan, 20,000 stock options were granted to Mr. Stolte with vesting as follows: 20 percent (20%) to vest on April 22, 2010 and 20 percent (20%) on each of the next four anniversary dates.

(7)	The amounts in column (g) consist of:

	Present
	Value of	Health	Life	Total
	Termination	Insurance	Insurance	All Other
Name	Benefits(a)	Premiums	Premiums	Compensation
Robert Abeles (8)	$—	$1,262	$12	$1,274
I Joon Ahn	$—	$15,138	$137	$15,275
John A. Hall	$—	$—	$—	$—
Paul Seon-Hong Kim	$—	$12,615	$147	$12,762
Joon Hyung Lee	$—	$15,138	$138	$15,276
Richard B. C. Lee (9)	$288,060	$7,484	$68	$295,612
Charles Kwak (10)	$—	$3,785	$37	$3,822
Joseph K. Rho	$—	$15,138	$137	$15,275
William J. Stolte	$—	$399	$79	$478

(8)	Former Director who resigned effective January 31, 2009.

(9)	Former Director who retired effective April 3, 2009. In connection with his retirement, Mr. Lee and Hanmi Bank entered into a Severance and Release Agreement (the “Severance Agreement”). Pursuant to the Severance Agreement, among other things, Mr. Lee received a lump-sum payment of $180,000 upon his retirement. Mr. Lee also will receive current health insurance coverage for the next five years in which Hanmi Bank will continue to pay for medical, dental, and/or vision premiums with an aggregated estimated cost of $113,275. The present value of termination benefits is the amount accrued for those payments and is equal to the present value of the severance payments and premiums using a discount rate of 1.87 percent (1.87%).

(10)	Former Director who resigned effective September 28, 2009.
NCGC Committee Interlocks and Insider Participation
     Joon H. Lee, I Joon Ahn, John Hall, Paul Seon-Hong Kim, Joseph K. Rho served as members of the NCGC Committee during the last completed fiscal year. No member of the NCGC Committee was an officer or employee of Hanmi Financial or Hanmi Bank during the fiscal year ended December 31, 2009 or at any prior time. No member of the NCGC Committee is or was on the compensation committee of any other entity whose officers served either on our Board of Directors or on the NCGC Committee of Hanmi Financial. See “Certain Relationships and Related Transactions.”
Review, Approval or Ratification of Transactions With Related Persons
     We have adopted a Related Person Transaction Policy (“Policy”). The Policy provides that executive officers, Directors, five-percent (5%) stockholders, and their family members, and entities for which any of those persons serve as officers or partners or in which they have a ten percent (10%) or greater interest, must notify our Corporate Secretary before entering into transactions or other arrangements with Hanmi Financial or any of its affiliates (other than loans subject to Regulation O promulgated by our Board of Governors of the Federal Reserve System) if the amount exceeds $25,000. Our Corporate Secretary will determine whether, under the guidelines in the Policy, the transaction or arrangement should be submitted to the Audit Committee for approval. In determining whether to submit proposed transactions to the Audit Committee for consideration, our Corporate Secretary will consider, among other things, the aggregate value of the proposed transaction, the benefits to Hanmi Financial of the proposed transaction, and whether the terms of the proposed transaction are comparable to the terms available to an unrelated third party and employees generally. The Policy also includes provisions for the review and possible ratification of transactions and arrangements that are entered into without prior review under the Policy. During 2008, neither Hanmi Financial nor any of its affiliates entered into any related party transactions that required review, approval, or ratification under the Policy.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
     The following table sets forth information pertaining to “beneficial ownership” (as defined below) of our common stock, by (i) individuals or entities known to Hanmi Financial to own more than five percent (5%) of the outstanding shares of our common stock, (ii) each Director and nominee for election, (iii) the Named Executive Officers, and (iv) all Directors and executive officers of Hanmi Financial as a group. The information contained herein has been obtained from our records and from information furnished to us by each individual or entity. Management knows of no other person who owns, beneficially or of record, either individually or with associates, more than five percent (5%) of our common stock.
     The number of shares “beneficially owned” by a given stockholder is determined under SEC Rules, and the designation of ownership set forth below is not necessarily indicative of ownership for any other purpose. In general, the beneficial ownership as set forth below includes shares over which a Director, Director nominee, principal stockholder, or executive officer has sole or shared voting or investment power and certain shares which such person has a vested right to acquire, under stock options or otherwise, within 60 days of the record date. Except as otherwise indicated, the address for each of the following persons is our address. Unless otherwise noted, the address for each stockholder listed on the “Common Stock Beneficially Owned” table below is: c/o Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010. The following information is as of the record date.

COMMON STOCK BENEFICIALLY OWNED
		Number	Percent of
		of	Shares
Name and Address of Beneficial Owner		Shares	Outstanding
Leading Investment & Securities Co., Ltd.	(1)(2)	5,070,423	9.90%
BlackRock, Inc.	(3)	3,027,299	5.91%
Joseph K. Rho, Chairman of our Board	(4) (5) (6)	1,637,838	3.20%
Joon Hyung Lee, Director	(5) (7)	1,220,677	2.38%
I Joon Ahn, Director	(4) (5) (6)	1,220,526	2.38%
Paul Seon-Hong Kim, Director	(5)(8)	130,862	*
Jay S. Yoo, President and Chief Executive Officer, Director	(5) (9)	60,000	*
Brian E. Cho, Executive Vice President and Chief Financial Officer	(10)	35,000	*
Jung Hak Son, Senior Vice President and Chief Credit Officer	(11)	27,000	*
John A. Hall, Director	(5)(8)	22,000	*
William J. Stolte, Director	(5)(8)	20,000	*
All Directors and Executive Officers as a Group (9 in Number)		4,373,903	8.51%

(1)	Based on a Schedule 13D filed on September 14, 2009 with the SEC under the Securities Exchange Act of 1934, as amended, by Leading Investment & Securities Co., Ltd (“Leading”). The address of Leading is W Savings Bank Building, 5th Floor, 90-7 Nonhyeon-Dong, Gangnam-Gu, Seoul 135-818, Korea.

(2)	See “Background to Proposals 2 and 3” with respect to further information concerning Leading and our common stock.

(3)	Based on a Schedule 13G filed on January 29, 2010 with the SEC under the Securities Exchange Act of 1934, as amended, by BlackRock, Inc. (“BlackRock”). The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(4)	Includes 24,000 options that are presently exercisable under the 2000 Plan and 4,000 options under the 2007 Plan that will become exercisable within 60 days.

(5)	Includes 15,000 shares of restricted stock.

(6)	Shares beneficial ownership with his spouse.

(7)	Includes 60,624 options that are presently exercisable under the 2000 Plan and 4,000 options under the 2007 Plan that will become exercisable within 60 days.

(8)	Includes 4,000 options under the 2007 Plan that will vest within 60 days.

(9)	Includes 35,000 options that are presently exercisable under the 2007 plan and 10,000 options under the 2007 Plan that will become exercisable within 60 days.

(10)	Includes 12,000 options that are presently exercisable under the 2007 Plan, 3,000 options under the 2007 Plan that will become exercisable within 60 days, and 18,000 shares of restricted stock

(11)	Includes 12,000 options that are presently exercisable under the 2000 Plan, 2,000 options under the 2007 Plan that will become exercisable within 60 days, and 11,800 shares of restricted stock.

Change in Control
     For information about the transaction with Woori which, if consummated, will result in a change of control of Hanmi Financial, see “Background to Proposals 2 and 3” and “Proposal 3.”
Securities Authorized for Issuance Under Equity Compensation Plans
     The following table summarizes information as of December 31, 2009 relating to equity compensation plans of Hanmi Financial pursuant to which grants of options, restricted stock awards or other rights to acquire shares may be granted from time to time.

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding
	Warrants and Rights	Warrants and Rights	Securities
	(a)	(b)	Reflected in Column(a))
Equity Compensation Plans Approved By Security Holders	1,180,358	$11.78	1,620,775
Equity Compensation Plans Not Approved By Security Holders	—	$—	—

Total Equity Compensation Plans	1,180,358	$11.78	1,620,775

Certain Relationships and Related Transactions
     Some of our Directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, us or Hanmi Bank in the ordinary course of our business, and we expect to have banking transactions with such persons in the future. In management’s opinion, all loans and commitments to lend included in such transactions were made in the ordinary course of business, in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness unrelated to us or Hanmi Bank and, in the opinion of management, did not involve more than a normal risk of repayment or present other unfavorable features. There are no amount of indebtedness owed to us or Hanmi Bank by our principal officers and current Directors (including associated companies) as of December 31, 2009.
     In connection with the retirement of Mr. Won R. Yoon, Ki Tae Hong, and Chang Kyu Park in 2008 as Directors, we and Hanmi Bank entered into severance agreements with each of them. Pursuant to such severance agreements, each of the retiring Directors is entitled to receive $3,000 per month for a period of five years from date of retirement. Each of the retiring Directors also receives health insurance coverage for five years from the date of retirement pursuant to which we continue to pay for medical, dental, and/or vision premiums. In connection with his retirement in 2009, Richard Lee entered into a severance agreement. Pursuant to the Severance Agreement, among other things, Mr. Lee received a lump-sum payment of $180,000 upon his retirement. Mr. Lee also will also receive current health insurance coverage from the date of retirement in which Hanmi Bank will continue to pay for medical, dental, and/or vision premiums. See “Director Compensation” above.
     We previously entered into a six-year employment agreement with Dr. Sung Won Sohn effective January 3, 2005. Under the terms of the agreement, Dr. Sohn served as President and Chief Executive Officer of both us and Hanmi Bank at a base annual salary of $550,000 with annual CPI adjustments. In addition, Dr. Sohn was eligible to receive an annual incentive bonus based on our pre-tax profitability in an amount not to exceed 125 percent (125%) of his base annual salary. The agreement also provided for a stock bonus grant of 100,000 shares with a vesting schedule under which 20,000 shares vest each year. Dr. Sohn also received two separate stock option grants to acquire 150,000 and 200,000 shares.

     On December 31, 2007, Dr. Sohn retired from his position as President and Chief Executive Officer of us and Hanmi Bank. In a compromise of Dr. Sohn’s employment agreement, Dr. Sohn received the following: a one-time, lump-sum cash payment of $1.298 million; cash payment of $39,346 as payment for accrued, but unused vacation pay; ownership of the Hanmi Bank-owned automobile that he was using; ownership of Hanmi Bank’s equitable ownership interests in two club memberships that Hanmi Bank maintained for Dr. Sohn’s benefit; vesting of 40,000 shares of restricted stock was accelerated; and a cash payment of $70,000 for the purchase of his vested stock options. In addition, Dr. Sohn agreed to serve as a consultant to Hanmi Bank.
     In return for his consulting services, Dr. Sohn will be paid $6,000 per month during 2008 and 2009. Dr. Sohn received his final payment from Hanmi Bank in December 2009.
     For information relating to the participation of certain of our directors and officers in the registered direct and best efforts offering and their interests in certain transactions arising out of the Capital Raising Stockholder Proposals discussed elsewhere in this proxy statement, see “Interest of Certain Persons in the Capital Raising Stockholder Proposals.”
Review, Approval or Ratification of Transactions With Related Persons
     We have adopted a written Related Person Transaction Policy (“Policy”). The Policy provides that executive officers, Directors, five-percent (5%) stockholders, and their family members, and entities for which any of those persons serve as officers or partners or in which they have a ten percent (10%) or greater interest, must notify our Corporate Secretary before entering into transactions or other arrangements with us or any of our affiliates (other than loans subject to Regulation O promulgated by our Board of Governors of the Federal Reserve System) if the amount exceeds $25,000. our Corporate Secretary will determine whether, under the guidelines in the Policy, the transaction or arrangement should be submitted to the Audit Committee for approval. In determining whether to submit proposed transactions to the Audit Committee for consideration, our Corporate Secretary will consider, among other things, the aggregate value of the proposed transaction, the benefits to Hanmi Financial of the proposed transaction, and whether the terms of the proposed transaction are comparable to the terms available to an unrelated third party and employees generally. The Policy also includes provisions for the review and possible ratification of transactions and arrangements that are entered into without prior review under the Policy. During 2009, neither Hanmi Financial nor any of its affiliates entered into any related party transactions that required review, approval, or ratification under the Policy.
OTHER MATTERS
     Our Board of Directors knows of no business other than that described herein that will be presented for consideration at the annual meeting. If, however, other business shall properly come before the annual meeting, the persons named in the Proxy intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of our Board of Directors, or in the absence of a recommendation, in accordance with their judgment.
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
     Any stockholder proposal intended to be included in our proxy statement for the 2011 annual meeting must be received by us for inclusion in the proxy statement and form of proxy for that annual meeting by no later than February 18, 2011; provided, however, if the if the date of the 2011 meeting is changed by more than 30 days from the anniversary of the 2010 annual meeting, then the deadline is a reasonable time before we begin to print and send out our proxy materials. Pursuant to our Bylaws, any other stockholder proposal to be presented at any annual meeting must be received by our Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the 2010 annual meeting (July 28, 2010). However, in the event that the annual meeting is called for on a date that is not within thirty (30) days before or after such anniversary date, in order to be timely, notice by the stockholder must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. To be in proper form, the stockholder’s notice must contain such information as is required by our Bylaws and applicable law.

     For any stockholder proposal that is not submitted for inclusion in next year’s Proxy Statement and is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if we (i) do not receive notice of the stockholder proposal prior to the close of business on May 4, 2011 or (ii) receive notice of the proposal before the close of business on May 4, 2011, and advises stockholders in the Proxy Statement about the nature of the matter and how management intends to vote, provided, however, if the if the date of the 2011 meeting is changed by more than 30 days from the anniversary of the 2010 annual meeting, then the deadline is a reasonable time before Hanmi Financial begins to print and send out its proxy materials.
     In addition to any other applicable requirements, for a nomination of a Director to be properly made by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at the principal executive offices of Hanmi Financial (a) in the case of an annual meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the 2010 annual meeting. However, in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, in order to be timely, notice by the stockholder must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth such information as is required by our Bylaws and applicable law.
AVAILABILITY OF FORM 10-K
     Our Annual Report for 2009 is included in the mailing with this proxy statement. We will provide to any stockholder, without charge and by first class mail, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009 as filed with the SEC. Such requests should be addressed to: Investor Relations Manager, Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, (213) 382-2200. The Annual Report on Form 10-K, as amended, includes a list of exhibits. If you wish to receive copies of the exhibits, Hanmi Financial will send them to you. Expenses for copying and mailing the copies of the exhibits will be your responsibility. In addition, the SEC maintains an Internet site at www.sec.gov that contains information Hanmi Financial files with them.
WHERE YOU CAN FIND MORE INFORMATION
     The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” into this document documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document. We incorporate by reference Items 7, 7A, 8 and 9 from our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009 and Items 1, 2 and 3 of Part I of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and any other items in that Quarterly Report or any other subsequent reports we file with the SEC expressly updating the above referenced items from our Annual Report on Form 10-K or Quarterly Report on Form 10-Q.
     This document incorporates important business and financial information about Hanmi Financial from other documents that are not included in this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through our website, www.hanmi.com, and from the SEC at its website, www.sec.gov, or by requesting them in writing from

Investor Relations Manager, Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010 or by calling (213) 382-2200 for the Investor Relations Manager. To receive timely delivery of the documents in advance of the annual meeting, you should make your request no later than July 17, 2010.

By Order of our Board of Directors,
/s/ Joseph K. Rho
Joseph K. Rho
Chairman of our Board

ANNEX A
SECURITIES PURCHASE AGREEMENT WITH WOORI FINANCE HOLDINGS CO. LTD.

Execution Version
SECURITIES PURCHASE AGREEMENT
     THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of May 25, 2010, by and between Hanmi Financial Corporation, a Delaware corporation and registered bank holding company with its principal offices in Los Angeles, California (the “Company”), and Woori Finance Holdings Co. Ltd., a Korean corporation with its principal offices in Seoul, Korea (the “Purchaser”).
RECITALS
     WHEREAS, the Company is in the process of raising up to $330 million (the “Aggregate Offering Amount”) through: (i) a private placement to the Purchaser exempt from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s common stock, par value US $0.001 per share (“Common Stock”), and (ii) a rights offering registered under the Securities Act with the Company’s existing stockholders (the “Rights Offering”) and a best efforts public offering (the “Subsequent Offering”); and
     WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 200,000,000 shares of Common Stock (including such number of additional shares of Common Stock which may be acquired by the Purchaser pursuant to Section 5.3 herein, if any, the “Shares”), representing a majority of the issued and outstanding shares of Common Stock (including any options, warrants and other securities or instruments convertible into common stock), on an as-converted and fully-diluted basis taking into account the Rights Offering and Subsequent Offering and assuming $120 million of Common Stock is issued in connection with the Rights Offering and Subsequent Offering.
     NOW, THEREFORE, IN CONSIDERATION of the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1.	Definitions. As used in this Agreement, the following capitalized terms shall have the following meaning:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary or any of their respective properties or any officer, director or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director or employee before or by any federal, state, county, local or foreign court, arbitrator, governmental or administrative agency, regulatory authority, stock exchange or trading facility.
“Acquisition Proposal” has the meaning set forth in Section 5.1(d).

“Adverse Recommendation” has the meaning set forth in Section 5.1(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Benefit Plan” has the meaning set forth in Section 3.3(r)(i).

“BHC Act” means the U.S. Bank Holdings Company Act of 1956, as amended.

“Board” or “Board of Directors” shall mean the board of directors of the Company.

“Board Recommendation” has the meaning set forth in Section 4.1(c).

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the state of California or Seoul, Korea are authorized or required by law or executive order to close.

“CDFI” has the meaning set forth in Section 3.3(b)(ii).

“CDI” means the California Department of Insurance.

“CERCLA” has the meaning set forth in Section 3.3(y).

“Closing” has the meaning set forth in Section (a).

“Closing Date” has the meaning set forth in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or any Subsidiary which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Company” has the meaning ascribed to such term in the Preamble.

“Company Counsel” means Manatt, Phelps & Phillips, LLP.

“Company Deliverables” has the meaning set forth in Section (a).

“Company Financial Statements” has the meaning set forth in Section 3.3(i).

“Company Significant Subsidiary” has the meaning set forth in Section 3.3(b).

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Exchange Act Rule 3b-7) of the Company or its Company Significant Subsidiaries, after reasonable due inquiry, which, for the avoidance of doubt, shall include executive officers of the Company and Hanmi Bank.

“Control” (including, with correlative meaning, the terms “controlling”, “controlled by” or “under common control with”) when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CRA” means the Community Reinvestment Act of 1977 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Disclosure Materials” has the meaning set forth in Section 3.1(h).

“Dispute” has the meaning set forth in Section 8.9.

“Environmental Laws” mean any applicable local, state or federal statutes, regulations, ordinances or common laws for the protection of human health, safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., and Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

“ERISA” has the meaning set forth in Section 3.3(r)(i).

“ERISA Affiliate” has the meaning set forth in Section 3.3(r)(ii).

“Evaluation Date” has the meaning set forth in Section 3.3(j).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“FRB” has the meaning set forth in Section 4.1(a).

“FDIC” has the meaning set forth in Section 3.3(b)(ii).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entities” or “Governmental Entity” means any governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations.

“Hazardous Substances” means pollutants, contaminants, dangerous goods, hazardous or toxic substances, chemicals, hazardous microorganisms, radioactive materials, petroleum, petroleum products and any other materials regulated under Environmental Laws.

“ICC” has the meaning set forth in Section 8.9.

“Information” has the meaning set forth in Section 4.2(a).

“Initial Shares” has the meaning set forth in Section 2.1(a).

“Intellectual Property” has the meaning set forth in Section 3.3(z).

“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, hypothecation, charge, security interest, right of first refusal, right of first offer, preemptive right or other restrictions of any kind.

“Losses” has the meaning set forth in Section 5.10(a).

“Material Adverse Effect” means any event, fact, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate with any other event, fact, circumstance or occurrence, results or would reasonably be expected to result in a material adverse change in or a material adverse effect over a commercially reasonable period on the (i) financial condition, results of operations, business, operations, business assets or regulatory status of the Company and its Subsidiaries, taken as a whole; (ii) legality, validity or enforceability of this Agreement, or (iii) ability on the part of the Company or the Purchaser to consummate the transactions contemplated by this Agreement and to perform in any material respect its obligations under this Agreement within the time frames provided for in this Agreement, except that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (A) effects resulting from or relating to the announcement or disclosure of the sale of the Shares or other transactions contemplated by this Agreement, (B) effects caused by any event, occurrence or condition resulting from or relating to the taking of any action in accordance with this Agreement, (C) changes in the generally accepted accounting principles or regulatory accounting principles generally applicable to banks or their bank holding companies in the United States or Korea, as the case may be, (D) changes in applicable laws, rules and regulations or interpretations thereof by any Governmental

Entity, except for such changes which would reasonably be expected to have the effect of making illegal the consummation of the transactions contemplated hereby, (E) general changes in global or national economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, equity markets, commodity prices, currency exchange rates, bank failure rates, sovereign debt defaults, capital market conditions or real estate price appreciation/depreciation trends, or in the industries in which the Company and its subsidiaries operate, other than significant, sustained, reasonably unanticipated and materially adverse changes in economic conditions in the United States or Korea, which changes would reasonably be expected to have the effect of making commercially impractical consummation of the transactions contemplated hereby, (F) changes in global or national political conditions, including the outbreak or escalation of war, acts of terrorism or civil unrest, other than significant, sustained, reasonably unanticipated and materially adverse changes in such conditions in the United States or Korea, which changes would reasonably be expected to have the effect of making commercially impractical consummation of the transactions contemplated hereby, (G) the entering into by the Company or any of its Subsidiaries or the continuation (on substantially the same or similar terms) of any Regulatory Agreement and any future classifications, guidance, directives or other supervisory actions (which are reasonably foreseeable based on the current arrangements or agreements) that are related to the Company’s or any of its Subsidiaries’ financial condition as of the date of this Agreement, in and of itself, (H) any failure by the Company to meet any public estimates (disclosed to the public in compliance with applicable laws and consistent with past practice) or expectations or analysts estimates or expectations of the Company’s financial condition, results of operations or other measures of financial performance for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its financial condition, results of operations, or other measures of financial performance, (I) the results of operations and cash flow for the period ended, and changes in the financial condition and shareholders equity of the Company at, June 30, 2010 and (J) any legal proceedings (other than a permanent injunction or order that prohibits the consummation of the transactions contemplated hereby) made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of this Agreement or any of the transaction contemplated hereby.
“Material Contract” means any contract of the Company that was filed as an exhibit to the SEC Reports pursuant to Item 601(b)(10) of Regulation S-K.

“Material Permits” has the meaning set forth in Section 3.3(w).

“Option Purchase Price” has the meaning set forth in Section 2.1(a).

“Option Shares” has the meaning set forth in Section 2.1(a).

“Other Investors” has the meaning set forth in Section 5.3.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Permitted Liens” means (i) liens for Taxes and other governmental charges and assessments arising in the ordinary course that are not yet due and payable, (ii) liens of landlords, carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other liens or imperfections on property that are, individually or in the aggregate, (A) not material in amount or (B) do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

“Per Share Price” has the meaning set forth in Section 2.1.

“Person” means an individual, corporation, association, partnership, limited liability company, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Principal Trading Market” means the exchange on which the Common Stock is primarily listed on or quoted for trading, which, as of the date of this Agreement and the Closing Date, shall mean the NASDAQ Stock Market.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchaser” has the meaning ascribed to such term in the Preamble.

“Purchaser Deliverables” has the meaning set forth in Section (b).

“Purchaser Nominees” has the meaning set forth in Section 5.2.

“Purchaser Party” has the meaning set forth in Section 5.10(a).

“Registration Rights Agreement” has the meaning set forth in Section 2.2(a)(iii).

“Regulatory Agreement” has the meaning set forth in Section 3.3(s).

“Regulatory Approvals” has the meaning set forth in Section 4.1(a).

“Reg S” has the meaning set forth in Section 3.4(k).

“Representatives” has the meaning set forth in Section 5.1(a).

“Resigning Directors” has the meaning set forth in Section 5.2.

“Rights Offering” has the meaning set forth in the Recitals.

“Rules” has the meaning set forth in Section 8.9.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Secretary’s Certificate” has the meaning set forth in Section (a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in the Recitals.

“Stockholders Proposals” has the meaning set forth in Section 4.1(b).

“Subsequent Offering” has the meaning set forth in the Recitals.

“Subsidiary” means those entities identified on Schedule 3.3(b).

“Tax” or “Taxes” has the meaning set forth in Section 3.1(l).

“Transfer Agent” means Computershare Limited, or any successor transfer agent for the Company.

“Unlawful Gains” has the meaning set forth in Section 3.1(q).
ARTICLE II
PURCHASE AND SALE
2.1.	Closing.
(a)	[Purchase Price. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to subscribe and purchase from the Company 175,000,000 shares of common stock (the “Initial Shares”), free and clear of all Liens (other than the restrictions provided for in Section 5.6(a)), for an aggregate purchase price (the “Purchase Price”) of US $210 million, at a per Share price equal to US $1.20 per Share (the “Per Share Price”). In the event the Purchaser exercises its option pursuant to Section 5.3 prior to or at Closing, the Purchaser shall receive an additional 25,000,000 shares of common stock (the “Option Shares”), free and clear or all Liens (other than the restrictions provided for in Section 5.6(a)) for an additional consideration of US $30 million (the “Option Purchase Price”) at the Per Share Price.

(b)	Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Boulevard, Los Angeles, California 90064, at 10:00 am (Los Angeles time) within ten (10) Business Days after the satisfaction or waiver, by the party entitled to grant such waiver (subject to applicable law), of the conditions set forth in Article VI hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date, time and place as the parties may mutually agree (the “Closing Date”).
2.2.	Closing Deliveries.
(a)	On or prior to the Closing Date, the Company shall issue, deliver or cause to be delivered to the Purchaser the following (the “Company Deliverables”):
(i)	this Agreement, duly executed by the Company;

(ii)	one or more certificates (as requested by Purchaser) evidencing the Initial Shares and, if applicable, the Option Shares, in each case free and clear of all Liens (other than the restrictive legends as provided in Section 5.6(a), issued in the name of the Purchaser or its Affiliate(s);

(iii)	a registration rights agreement in form and substance reasonably satisfactory to the Company and the Purchaser (the “Registration Rights Agreement”) duly executed by the Company;

(iv)	a legal opinion of Company Counsel, dated as of the Closing Date, which shall include, among other things, an opinion regarding the exemption of the Transaction from the registration requirements under the Securities Act, in substantially the form and substance reasonably satisfactory to the Company;

(v)	a certificate of the Secretary of the Company (the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the issuance of the Shares, and (b) certifying as to the incumbency of certain officers of the Company, in substantially the form attached hereto as Exhibit A;

(vi)	the Compliance Certificate referred to in Section 6.1(h) hereof;

(vii)	a certificate of good standing for each of the Company and its Subsidiaries issued by the Secretary of State (or comparable office) of the jurisdiction of its incorporation, CDFI and/or CDI, as appropriate, as of a date within five (5) Business Days of the Closing Date;

(viii)	resignation letters in form and substance reasonably satisfactory to the Company and the Purchaser from the Resigning Directors; and

(ix)	non-solicitation agreements in form and substance reasonably satisfactory to the Purchaser executed by the Resigning Directors.
(b)	On or prior to the Closing Date the Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):
(i)	this Agreement, duly executed by the Purchaser;

(ii)	the Registration Rights Agreement, duly executed by the Purchaser;

(iii)	a duly executed officer’s certificate in the form set forth in Exhibit B hereto; and

(iv)	the Purchase Price and, if applicable, the Option Purchase Price, in U.S. dollars and in immediately available funds, by wire transfer to the account designated by the Company as set forth below:

Bank: Address: Account Name: Account Number: Routing Number:
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1.	Disclosure Schedules. On or prior to the date of this Agreement, each of the Company and the Purchaser delivered to the other a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 3.3 with respect to the Company, or in Section 3.4 with respect to the Purchaser; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed to be an admission that such item represents a material exception or material fact, event, or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Purchaser, as applicable.

3.2.	Previously Disclosed. “Previously Disclosed” with regard to (1) any party means information set forth on its Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information which, on its face is reasonably apparent to a reader that it relates to another provision of this Agreement, shall also be deemed to be Previously Disclosed with respect to such other provision and (2) the Company, includes information publicly disclosed by the Company in the SEC Reports filed by it with or furnished to the SEC and publicly available on or prior to the Closing Date (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are predictive or forward-looking in nature).
3.3.	Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) to the Purchaser that:
(a)	Organization and Qualification.
(i)	Each of the Company and its Subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in material violation of any of the provisions of its respective certificate or articles of incorporation or bylaws or other similar organizational documents. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

(ii)	The Company (i) is duly registered as a bank holding company under the BHC Act; (ii) has duly elected to be treated as a “financial holding company” thereunder; and (iii) is allowed to exercise all powers of a “financial holding company” thereunder. The Company has furnished or made available to the Purchaser true, correct and complete copies of each of the Company’s and its Subsidiaries’ certificate or articles of incorporation and bylaws or other similar organizational documents, as amended through the date of this Agreement.
(b)	Subsidiaries.
(i)	The Company has no direct or indirect Subsidiaries other than those subsidiaries listed on Schedule 3.3(b) and has indicated therein which Subsidiaries would constitute a “significant subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X of the SEC (“Company Significant Subsidiary”). The Company owns, directly or indirectly, all of the capital stock of each Company Significant Subsidiary, free and clear of any and all Liens (other than Permitted

Liens), and all the issued and outstanding shares of capital stock of each Company Significant Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character whatsoever providing for the purchase or issuance of any Company Significant Subsidiary’s capital stock or any securities representing the right to purchase or otherwise receive any shares of such Company Significant Subsidiary’s capital stock.
(ii)	Except in respect of the Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. Hanmi Bank, the Company’s principal subsidiary, is (A) duly organized and validly existing as a banking institution chartered by the State of California, (B) in good standing with the Department of Financial Institutions of the State of California (“CDFI”), (C) a member bank of the Federal Reserve System and (D) its deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.
(c)	Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including, but not limited to, the issuance, sale and delivery of the Shares) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its stockholders in connection therewith other than in connection with the Regulatory Approvals and the Stockholder Proposals. This Agreement upon delivery will have been duly and validly executed by the Company and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, will constitute (when delivered in accordance with the terms hereof) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or law).

(d)	No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance, sale and delivery of the Shares) do not and will not (i) subject to the approval of the Stockholders Proposals, conflict with or violate any provisions of the Company’s or any Company Significant Subsidiary’s certificate or articles of incorporation or bylaws or otherwise result in a violation of the organizational documents of the Company; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or its Subsidiaries or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any note, bond, mortgage indenture deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Company Significant Subsidiaries is subject; or (iii) subject to Section 3.1(e) below, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no stockholders agreements, voting agreements or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s stockholders.

(e)	Filings, Consents and Approvals. Neither the Company nor any of the Company Significant Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Entity or other Person in connection with the execution, delivery and performance by the Company of this Agreement (including, without limitation, the issuance, sale and delivery of the Shares).

(f)	Issuance of the Shares. As of the Closing the Shares will be duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Liens, other than the restrictions on transfer provided for in Section 5.6(a) hereof, and shall not be subject to preemptive or similar rights. The Shares will be issued in compliance with all applicable federal and state securities laws.

(g)	Capitalization The authorized capital stock of the Company consists of two hundred ten million (210,000,000) shares, of which two hundred million (200,000,000) shares are Common Stock, with par value of $.001 per share, and ten million (10,000,000) of which are Preferred Stock, with par value of $.001 per share, issuable in one or more series as of the date hereof. As of the close of business on May 19, 2010 there were 51,182,390 issued and outstanding shares of Common Stock and no issued and outstanding shares of Preferred Stock. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. (i) There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, other than those issued or granted pursuant to equity or incentive plans or arrangements described in the SEC Reports; (ii) there are no material outstanding debt securities, notes or other instruments evidencing indebtedness of the Company or by which the Company is bound carrying the right to vote on any matters on which the stockholders of the Company may vote; (iii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act; (iv) there are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.
(h)	SEC Reports; Disclosure Materials. Since December 31, 2007, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports” and together with this Agreement and the Schedules to this Agreement, the “Disclosure Materials”), on a timely basis or has received a valid extension of such time of filing and has filed such SEC Reports prior to the expiration of such extension. As of their respective filing dates, or, to the extent corrected by a subsequent amendment or restatement, the time of filing of such subsequent amendment or restatement, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and, except as corrected by subsequent filings, none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.
(i)	Financial Statements. The consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2009 and 2008 and related consolidated statements of income, stockholders’ equity and cash flows for the three years ended December 31, 2009, together with the notes thereto, certified by KPMG LLP and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC and as the same may have been amended prior to the date hereof (the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries; (ii) complied as to form, as of the date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (iii) have been prepared in accordance with GAAP applied on a consistent basis; and (iv) present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and Subsidiaries for the periods stated therein.

(j)	Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated Subsidiaries, is made known to its chief executive officer and chief financial officer by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed annual periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no material changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s Knowledge, in other factors that could affect the Company’s internal controls.

(k)	Accounting Controls. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets;

(iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, its Subsidiaries or, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices.
(l)	Taxes. (A)(i) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has timely filed all federal, state, county, local and foreign Tax returns, including all information returns, required to be filed by it and all such Tax returns are true, complete and correct in all respects, and were prepared in compliance with all applicable laws and regulations, and timely paid all Taxes owed by it and no Tax owed by it or assessment received by it are delinquent; (ii) neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver; (iii) neither the Company nor any Subsidiary is a party to any pending action or proceeding, nor to the Company’s Knowledge is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of Taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have a Material Adverse Effect on the Company and no issue (including in connection with tax refunds claimed for the carry back of taxable losses or otherwise) has been raised, or to the Company’s Knowledge expected to be raised, by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of the Company or any Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for (other than those issues that would not be reasonably expected to have a Material Adverse Effect on the Company); (iv) except as would not be reasonably expected to have a Material Adverse Effect on the Company, each of the Company and the Subsidiaries has withheld and timely paid all Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties; (v) neither the Company nor any Subsidiary is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any Subsidiary. Neither the Company nor any Subsidiary has entered into any “reportable transaction” within the meaning of Treasury

Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of state, local or foreign law; (vi) neither the Company nor any Subsidiary has liability for the Taxes of any person other than the Company or any Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law); (vii) there are no tax liens on any assets of the Company or any Subsidiary; (viii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement; (ix) to the Company’s Knowledge, neither the Company nor any Subsidiary is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise tax returns; (x) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (xi) neither the Company nor any Subsidiary is subject to any accumulated earnings tax, personal holding company tax or similar tax; and (xii) the Company and the Subsidiaries have never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(B) (i) there are no requests for information currently outstanding that could affect the Taxes of the Company or any Subsidiary; (ii) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could increase the amount of any Tax to which the Company or any Subsidiary would be subject; (iii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary; and (iv) none of the Company or Subsidiaries are “loss corporations” within the meaning of section 382 of the Code.

(C) (i) Schedule 3.3(l) lists all income, franchise and similar Tax returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after December 31,2009, indicates the most recent income, franchise or similar Tax return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Returns that currently are the subject of audit; (ii) the Company has made available to the Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31,2009; and (iii) the Company has delivered to the Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Company or any Subsidiary.

For the purpose of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem stamp, transfer, gains or value added; license, registration and documentation fees, and customs’ duties, tariffs, and similar charges.
(m)	Material Changes. Since December 31, 2009 (i) there have not been any Effect that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (ii) the Company has not incurred any material liabilities or material obligations of any nature (absolute, accrued, contingent or otherwise) other than (A) accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected or reserved against in the Company Financial Statements in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC; (iii) the Company has not materially altered its method of accounting or the manner in which it keeps its accounting books and records (excluding changes required by GAAP or regulatory accounting principles applicable to banks or bank holding companies); (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company); (v) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued pursuant to existing Company stock option plans; and (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any Material Contract under which the Company or any of its Company Significant Subsidiaries is bound or subject.

(n)	Material Contracts. Except for the Material Contracts and except for this Agreement and the Registration Rights Agreement, the Company and its Subsidiaries are not party to any agreements, contracts or commitments that are material to the business, financial condition, assets or operations of the Company and its Subsidiaries that would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act. Neither the Company nor any of its Subsidiaries is in material default under or in material violation of, nor to the Company’s Knowledge, has received written notice of termination or default under any Material Contract.

(o)	Litigation. There is no Action pending, or, to the Company’s Knowledge, threatened against the Company or any Company Significant Subsidiary, nor is the Company or any Company Significant Subsidiary subject to any order, judgment on decree, in each case except as would not reasonably be expected to have a Material Adverse Effect. There is no Action pending, or, to the Company’s Knowledge, threatened which adversely affects or challenges the legality, validity or enforceability of this Agreement or the issuance of Shares hereunder. Neither the Company nor any Company Significant Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(p)	Employment Matters. (i) No material labor dispute exists or, to the Company’s Knowledge, has been threatened in writing with respect to any of the employees of the Company or its Subsidiaries. None of the Company’s or any of its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or relevant Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and each Subsidiary believes that its relationship with its employees is good. No executive officer (as defined in Rule 501(f) of the Securities Act) of the Company or a Subsidiary of the Company has notified the Company or such Subsidiary, as the case may be, that such officer intends to leave the Company or such Subsidiary, as the case may be, or otherwise terminate such officer’s employment with the Company or such Subsidiary, as the case may be. To the Company’s Knowledge, no executive officer (as defined in Rule 501(f) of the Securities Act) of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement. To the Company’s Knowledge, each of the Company and its Subsidiaries is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not in the reasonable judgment of the Company be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) There is no (a) employment-related lawsuit, action, proceeding, or claim pending or threatened against the Company nor (b) pending internal investigation of any complaints of employment law violations by the Company.

(iii) Each Person who performs services for the Company has been, and is, properly classified by the Company as an employee or independent contractor.

(q)	Compliance. Neither the Company nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (which default or violation has not been waived); (ii) is in violation of any order of which the Company or any Company Significant Subsidiary has been made aware in writing by any court, arbitrator or governmental body having jurisdiction over the Company or any of its Subsidiaries or its properties or assets; or (iii) is in violation of, or in receipt of written notice that it is in violation of, any statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, neither the Company nor any of its Subsidiaries’ respective business or properties has been placed under any material restriction by a Governmental Entity and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any notification or communication from any Governmental Entity that an investigation of the Company or any of its Subsidiaries by such Governmental Entity is pending or threatened.
(r)	Company Benefit Plans.
(i)	“Benefit Plan” means all material employee benefit plans, program, agreements, policies, practices, or other arrangements providing benefits to any current or former employee, officer, director or other service provider of or to the Company or any Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or is obligated to contribute or is party, whether or not written, including any material employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, medical, life or other insurance, cafeteria, profit-sharing, savings, consulting or fringe benefit plan, program, agreement or policy.

(ii)	Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and all other laws and regulations applicable to such Benefit Plan. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability under Section 412, 430, 431, or 432 of the Code, or Section 302, 303, 304 or 305 or Title IV of ERISA, that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary or any ERISA Affiliate of incurring a liability under any such Sections or Title. “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
(iii)	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in or is a precondition to (A) any payment or benefit (including severance, unemployment compensation, “parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Subsidiary from the Company or any Subsidiary under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, change in control agreements, (B) any increase in payments or benefits otherwise payable under any Benefit Plan, (C) any acceleration of the time of payment or vesting of any such payments or benefits, (D) the funding or increase in the funding of any such payments or benefits, or (E) any limitation on the right of the Company or any Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(iv)	Except as would not reasonably be expected to have a Material Adverse Effect on the Company and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against and there are no judgments, decrees, injunctions, rules or orders outstanding against (A) the Benefit Plans, (B) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (C) the assets of any of the trusts under any of the Benefit Plans. There are no pending or, to the Company’s Knowledge, threatened audits or investigations by any Governmental Entity involving any Benefit Plan. All contributions required to have been made under the terms of any Benefit Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Company Financial Statements.

(v)	Each of the Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and a favorable determination or opinion letter to that effect has been issued by the IRS with respect to each such Benefit Plan, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Benefit Plan under Section 401(a) of the Code or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified status of such Benefit Plan. Each of the Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements in all material respects.

(vi)	No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to the Company or any Subsidiary (including pursuant to this Agreement or any other Transaction Documents) will fail to be deductible for federal income tax purposes under Section 280G of the Code.

(vii)	Each Benefit Plan that provides deferred compensation subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such Benefit Plan). None of the transactions contemplated by this Agreement or any other Transaction Document will constitute or result in a violation of Section 409A of the Code.
(s)	Regulatory Agreement. Except as set forth on Schedule 3.3(s) (each, a “Regulatory Agreement”), the Company or the Company Significant Subsidiary (i) has not received, consented to, or entered into any notice, communication, memorandum, agreement or order of any applicable Governmental Entity directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company and (ii) is not aware of any basis for any unresolved violation of any applicable Governmental Entity with respect to any Regulatory Agreement which if resolved in a manner adverse to the Company could have a Material Adverse Effect.

(t)	CRA Compliance. Each of the Company and each Company Significant Subsidiary, as applicable, is in compliance, in all material respects, with the applicable provisions of the CRA, and, as of the date of this Agreement, the Company has received a CRA rating of “satisfactory” or better from the applicable Governmental Entity. To the Company’s Knowledge, there is no fact or circumstance or set of facts or circumstances that would cause the

Company to fail to comply with such provisions in a manner that could reasonably be expected to have a Material Adverse Effect.
(u)	Loan Loss Reserves. Each of the reserve and allowances for possible loan losses and the carrying value for real estate owned which are shown on the financial statements of the Company included in the SEC Reports has been established in conformity with all applicable requirements, rules and policies of applicable Governmental Entities and complies with GAAP applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such financial statements.

(v)	Compliance with Capital Adequacy Guidelines. To the Company’s Knowledge, upon the consummation of the transactions contemplated by this Agreement, the Company and the Company Significant Subsidiaries will have sufficient regulatory capital to meet all applicable regulatory capital guidelines of all applicable Governmental Entities applicable to the Company as of the date of the Closing.

(w)	Regulatory Permits. Each of the Company and the Company Significant Subsidiaries possesses or has applied for all certificates, authorizations, licenses, franchises, permits, orders and approvals issued or granted by the appropriate Governmental Entities necessary to conduct its business as currently conducted, except where the failure to possess such certificates, authorizations, licenses, franchises, permits, orders and approval, individually or in the aggregate, has not and would not reasonably be expected to have, a Material Adverse Effect (“Material Permits”), and neither the Company nor any of the Company Significant Subsidiaries has received any written notice of proceedings relating to the revocation or material adverse modification of any such Material Permits and (ii) to the Company’s Knowledge, there are no facts or circumstances that would give rise to the revocation or material adverse modifications of any Material Permits.

(x)	Title to Assets. The Company and the Company Significant Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and the Company Significant Subsidiaries, taken as whole, in each case free and clear of all Liens (other than Permitted Liens) except such as do not materially affect the value of such property or do not materially interfere with the use made of such property by the Company and any of its Company Significant Subsidiaries. Any real property and facilities held under lease by the Company and any of the Company Significant Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere in a material manner with the use made of such property and buildings by the Company and the Company Significant Subsidiaries.

(y)	Environmental Liability.
(i)	There is no legal, administrative, or other proceeding, claim or action of any nature seeking to impose, or that would reasonably be expected to result in the imposition of, on the Company or any Subsidiary, any liability relating to Environmental Laws or the presence or release of Hazardous Substances, pending against the Company or any Subsidiary, or, to the Company’s Knowledge, threatened in writing against the Company or any Subsidiary, the result of which would reasonably be expected to have a Material Adverse Effect on the Company and, to the Company’s Knowledge, neither the Company nor any Subsidiary is subject to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing such liability.

(ii)	The Company and the Company Significant Subsidiaries, all real property owned or operated by them, are now and have been in the past in continuous compliance with all Environmental Laws, except for noncompliance that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company

(iii)	There are no Hazardous Substances at any real property owned or operated by the Company or the Company Significant Subsidiaries and there are no Hazardous Substances for which the Company or the Company Significant Subsidiaries may be liable, in locations and amounts that violate Environmental Laws or that exceed the applicable remediation standards and criteria established pursuant to Environmental Laws, except for Hazardous Substances that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

(iv)	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall result in any requirement under Environmental Laws for any obligation to, notice to or consent of, any governmental authority or third parties, related to the presence of Hazardous Substances at any real properties.
(z)	Intellectual Property.
(i)	Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, the Company and each of the Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Liens), all material Intellectual Property to the conduct of its business as currently conducted.

(ii)	The use of any Intellectual Property by the Company and Subsidiaries does not, to the Company’s Knowledge, infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property, except for such infringement or violation as would not reasonably be expected to result in a Material Adverse Effect.

(iii)	To the Company’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or its Subsidiaries.

(iv)	To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any notice of any pending material claim with respect to any material Intellectual Property used by the Company or any of its Subsidiaries and no such material claim has been threatened.

(v)	To the Company’s Knowledge, no Intellectual Property owned or licensed by the Company or any its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property, except for abandonment, cancellation or unenforceability as would not reasonably be expected to result in a Material Adverse Effect.
For the purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information reduced to writing and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(aa)	Insurance. The Company and each of the Company Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be commercially reasonable in the businesses and locations in which the Company and the Company Significant Subsidiaries are engaged. To the Company’s Knowledge, the Company and its Company Significant Subsidiary will be able to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(bb)	Transactions With Affiliates and Employees. None of the officers or directors of the Company or the Company Significant Subsidiaries is presently a party to any transaction with the Company or a Company Significant Subsidiary or to a presently contemplated transaction (other than for services as officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(cc)	Brokers and Finders. Neither the Company nor any Company Significant Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted, directly or indirectly, for the Company or any Company Significant Subsidiary, in connection with the transactions contemplated by this Agreement.

(dd)	Offering of Shares. Neither the Company nor any person acting on its behalf has taken any action (in connection with any offering of any securities of the Company (including the Rights Offering and the Subsequent Offering) under circumstances which would require the integration of such offering with the offering of any of the Shares to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC promulgated thereunder), which would subject the offering, issuance or sale of any of the Shares to the registration requirements of the Securities Act.

(ee)	Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any written notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received written notice from the Principal Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Trading Market. The Company’s Common Stock is listed on the Principal Trading Market, and to the Company’s Knowledge, the Company and

its Common Stock meet the criteria for continued listing and trading on the Principal Trading Market.
(ff)	Investment Company. Neither the Company nor any of the Company Significant Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(gg)	No General Solicitation. Neither the Company nor any of its Affiliates nor any person acting on its or their behalf, has engaged or will engage, in connection with the offering of the Shares, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(hh)	No Directed Selling Efforts. Neither the Company nor any of its Affiliates nor any person acting on its or their behalf, has engaged or will engage in any “directed selling efforts,” as such term is defined in the Reg S, with respect to the Shares.

(ii)	Books and Records. The books of account, minute books, stock record books and other records of the Company and the Company Significant Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the requirements of Section 13(b)(2) of the Exchange Act.
3.4.	Representations and Warranties of the Purchaser. Except as Previously Disclosed, the Purchaser hereby represents and warrants as of the date hereof and as of Closing Date (except in each case to the extent made only as of a specified date, in which case as of such date) to the Company as follows:
(a)	Organization; Authority. The Purchaser is duly organized and validly existing under the laws of Korea, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on Purchaser, with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser, no further corporate action is required by the Purchaser in connection therewith other than in connection with the Regulatory Approvals. This Agreement upon delivery will have been duly and validly executed by the Purchaser, and, assuming due authorization, execution and delivery of the Agreement by the Company, will constitute (when delivered in accordance with the terms hereof) the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws relating to, or affecting creditors’ generally or by general equitable principles (whether applied in law or equity).
(b)	No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby (including, without limitation, the issuance, sale and delivery of the Shares) do not and will not (i) subject to the approval of the Stockholders Proposals, conflict with or violate any provisions of the Purchaser’s certificate or articles of incorporation or bylaws or otherwise result in a violation of the organizational documents of the Purchaser; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Purchaser or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any note, bond, mortgage indenture deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is subject; or (iii) subject to Section 3.4(e) below, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except in the case of clauses (ii) and (iii) such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no stockholders agreements, voting agreements or other similar arrangements with respect to the Purchaser’s capital stock to which the Purchaser is a party or, to the Purchaser’s Knowledge, between or among any of the Purchaser’s stockholders.

(c)	Investment Intent. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws. The Purchaser (i) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Share to any Person; (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type and that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision; and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d)	Ownership. As of the date of this Agreement, the Purchaser is not the owner of record or the beneficial owner of shares of Common Stock, securities convertible into or exchangeable for Common Stock or any other equity or equity-linked security of the Company or any of its Subsidiaries.

(e)	Knowledge as to Conditions. As of the date of this Agreement, the Purchaser has no actual knowledge of any reason why the Regulatory Approvals should not be obtained. Without limiting the scope of the foregoing, Purchaser’s U.S. controlled insured depository institutions are currently considered by their applicable regulatory authorities to be no less than in satisfactory compliance with the Community Reinvestment Act, Bank Secrecy Act and Anti-Money Laundry Legislation, and the rules and regulations issued thereunder, and upon consummation of the sale of the Shares and thereafter, the Company’s Significant Subsidiaries will not be subject to risk of cross guarantee liability under §5(e) of the Federal Deposit Insurance Act (12 U.S.C. §1815(e)) with Woori America Bank or any other insured depository institutions in the United States controlled by the Purchaser.

(f)	Brokers and Finders. Neither the Purchaser nor its Affiliates or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with the transactions contemplated hereby.

(g)	Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to purchase the Shares pursuant to this Agreement, and the Purchaser confirms that it has not relied on the advice of any other person’s business and/or legal counsel in making such decision. The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company by the Purchaser in connection with the purchase of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its decision to purchase the Shares.

(h)	No Reliance. The Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, including, without limitation, the Company, Cappello Capital Corp. or IWL Partners except for the statements, representations and warranties contained in this Agreement. Furthermore, the Purchaser acknowledges and agrees that neither Cappello Capital Corp. nor IWL Partners has performed any due diligence review on behalf of the Purchaser. The Purchaser understands and agrees that any budgets, plans, forecasts and other forward-looking information with respect to the Company and the Company Significant Subsidiaries that it has reviewed are preliminary, may be incomplete and may prove to be inaccurate and the Purchaser should not base any investment decision with respect to the Shares on such information.

(i)	Access to Information. The Purchaser acknowledges that it has had the opportunity to review information relating to the Company and the Company Significant Subsidiaries and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and the Company Significant Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its decision to purchase the Shares and thereby invest in the Company; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary and appropriate to make a reasonably informed decision with respect to its acquisition of the Shares.

(j)	No Concerted Action. The Purchaser is not acting in concert with, or deemed to be acting in concert (pursuant to Federal Reserve regulations) with any other person or entity in connection with the transactions contemplated by this Agreement and in furtherance thereof:
(1)	The Purchaser is not a party to any agreement, contract, understanding, relationship or other arrangement, whether written or otherwise, regarding the acquisition, voting or transfer of control of the Common Stock.

(2)	The Purchaser has not made, and does not propose to make a joint filing under Section 13 or 14 of the Exchange Act with respect to the Common Stock.
(k)	Regulation S. The Purchaser (i) is not a “U.S. person” (as defined in Rule 902(k) of Regulation S (“Reg S”) under the Securities Act) and is not acquiring the Shares for the account or benefit of any U.S. person, (ii) has its principal address outside the United States, (iii) was located outside the United States at the time any offer to buy the Shares was made to the Purchaser and at the time that the Purchaser executed and entered into this Agreement, (iv) is not acquiring, and has not entered into any discussions regarding the offer or the sale of the Shares while the Purchaser was in the United States or any of its territories or possessions, (v) has not and will not engage in any “directed selling efforts”, as such term is defined in Reg S, with respect to the Shares, and (vi) will not offer or re-sell the Shares, except in compliance with Reg S.

(l)	Offering of the Shares. To the Purchaser’s actual knowledge, no controlling shareholder, partner or management official of the Purchaser or any Affiliate of the Purchaser is directly or indirectly acquiring Common Stock in connection with the transactions contemplated by this Agreement, the Rights Offering, the Subsequent Offering or otherwise.
(m)	Sufficient Funds. The Purchaser currently has the ability to obtain and will have obtained prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely deliver to the Company the amount of the aggregate Purchase Price for the Shares to be purchased pursuant to this Agreement.
ARTICLE IV
COVENANTS
4.1.	Filings; Other Actions
(a)	Each of the Purchaser and the Company will cooperate and consult with the other and use its best efforts to prepare and file as soon as possible all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and to perform covenants contemplated by this Agreement. As soon as practicable following the execution of this Agreement, but in no event later than thirty (30) calendar days from the date of this Agreement, the Purchaser shall seek all governmental and regulatory consents and approvals required for the consummation of the transaction contemplated by this Agreement (the “Regulatory Approvals”), including, without limitation, any approvals required by U.S. federal regulatory and government agencies, including the Korean Financial Services Commission and the Board of Governors of the Federal Reserve System (the “FRB”) and all applicable state bank and other regulatory or government agencies, including the CDFI and CDI. The Purchaser shall provide the Company with the draft applications, other than materials filed in connection therewith under a claim of confidentiality, to the FRB, CDFI and for comment by the Company as soon as practicable (but in no event later than fifteen (15) Business Days from the date of this Agreement) and the Company shall provide its comments as promptly as possible after receiving the draft applications from the Purchaser (but in no event later than three (3) business days from the date of receipt of the draft applications). Each of the Company and the Purchaser shall keep the other party advised as to the status of the Regulatory Approvals. The Purchaser shall use its reasonable best efforts to obtain each such Regulatory Approval as promptly as practicable following the submission or filing thereof. The Company will provide reasonable cooperation and assistance in connection therewith (including the furnishing of any information and any reasonable undertaking or reasonable commitments which may be required to obtain the Regulatory Approvals).
(b)	As soon as practicable after the execution of this Agreement, the Company shall call a meeting of its stockholders, to vote on proposals (collectively, the “Stockholder Proposals”) to approve (i) the amendment to the Company’s certificate of incorporation to increase the authorized number of common stock to 500 million shares and (ii) the transactions contemplated by this Agreement (including the issuance of the Shares). The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders approve the Stockholder Proposals (the “Board Recommendation”). In connection with such meeting, the Company shall promptly prepare (and the Purchaser will reasonably cooperate with the Company to prepare) and file (but in no event more than 30 days following the execution of this Agreement) with the SEC a preliminary proxy statement, shall use its best efforts to solicit proxies for such stockholder approval and shall use its best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders as promptly as practicable after clearance by the SEC. The Company shall notify the Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each of the Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Purchaser prior to mailing any proxy statement, or any amendment or supplement thereto, and provide the Purchaser with reasonable opportunity to comment thereon. The directors’ recommendation described in this Section 4.1(c) shall be included in the proxy statement filed in connection with obtaining such stockholder approval.

In the event the Company fails to obtain stockholder approval of the Stockholder Proposals at such stockholders’ meeting, the Company shall include a proposal to approve (and, the Board of Directors shall unanimously recommend approval of) such Stockholder Proposal(s) at a subsequent meeting of its stockholders to be held no later than 90 calendar days therefrom. Immediately upon approval of the Stockholder Proposals, the Company shall amend its Certificate of Incorporation to effect the increase in the authorized shares of Common Stock.
(c)	Subject to Section 4.2 hereof, each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement relating to such stockholders’ meeting.
4.2.	Confidentiality.
(a)	Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

(b)	In the event of the termination of this Agreement, each party agrees that it shall not use or disclose, and shall cause its Affiliates not to use or disclose the Information of the other party for any purpose, including the solicitation of customers or business of the other party, for a period of two (2) years.

(c)	Notwithstanding the foregoing, nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (i) prohibited by applicable law or regulation, or (ii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Company Subsidiary (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (ii) apply).

4.3.	Cash-Out Merger Limitation. The Purchaser agrees that for a period of three years from the Closing Date, that neither it nor any of its Affiliates will, directly or indirectly, effect a “cash-out merger” or other similar transaction, unless (i) (A) no less than a majority of the Disinterested Directors of the Company (as defined in the Company’s Certificate of Incorporation or Bylaws) approve the terms of such “cash-out merger”, and (B) approval of the “cash-out merger” or other similar transaction is expressly conditioned upon the affirmative vote in favor of such “cash-out merger” or other similar transaction by 66 2/3% of the stockholders entitled to vote thereon, and separately by a majority of the stockholders entitled to vote thereon excluding the vote of Purchaser; or (ii) at the time of such stockholder vote Purchaser owns at least 90% of the outstanding voting shares of the Company.
4.4.	Access to Information. From the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Article VII, the Company will ensure that upon reasonable notice, the Company and the Company Significant Subsidiaries will afford to the Purchaser and its representatives (including officers and employees of the Purchaser, and its counsel, accountants and other professionals retained by the Purchaser) such access during normal business hours to its books, records, properties and personnel and to such other information as the Purchaser may reasonably request without undue interference to the ordinary conduct of the Company’s business and subject to applicable legal and regulatory restrictions. The Purchaser shall permit the Company and its attorneys, consultants, accountants, lenders, financial advisors and other agents, between the date hereof and the Closing, without undue interference to the ordinary conduct of the Purchaser’s business, to have reasonable access during normal business hours and upon reasonable notice and subject to applicable legal and regulatory restrictions to information relevant or related directly or indirectly to this Agreement and the transactions contemplated hereby, including the satisfaction of the closing conditions set forth in Article VI.
4.5.	Hedging. The Purchaser agrees that, during the six-month period following the Closing, it shall not, directly or indirectly, enter into any hedging agreement, arrangement or transaction the value of which is based upon the value of any securities purchased pursuant to this Agreement, except for transactions involving an index-based portfolio of securities that includes Common Stock (provided that the value of such Common Stock in such portfolio is not more than 5% of the total value of the portfolio of securities).
ARTICLE V
OTHER AGREEMENTS OF THE PARTIES
5.1.	Non-Solicitation.
(a)	From the date hereof and until the earlier of the Closing Date or the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its Subsidiaries and its officers, directors, employees, agents, advisors, consultants or other representatives (collectively, its “Representatives”) to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any Acquisition Proposal (as defined below); (ii) enter into any agreement or understanding with respect to an Acquisition Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any Person or entity any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, the Company may (A) comply with applicable securities laws and regulations, including, without limitation, the Exchange Act (and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer) and (B) prior to the time its stockholders approve the Stockholders Proposals, the Company may engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, of the Company or its Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the Company and its business if and only to the extent a third party has first made an Acquisition Proposal that is superior to the proposal made by the Purchaser and the Board has determined in good faith after consultation with its financial advisors and legal counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law. Notwithstanding the foregoing, the parties hereto acknowledge, and hereby agree that, (i) subject to the terms and conditions of this Agreement, the Rights Offering and Subsequent Offering and any and all action by the Company and its Representatives in connection therewith shall not be subject to this Section 5.1(a) and (ii) if the Purchaser breaches any term or condition of this Agreement in a manner that would reasonably be expected to materially impede or preclude the consummation of the transactions contemplated hereby, the Company shall no longer be bound by the terms and conditions of this Article V.
(b)	The Company will, and will direct its Representatives to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any Persons (other than the Purchaser) with respect to any Acquisition Proposal. The Company shall promptly advise the Purchaser of any Acquisition Proposal and inquiries with respect to any Acquisition Proposal, and provide copies of the same.

(c)	Neither the Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to the Purchaser, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal, (iii) make any public statement inconsistent with the Board Recommendation, or (iv) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). The Company, following receipt of and on account of an Acquisition Proposal that is superior to the proposal made by the Purchaser, may make an Adverse Recommendation Change, but only if the Company determines in good faith, after consultation with outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. Nothing contained in this Section 5.01(c) shall prevent the Company from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Adverse Recommendation Change unless the Company expressly publicly reaffirms its Board Recommendation in such communication.
(d)	“Acquisition Proposal” means any written offer, proposal, or indication of interest from any third party(ies) relating to any transaction or series of related transactions involving any (i) acquisition or purchase by any person, directly or indirectly, of 10% or more of any series of the Common Stock, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person beneficially owning 10% or more of any series of the Common Stock, (ii) any direct or indirect merger, acquisition, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, which results in the stockholders of the Company immediately preceding such transaction owning less than 51% of any series of the issued and outstanding voting or equity securities of the Company after the consummation of such transaction, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof), (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, or (v) any issuance by the Company, other than the sale of the Shares to the Purchaser, which involves the purchase and sale by any person, directly or indirectly, of 10% or more of any series of the Common Stock at any time. Subject to the terms and conditions of this Agreement, the Rights Offering and Subsequent Offering shall not be deemed to be an Acquisition Proposal.
5.2.	Board of Directors. The Purchaser and the Company agree that upon the Closing (i) the initial Board of Directors upon the Closing shall be comprised of seven (7) directors and (ii) subject to discussions with the appropriate regulatory authorities and compliance with applicable law, the Purchaser shall have the right to nominate five (5) directors (the “Purchaser Nominees”), one of which Purchaser Nominees shall be the CEO/President of the Company. The Purchaser shall provide the Company with the identities of the

Purchaser Nominees at least 20 calendar days before the Closing Date in order to provide the Company with sufficient time to provide its stockholders with the notice required by Exchange Act Rule 14f-1. On the Closing Date, the Company shall cause the resignation of the directors to be identified by the Company prior to the Closing Date (the “Resigning Directors”). Pursuant to Section 223 of the Delaware General Corporate Law and the Company’s bylaws, immediately upon the resignation of the Resigning Directors, the remaining directors shall appoint the Purchaser Nominees to the Board. Such Purchaser Nominees shall serve as directors of the Company until the next annual meeting of the stockholders. So long as the Purchaser holds more than 50% of the then issued and outstanding Common Stock on a fully diluted basis, it shall have the right to nominate two-thirds of the Board (rounded to the nearest whole number); provided, however, that nothing contained herein shall limit the rights of the Purchaser to nominate or vote on the Board of Directors pursuant to applicable law. Subject to legal and governance requirements regarding service as directors of the Company, the Board will recommend to its stockholders the election of the Purchaser Nominees. Upon the death, resignation, retirement, disqualification or removal from office of any Purchaser Nominee, the Purchaser shall have right to designate a replacement, which replacement shall satisfy all legal and governance requirements regarding service as a director of the Company. The Purchaser shall have the same proportional representation on any committee or subcommittee of the Board and board of directors of each of the Subsidiaries.
5.3.	Rights Offering and Subsequent Offering. The Company shall, and the Purchaser hereby acknowledges and agrees that the Company intends to conduct the Rights Offering concurrently with or followed by the Subsequent Offering as soon as practical following execution and delivery of this Agreement. The Company and Purchaser hereby agree that, in the aggregate, no more than US $120 million will be raised from investors other than the Purchaser (the “Other Investors”) pursuant to the Rights Offering and the Subsequent Offering. The Rights Offering shall involve the offer of the right to acquire shares of Common Stock to Other Investors that are existing stockholders of the Company as of a record date set by the Board and the Subsequent Offering shall involve a registered public offer and sale of shares of Common Stock to the Other Investors. The price per share of Common Stock offered and sold to investors in the Rights Offering and the Subsequent Offering shall not be less than the Per Share Price. The Purchaser shall have the option, at its sole discretion, to purchase up to an additional US $30 million of shares of Common Stock at the Per Share Price in accordance with the terms of this Agreement.
5.4.	Restrictions on Sale and Purchase. In connection with the Subsequent Offering, the Company may offer and sell up to 4.9% of the shares of Common Stock (on a fully-diluted basis, taking into account the Rights Offering and the Subsequent Offering) to any single investor or group of investors acting together, other than the Purchaser. To the extent the Company desires to offer and sell more than 4.9% of the shares of Common Stock (on a fully-diluted basis, taking into account the Rights Offering and the

Subsequent Offering) to any single investor or group of investors acting together (other than the Purchaser), it shall consult with the Purchaser. Notwithstanding the foregoing, in no event shall the Company be permitted to offer and sell more than 9.9% of the shares of Common Stock at any given time to any single investor or group of investor acting together (other than the Purchaser) without the prior written consent of the Purchaser.
5.5.	Key Employees. The Company shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their respective commercially reasonable efforts to, continue to employ the executive officers of the Company and its Subsidiaries after the Closing.
5.6.	Transfer Restrictions and Legend.
(a)	The Purchaser agrees that all certificates or other instruments representing the Shares subject to this Agreement will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, OFFERED, SOLD OR OTHERWISE DISPOSED OF IN THE UNITED STATES OR TO U.S. PERSONS, EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT AND HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE CONDUCTED IN COMPLIANCE WITH THE SECURITIES ACT.”

(b)	The Purchaser acknowledges that the Shares are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other law of the United States and may not be sold except as follows. The Purchaser agrees that, if in the future it decides to offer, resell, pledge or otherwise transfer the Shares, prior to the date that is one year after the later of the Closing and the last date on which the Company or any Affiliate of the Company (or any predecessor thereto) was the owner of such Shares (the “Distribution Compliance Period”), such Shares may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of Reg S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration. The foregoing restrictions on resale will not apply following the expiration of the Distribution Compliance Period. The Purchaser understands that the Transfer Agent for the Shares will not accept for registration of transfer any Shares, except upon presentation of evidence reasonably satisfactory to the Company and the Transfer Agent that the foregoing restrictions on transfer have been complied with. The Purchaser acknowledges that the Company reserves the right, prior to any offer, sale or other transfer of the Shares prior to the Distribution Compliance Period, to require the delivery of an opinion of counsel, certifications and/or other information reasonably satisfactory to the Company in order to ensure compliance with the transfer restrictions imposed by Reg S during the Distribution Compliance Period. The Purchaser agrees not to engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. The Purchaser further understands that any certificates representing Shares acquired by the Purchaser will bear a legend reflecting the substance of this paragraph.
(c)	Upon request of the Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause the legend to be removed from any certificate for any Shares to be so transferred.
5.7.	SEC Filings. In connection with the offer and sale of the Shares, the Company agrees to make any filings or submit any documents as may be required under the Securities Act and the Exchange Act and the relevant “blue sky” laws.

5.8.	No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser.

5.9.	Conduct of Business. From the date hereof until the Closing Date, the Company shall conduct its business and shall cause its Subsidiaries to conduct their respective businesses in, and only in, the ordinary course of business and shall use, and shall cause its Subsidiaries to preserve their respective present business organizations, operations, goodwill and relationships with third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), except as expressly permitted or required by this Agreement or as may be required by any Governmental Entity, the Company shall not or permit any of its Subsidiaries to do the following:

(a)	declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b)	(i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) directly or indirectly repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company, or, except pursuant to the Rights Offering, grant any Person any right to acquire any shares of the capital stock of the Company; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or the imposition of any Lien (other than Permitted Liens) on, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of the Common Stock in the Subsequent Offering upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, and in accordance with their present terms;

(c)	amend its certificate of incorporation, by-laws or other similar governing documents, or, except as provided in this Agreement, enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination with or involving any other Person, or a letter of intent or agreement in principle with respect thereto;

(d)	except for loans or commitments for loans that have previously been approved by the Company prior to the date of this Agreement, (i) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business and with a principal balance of US $2,000,000 or less, (ii) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any loan or commitment for any loan with a principal balance in excess of US $1,000,000, (iii) incur any indebtedness for borrowed money other than deposit liabilities, Federal Home Loan Bank advances and the FRB federal discount window and reverse repurchase agreements, in each case, entered into in the ordinary course of business consistent with past practice and with a final maturity of one year or less, or (iv) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any Person (other than the endorsement of checks and other negotiable instruments in the normal process of collection, the issuance of standby letters of credit and trade letters of credit and reimbursement of any of its Subsidiaries’ operating expenses, including, but not limited to, tax payments and expenses related to the Transaction);

(e)	change its methods of accounting in effect at December 31, 2009 except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;

(f)	except for contractual obligations existing on the date hereof as set forth in Schedule 3.3(r), or in the case of non-executive officers and other employees, for increases in salary or wages in the ordinary course of business, or for payments pursuant to the Company’s severance and retention plans as set forth in Schedule 3.3(r): (i) increase the compensation or benefits of any present or former director, officer or employee of the Company, (ii) establish, adopt, enter into, amend or terminate any company employment benefit plan, except as required by applicable law or as required to maintain qualification pursuant to the Code, or (iii) grant any equity or equity based awards;

(g)	except for any sale, disposition or other transfer of certain real estate owned having a value of US $1,000,000 or less, sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain any of its assets, properties or other rights or agreements material to the business of the Company and its Subsidiaries, except (i) sales of loans and investment securities in the ordinary course of business, or (ii) pledges of assets to secure public deposits accepted in the ordinary course of business;

(h)	enter into, create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any contract agreement or lease to which the Company is a party or by which the Company or its properties is bound that calls for aggregate annual payments of US $1,000,000 or more; or make any material change in any of such contracts, agreements or leases, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date without material changes to the terms thereof;

(i)	except pursuant to agreements or arrangements in effect on the date hereof and previously provided to the Purchaser, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors, except for and transactions in the ordinary course of business based on criteria applied to and on substantially same terms as those offered to other customers of the Company and its Subsidiaries;

(j)	other than in the ordinary course of business or as required by applicable law, (i) make any material Tax election, (ii) file any amended Tax return with respect to any material Tax, (iii) change any annual Tax accounting period, (iv) enter into any closing agreement relating to any material Tax or (v) surrender any right to claim a material Tax refund;
(k)	pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, involving monetary damages in excess of US $1,000,000, other than the payment, discharge, settlement, compromise or satisfaction (i) in the ordinary course of business, (ii) with respect to the litigation disclosed in Schedule 3.3(o), or (iii) in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) in the SEC Reports filed prior to the date hereof, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting in any material manner its business or operations; and

(l)	authorize, commit or agree to do any of the foregoing actions.
5.10.	Indemnification.
(a)	Indemnification of Purchaser. The Company will indemnify and hold the Purchaser and its directors, officers, stockholders, members, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, agents, members or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur (collectively “Losses”) as a result of any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement. The Company will not be liable to any Purchaser Party under this Agreement to the extent, but only to the extent that Losses are attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement.

(b)	Conduct of Indemnification Proceedings. Promptly after receipt by any Purchaser Party of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section

5.10(a), such Purchaser Party shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses in connection therewith; provided, however, that the failure of any Purchaser Party so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially and adversely prejudiced by such failure to notify. In any such proceeding, the Purchaser Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party unless: (i) the Company and the Purchaser Party shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Purchaser Party in such proceeding; or (iii) in the reasonable judgment of counsel to such Purchaser Party, representation of both parties by the same counsel would be inappropriate due to actual and material differing interests between them, in which case the Company shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions. The Company shall not be liable for any settlement of any proceeding affected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Purchaser Party, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Purchaser Party is or could have been a party and indemnity could have been sought hereunder by such Purchaser Party, unless such settlement includes an unconditional release of such Purchaser Party from all liability arising out of such proceeding. If the Company assumes the defense of any claim, all Purchaser Parties seeking indemnification hereunder shall use their reasonable commercial efforts to deliver to the Company copies of all notices and documents (including court papers) received by the Company relating to the claim, and any Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim.

(c)	The Company shall not be required to indemnify any Purchaser Party pursuant to Section 5.10(a) with respect to any claim for indemnification for breach of representations and warranties provided in Section 3.3 unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 5.10(a) exceed $1,000,000 (the “Threshold Amount”); provided, however, in the event such Losses exceed the Threshold Amount, the Company shall be responsible for the full amount of such Losses. Notwithstanding the foregoing, the cumulative indemnification obligation of the Company to the Purchaser and all of the Purchaser Parties for inaccuracies in or breaches of representations, warranties, covenants and agreements set forth in this Agreement, shall in no event exceed the Purchase Price.

(d)	Any claim for indemnification brought pursuant to this Section 5.10 for breach of any representation or warranty can only be brought on or prior to the first anniversary of the Closing Date (except that (i) claims for any breach of Sections 3.3(l), (r) and (y) may be brought after the Closing Date and prior to the 60th day after the expiration of the applicable periods of statute of limitations) and (iii) claims for any breach of Sections 3.3(a)(i), (b)(i) and (g) may be brought at any time after the Closing; provided that, where applicable, if a notice of a claim for indemnification pursuant to this Section 5.10 for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim shall have been finally resolved.

(e)	In the event of any transfer of the Shares to a third party (which for the avoidance of doubt shall not include any Affiliate of the Purchaser), the Company shall have no obligations under this Section 5.10 to the transferee. The indemnity provided for in this Section 5.10 shall be the sole and exclusive monetary remedy of Purchaser Parties after the Closing for any inaccuracy of any of the representations and warranties contained in this Agreement or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such parties’ remedies in respect of fraud in connection with the transactions contemplated hereby.

(f)	Any indemnification payments pursuant to this Section 5.10 shall be treated as an adjustment to the Purchase Price for the Shares for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.
ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING
6.1.	Conditions Precedent to the Obligations of the Purchaser to Purchase Shares. The obligation of the Purchaser to acquire Shares at the Closing is subject to the fulfillment to the Purchaser’s reasonable satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:
(a)	Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or standard contained in any such warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)	Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing Date.

(c)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Entity of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

(d)	Consents. The Company and the Purchaser shall have obtained in a timely fashion any and all consents, permits, approvals (including the Company stockholders’ approval of the Stockholders Proposals), registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be and remain so long as necessary in full force and effect.

(e)	Regulatory Approvals. The Regulatory Approvals shall have been obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated.

(f)	Suspensions of Trading. The Common Stock (i) shall be designated for listing on the Principal Trading Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Trading Market from trading on the Principal Trading Market.

(g)	Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(h)	Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of Closing Date, and signed by its Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections (a) and (b) in the form attached hereto as Exhibit C.

(i)	No Material Adverse Effect. No Effect shall have occurred that has had or would reasonably be expected to result in a Material Adverse Effect.

(j)	Termination. This Agreement shall not have been terminated in accordance with Section 7.1 herein.
6.2.	Conditions Precedent to the Obligations of the Company to sell Shares. The Company’s obligation to sell and issue the Shares at the Closing is subject to the fulfillment to the reasonable satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:
(a)	Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or standard contained in any such warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

(b)	Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

(c)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Entity of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

(d)	Consents. The Company and the Purchaser shall have obtained in a timely fashion any and all consents, permits, approvals (including the Company stockholders’ approval of the Stockholders Proposals), registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be and remain so long as necessary in full force and effect.

(e)	Regulatory Approvals. The Regulatory Approvals shall have been obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated..

(f)	Purchaser Deliverables. The Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

(g)	Termination. This Agreement shall not have been terminated in accordance with Section 7.1 herein.
ARTICLE VII
TERMINATION

7.1.	Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing, as follows, and in no other manner:
(a)	By the mutual agreement of the Company and the Purchaser;

(b)	By either the Company or the Purchaser if the conditions precedent to such party’s obligations to close specified in Article VI hereof have not been met or waived by the Outside Date, provided that a party shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b), if the failure of the Closing to occur by such date shall be due to the failure to perform or observe the covenants or agreements of such party set forth herein by the party seeking to terminate this Agreement;

(c)	By the Purchaser, if the Company shall have breached its obligations under Section 5.1(a);

(d)	By the Company, to enter into an Acquisition Proposal.

(e)	By the Company or the Purchaser (i) upon being advised in writing by a Governmental Entity (or in the case of the Company, the Purchaser) that any of the Regulatory Approvals will not be granted or obtained on or prior to the Outside Date, (ii) upon receipt of written notice that any Regulatory Approval has been denied, or (iii) if the Purchaser has been requested to withdraw any regulatory application that is required for the transactions contemplated hereby to be consummated

(f)	By the Purchaser if the Board of Directors of the Company (i) shall have made an Adverse Recommendation Change which, has not subsequently been withdrawn, (ii) shall have failed to make the Board Recommendation referred to in Section 4.1(c) hereof, withdrawn such recommendation or modified or changed such recommendation in a manner such that it would constitute an Adverse Recommendation Change, or (iii) shall have breached its obligations under Section 4.1(c) hereof by failing to call, give notice of, convene and hold a meeting of its stockholders to vote on the Stockholder Proposals;

(g)	By the Company or the Purchaser, if the Company stockholders’ approval of the Stockholder Proposals has not been obtained on or prior to the Outside Date.

(h)	By the Company or the Purchaser, upon written notice to the other party, in the event a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any federal, state, or local law, constitution, ordinance, code, rule of common law, regulation, statute or treaty or order, permanent injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award, which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or materially alters the terms of this Agreement.
For the purposes of this Agreement, the term “Outside Date” shall mean July 31, 2010; provided, however, that such date shall be extended for sixty (60) days (i) if the Company fails to obtain the stockholders approval of the Stockholders Proposals by July 31, 2010 and both parties believe in good faith that the stockholders approval will be secured by September 30, 2010, or (ii) if the Purchaser fails to obtain the Regulatory Approvals by July 31, 2010 and the Purchaser notifies the Company in writing that it believes in good faith that it can secure the Regulatory Approvals by September 30, 2010.
7.2	Termination Fee. The Company shall pay the Purchaser an amount equal to five percent of the Purchase Price (the “Termination Fee”) no later than two (2) Business Days following the events described below, by wire transfer of immediately available funds to an account specified by the Purchaser in writing to the Company if:
     (i) the Purchaser terminates this Agreement pursuant to Section 7.1(c) and the Company shall have entered into an agreement with respect to an Acquisition Proposal within twelve months from the date of such termination;
     (ii) the Company terminates this Agreement pursuant to Section 7.1(d); or
     (iii) the Purchaser terminates the Agreement pursuant to Section 7.1(f) and the Company shall have entered into an agreement with respect to an Acquisition Proposal within twelve months from the date of such termination.
7.3	Notice of Termination. The power of termination provided for by Section 7.1 hereof may be exercised only by a notice given in writing, as provided in Section 8.3 of this Agreement.

7.4	Effect of Termination. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned, either party will not have any liability or further obligation under this Agreement (other than pursuant to Sections 7.2); provided, however, that any termination of this Agreement will not relieve a party from liability for any breach by it of this Agreement prior to the date of the termination.
ARTICLE VIII
MISCELLANEOUS
8.1.	Fees and Expenses. The Company and the Purchaser shall each pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Shares to the Purchaser.

8.2.	Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the Exhibits and Schedules. At or after the Closing, and without further consideration, the Company and the Purchaser will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement.
8.3.	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 5:00 p.m., Los Angeles, California time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m., Los Angeles, California time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Hanmi Financial Corporation 3660 Wilshire Boulevard Penthouse A Los Angeles, California 90010 Telephone No.: (213) 427-5631 Facsimile No.: (213) 384-0990 Attention: Chairman of the Board of Directors

With a copy to:	Manatt, Phelps & Phillips, LLP 11355 West Olympic Boulevard Los Angeles, California 90064 Attn: Gordon M. Bava, Esq. & Mark J. Kelson, Esq. Facsimile: (310) 312-4224

If to a Purchaser:	Woori Finance Holdings Co. Ltd. 203, Hoehyeon-dong 1-ga, Jung-gu Seoul 100-792 Telephone No.: (822) 2125-2222 Facsimile No.: (822) 2125-2291 Attention: Mr. Ki Hwa Jung

With a copy to:	Kim & Chang Seyang Building 223 Naeja-dong. Jongno-gu, Seoul 110-720 Telephone No.: +82-2-3703-1283 Facsimile No.: +82-2-737-9091 Attention: Nelson K. Ahn, Esq. & Edward T. Kim, Esq.
or such other address as may be designated in writing hereafter, in the same manner, by such Person.
8.4.	Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

8.5.	Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

8.6.	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company or the Purchaser without the prior written consent of the other party.

8.7.	No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.8.	Governing Law; Jurisdiction; and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition or enforcement of any judgment in respect of this Agreement shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware. Each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof or thereof, may not be not enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of process out of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to its address set forth in Section 7.7 of this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.
8.9.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

8.10.	Survival Each of the representations and warranties set forth in this Agreement shall survive until the date that is the first anniversary of the Closing (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided, that the representations and warranties set forth in Sections 3.3(l), (r) and (y) shall survive until the 60th day after the expiration of the applicable periods of statute of limitations and the representations and warranties set forth in Sections 3.3(a)(i), (b)(i) and (g) shall survive indefinitely. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

8.11.	Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a

”.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
8.12.	Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

8.13.	Specific Performance. The parties agree that irreparable damage would occur in the event that provisions contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the parties’ obligation to consummate this Agreement subject to the terms of this Agreement) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware. Any requirements for the securing or posting of any bond with respect to any such remedy is hereby waived. The foregoing is in addition to any other remedy to which any party is entitled to at law, in equity or otherwise. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) business days or (y) such other time period established by the Delaware court presiding over such action.

8.14.	Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to this Agreement or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.15.	Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) this Agreement, whenever any Purchaser exercises a right, election, demand or option under this Agreement and the

Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
8.16.	Public Announcements. Subject to each party’s disclosure obligations imposed by law each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and the transactions contemplated by this Agreement, and no party hereto will make any such new release or public disclosure without first consulting with the other party hereto.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WOORI FINANCE HOLDINGS CO. LTD.
By:	/s/ Pal-Seung Lee
Pal-Seung Lee
Chairman and Chief Executive Officer

HANMI FINANCIAL CORPORATION
By:	/s/ Joseph K. Rho
Joseph K. Rho
Chairman of the Board

ANNEX B
FAIRNESS OPINION OF CAPPELLO

May 19, 2010
Special Committee of the Board of Directors
Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse A
Los Angeles, CA 90010
Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.001 per share (“Common Stock”), of Hanmi Financial Corporation (“Hanmi”), other than the Investors (as defined below), of the Investment Price (as defined below) to be received by Hanmi in the Transaction (as defined below) contemplated by that certain Securities Purchase Agreement (the “SPA”) to be entered into on or about the date hereof by Hanmi and Woori Finance Holdings Co., Ltd. (“Woori”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the SPA.
As more specifically set forth in the SPA, and as further described to us by management of Hanmi, (i) Woori will purchase from Hanmi (the “Woori Purchase”) 175 million shares of Common Stock at a price of $1.20 per share (the “Investment Price”), for an aggregate purchase price of $210 million, with an option to purchase up to an additional 25 million shares of Common Stock at the Investment Price, for an additional aggregate purchase price of up to $30 million, and (ii) Hanmi may sell additional shares of Common Stock, at a price per share of Common Stock no less than the Investment Price, pursuant to a rights offering by Hanmi to holders of Common Stock and an additional offering (such offerings, together with the Woori Purchase, the “Transaction”) by Hanmi to other investors (Woori and any other purchasers of Common Stock in the Transaction being referred to herein as the “Investors”). In the Transaction, the Investors will purchase Common Stock for an aggregate purchase price of up to $330 million, of which no more than $120 million would be from Investors other than Woori. Sales of shares of Common Stock in the Woori Purchase will be effected in a manner exempt from the registration requirements under U.S. federal securities rules.
In the course of performing our review and analyses for rendering this opinion, we have:
•	reviewed a draft of the SPA dated May 19, 2010;

•	reviewed Hanmi’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2008 and 2009, its quarterly report on Form 10-Q for the period ended March 31, 2010, its Current Reports on Form 8-K filed since December 31, 2009, and certain other publicly available business and financial information relating to Hanmi;
100 Wilshire Boulevard, Suite 1200, Santa Monica, California 90401
Telephone 310.393.6632 Fax 310.393.4838
FINRA — SIPC

Special Committee of the Board of Directors
Hanmi Financial Corporation
May 19, 2010

•	reviewed certain operating and financial information relating to Hanmi’s business and prospects furnished by Hanmi’s management, including financial estimates and projections furnished by Hanmi’s management (the “Hanmi Projections”);

•	met with Hanmi’s management to discuss Hanmi’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the shares of Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed similar to Hanmi in relevant aspects;

•	reviewed, to the extent publicly available, the financial terms of certain private investments in public securities and other transactions which have recently been effected or announced which we deemed similar to the Transaction in relevant aspects;

•	performed discounted cash flow analyses based on the Hanmi Projections;

•	reviewed estimates of and adjustments to the book value of Hanmi’s assets furnished by Hanmi’s management (the “Book Value Estimates”);

•	reviewed the pro forma financial results, financial condition and capitalization of Hanmi, giving effect to the Transaction;

•	participated in discussions and negotiations regarding the Transaction with Hanmi, Woori and other interested parties; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed appropriate.
In connection with our review, we have, with your consent, assumed and relied, without independent investigation or verification, on the accuracy and completeness of all the foregoing information and all other information provided to, discussed with or reviewed by us. With respect to the Hanmi Projections and Book Value Estimates, Hanmi’s management has advised us, and we have assumed, with your consent, that such projections and estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Hanmi as to the expected future performance of Hanmi and the book value of Hanmi’s assets. We have, with your consent, not assumed any responsibility for the independent verification of any such information and we have further, with your consent, relied upon the assurance of the senior management of Hanmi that they are unaware of any facts that would make the information, financial estimates and projections incomplete or misleading. Without limiting the foregoing, we express no view as to the Hanmi Projections or Book Value Estimates or the assumptions on which they were prepared.
We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the draft of the SPA we have reviewed, without waiver, modification or amendment of any material term, condition or agreement thereof. We have also assumed for purposes of this

Special Committee of the Board of Directors
Hanmi Financial Corporation
May 19, 2010

opinion that the Transaction, including all sales of Common Stock in connection therewith, will be consummated as of the date hereof.
We have not been requested to make, and have not made, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hanmi, and we have not received any such evaluations or appraisals, other than certain reports provided to us by Hanmi’s management with respect to the book value of certain assets of Hanmi. Without limiting the foregoing, we have not reviewed any of Hanmi’s loan files or Hanmi’s allowances for loan losses. In addition, we have not evaluated or obtained any evaluations of, and this opinion does not address, the solvency, fair value or viability of Hanmi or any other person under any state or federal laws relating to bankruptcy, insolvency or similar matters.
Hanmi’s management has informed us that Hanmi’s wholly-owned banking subsidiary, Hanmi Bank, has consented to a Final Order from the California Department of Financial Institutions, and that Hanmi and Hanmi Bank have entered into a Written Agreement with the Federal Reserve Bank of San Francisco, which require, among other things, that Hanmi Bank increase its capital and maintain certain regulatory capital ratios prior to certain specified dates, including an increase of contributed equity capital by not less than an additional $100 million by July 31, 2010. We have assumed, with your consent, that failure to meet these requirements would lead to regulatory actions that could have a material adverse impact on the value of Common Stock and could lead to a regulatory liquidation or takeover that would render the Common Stock worthless.
Our opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Common Stock, other than the Investors, of the Investment Price to be received in the Transaction, and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our opinion does not address any legal, tax, accounting or regulatory matters related to the SPA or the Transaction or otherwise to Hanmi, as to which we have assumed that Hanmi, the Special Committee and the Board of Directors of Hanmi have received such advice from relevant advisors as each has determined appropriate, and we express no view as to the federal, state or local tax consequences of the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based upon the financial, economic, market and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We expressly disclaim any obligation to update or otherwise revise our opinion or in the event of, or to advise any person of, any change in any fact or matter affecting our opinion of which we become aware after the date hereof. Our opinion does not address Hanmi’s underlying business decision to pursue or proceed with the Transaction, nor does it address the relative merits of the Transaction as compared to any alternative transactions or business strategies that might exist for Hanmi or the effects of any other transaction in which Hanmi might engage. We express no opinion as to the trading price or range of prices of Common Stock at any time, including upon the announcement or consummation of the Transaction.
We have acted as financial advisor to Hanmi in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion. In addition, Hanmi has agreed to indemnify us against certain liabilities and other items arising out of our engagement, both in our capacity as financial advisor and in connection with the rendering of this opinion. From time

Special Committee of the Board of Directors
Hanmi Financial Corporation
May 19, 2010

to time, we and our affiliates may in the future provide investment banking and other financial services to Hanmi, Woori or the other Investors, for which we would expect to receive compensation. We are a registered broker-dealer with the U.S. Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority.
It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of Hanmi in connection with its consideration of the Transaction, and that it may not be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent. This letter does not constitute a recommendation to the Special Committee, the Board of Directors, any holder of Common Stock or any other person as to how to vote or act on any matter relating to the proposed Transaction. In addition, we have not been requested to opine as to, and our opinion does not address, the fairness of the amount or nature of the compensation to any of Hanmi’s officers, directors or employees, or class of such persons, relative to the compensation to be received by Hanmi or otherwise.
This opinion was reviewed and approved by Cappello Capital Corp.’s fairness opinion review committee.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Investment Price to be received by Hanmi in the Transaction is fair, from a financial point of view, to the holders of Common Stock, other than the Investors.

Very truly yours, CAPPELLO CAPITAL CORP.
By:
Managing Director

ANNEX C
FAIRNESS OPINION OF MCGLADREY CAPITAL MARKETS LLC

May 19, 2010
The Board of Directors
Hanmi Financial Corporation
3660 Wilshire Boulevard — Penthouse A
Los Angeles, California 90010
Members of the Board of Directors:
You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Hanmi Financial Corporation (“Hanmi” or the “Company”) of the price paid per share of Hanmi Common Stock in a proposed offering of the Company’s Common Stock at $1.20 per share (the “Equity Offering”). As part of the Equity Offering, Woori Finance Holdings Co., Ltd. (“Woori”) will purchase through a private placement exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, 175,000,000 shares of Hanmi Common Stock at $1.20 per share pursuant to the terms of the Securities Purchase Agreement (the “Agreement”) dated May 19, 2010.
McGladrey Capital Markets LLC (“McGladrey”) is a global provider of investment banking services to owners, shareholders, boards of directors and managers of midsized private and public companies. As part of our investment banking business, we are continually involved in the valuation of companies in connection with mergers, acquisitions and private placements of equity and debt securities. We have acted exclusively for the Board of Directors (the “Board”) of Hanmi in rendering this fairness opinion and will receive a fee from Hanmi for our services. No portion of our fee is contingent upon the successful completion of the Equity Offering.
In connection with this opinion, we have reviewed, analyzed and relied upon material addressing the financial and operating condition of Hanmi, including among other things, the following: (i) the Agreement; (ii) Annual Report to Stockholders and Form 10-K for the year ended December 31, 2009; (iii) Quarterly Reports on Form 10-Q filed over the last twelve months; (iv), Reports on Form 8-K filed over the last twelve months; and (v) other financial information concerning the business, operations and financial condition of Hanmi furnished to us by the Company for purposes of our analysis. We have also held discussions with management of Hanmi regarding current business operations, regulatory relations, financial condition, future prospects and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Hanmi with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of comparable transactions in the banking industry, and performed such other studies and analysis as we considered appropriate.
In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Hanmi as to the reasonableness and achievability of the financial and operating forecasts and projections (and the related assumptions) provided to us, and we have assumed that such forecasts and projections reflect the best currently
575 Anton Boulevard, 11th Floor • Costa Mesa, CA 92626
Tel: 714.327.8800 • Toll Free: 888.543.0711 • Fax: 714.327.8850 • www.mcgladreycm.com

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available estimates and judgments of management. We are not experts in the independent verification of the adequacy of allowances for loan losses and we have assumed the allowances for loan losses for Hanmi are adequate to cover such losses. In rendering our opinion, we have not obtained any evaluations or appraisals of the property or assets of Hanmi, nor have we examined any individual credit files.
We have assumed that, in all respects material to our analyses, the following: (i) Equity Offering will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Equity Offering will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Equity Offering, no restrictions will be imposed that will have a material adverse effect on the future operating results or financial condition of Hanmi.
We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and operating results of Hanmi; (ii) the assets and liabilities of Hanmi; (iii) the Board’s consent to a Final Order from the California Department of Financial Institutions and the Company’s Written Agreement with the Federal Reserve Bank of California; and (iv) the terms of certain other transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our overall experience in other transactions, as well as our expertise in valuations of companies and related securities. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the underlying business decision of Hanmi to proceed with the Equity Offering or the relative merits of the Equity Offering as compared to any strategic and financial alternatives that might be available to Hanmi.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the price paid per share of Hanmi Common Stock in the Equity Offering is fair, from a financial point of view, to the Company’s shareholders.
Very Truly Yours,
/s/ McGladrey Capital Markets LLC
McGladrey Capital Markets LLC

Hanmi Financial Corporation Fairness Opinion	May 19, 2010

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INSTRUCTIONS FOR VOTING BY INTERNET, TELEPHONE OR MAIL
Hanmi Financial Corporation encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever. Proxies submitted by Internet or telephone must be received no later than 11:59 p.m., California time, on July 27, 2010.
VOTE BY INTERNET-www.investorvote.com/HAFC
Use the Internet to transmit your voting instructions and for electronic delivery of information no later than 11:59 p.m., California time, on July 27, 2010. Have your proxy card in hand when you access the web site and follow the instructions.
VOTE BY TELEPHONE-1-800-652-8683
Use any touch-tone telephone to transmit your voting instructions no later than 11:59 p.m., California time, on July 27, 2010. Have your proxy card in hand when you call and follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Hanmi Financial Corporation, c/o Investor Relations; 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, (213) 382-2200. Proxy cards sent by mail must be received by July 27, 2010.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PROXY
HANMI FINANCIAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS — JULY 28, 2010
     The undersigned stockholder(s) of Hanmi Financial Corporation hereby nominates and appoints Joon Hyung Lee and Judith Kim, and each of them, the attorney, agent, and proxy of the undersigned, with full power of substitution, to vote all stock of Hanmi Financial Corporation that the undersigned is entitled to vote at the Annual Meeting of Hanmi Financial Corporation to be held at the Wilshire Grand Hotel, located at 930 Wilshire Boulevard, Los Angeles, California on Wednesday, July 28, 2010, beginning at 10:30 a.m., California time, and at any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:
     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE OF FOR OUR BOARD’S NOMINEES AND “FOR” PROPOSALS 2 THROUGH 5. THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” OUR BOARD’S NOMINEES AND “FOR” PROPOSALS 2 THROUGH 5.
     IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS, OR, IF NO DIRECTION IS GIVEN, IN ACCORDANCE WITH THE DISCRETION AND JUDGMENT OF THE PROXY HOLDERS.
     THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.
     PLEASE SIGN AND DATE ON THE REVERSE SIDE.

▼ DETACH PROXY CARD HERE ▼
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JULY 28, 2010
     This Proxy Statement for the Annual Meeting and our Annual Report for 2009 are available on Hanmi Financial Corporation’s website at www.hanmi.com by clicking on Investor Relations, then Corporate Governance, and then 2010 Proxy Information.
Our Board of Directors recommends a vote “FOR” all nominees.
1.	ELECTION OF DIRECTORS – To elect the following seven nominees to serve as Directors of Hanmi Financial Corporation for terms expiring at the 2011 Annual Meeting of Stockholders, and in either case, to serve until their successors are elected and qualified.

Director Nominee:	I Joon Ahn	☐ For	☐ Withhold Authority to Vote

Director Nominee:	John A. Hall	☐ For	☐ Withhold Authority to Vote

Director Nominee:	Paul Seon-Hong Kim	☐ For	☐ Withhold Authority to Vote

Director Nominee:	Joon Hyung Lee	☐ For	☐ Withhold Authority to Vote

Director Nominee:	Joseph K. Rho	☐ For	☐ Withhold Authority to Vote

Director Nominee:	William Stolte	☐ For	☐ Withhold Authority to Vote

Director Nominee:	Jay S. Yoo	☐ For	☐ Withhold Authority to Vote
2.	AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK. To approve a proposal to amend our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock, $0.001 par value, from 200,000,000 shares to 500,000,000 shares.

☐ For	☐ Against	☐ Abstain
3.	ISSUANCE OF COMMON STOCK. To approve, for purposes of Nasdaq Rule 5635, the issuance of up to 200,000,000 shares of Hanmi Financial common stock to Woori Finance Holdings Co. Ltd.

☐ For	☐ Against	☐ Abstain
4.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

☐ For	☐ Against	☐ Abstain

5.	ADJOURNMENT OF ANNUAL MEETING IF NECESSARY OR APPROPRIATE. To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt Proposals 1 through 4.

☐ For	☐ Against	☐ Abstain

6.	OTHER BUSINESS – To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements thereof. Management at present knows of no other business to be presented by or on behalf of Hanmi Financial or its Board of Directors at the Annual Meeting.

☑ Please mark votes as in this example.	I (We) do ☐ do not ☐ expect to attend the Annual Meeting.

Number of Persons:

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW: Please sign and date below.

Number of Shares:

Please Print Name

Please Print Name

Dated:

Signature of Stockholder

Signature of Stockholder

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full duties. All joint owners should sign.)
▲ PLEASE DETACH HERE ▲
You must detach this portion of the Proxy Card before returning it in the enclosed envelope.